UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

EXELON CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF THE ANNUAL MEETING

AND 2013 PROXY STATEMENT

March 14, 2013

To the shareholders of Exelon Corporation:

Our Annual Meeting of Shareholders will be held on Tuesday, April 23, 2013 at 9:00 a.m. Eastern Time in the Sky Lobby Conference Center, 750 E. Pratt Street, Baltimore, Maryland to:

1)	Elect director nominees named in the attached proxy statement;

2)	Ratify PricewaterhouseCoopers LLP as Exelon’s independent accountant for 2013;

3)	Approve the compensation of our named executive officers as disclosed in the attached proxy statement;

4)	Approve the amended and restated Employee Stock Purchase Plan; and

5)	Conduct any other business that properly comes before the meeting.

Shareholders of record as of March 1, 2013 are entitled to vote at the annual meeting.

On or about March 14, 2013, we will mail to our shareholders a Notice Regarding the Availability of Proxy Materials, which will indicate how to access our proxy materials on the internet. By furnishing the Notice Regarding Availability of Proxy Materials, we are lowering the costs and reducing the environmental impact of our annual meeting.

Bruce G. Wilson

Senior Vice President,

Deputy General Counsel and Corporate Secretary

Your vote is important. We encourage you to vote promptly.

Internet and telephone voting are available through 11:59 p.m. Eastern Time on April 22, 2013.

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Frequently Asked Questions

Why did I receive these proxy materials?

We are providing these proxy materials in connection with the solicitation by the board of directors of Exelon Corporation (“Exelon,” the “company,” “we,” “us,” or “our”), a Pennsylvania corporation, of proxies to be voted at our 2013 annual meeting of shareholders and at any adjournment or postponement.

You are invited to attend the annual meeting of shareholders. It will take place on April 23, 2013, beginning at 9:00 a.m., Eastern Time, in the Sky Lobby Conference Center, 750 E. Pratt Street, Baltimore, Maryland.

Can I access the Notice of Annual Meeting and Proxy Statement and the 2012 Financial Report on the Internet?

As permitted by SEC rules, we are making this proxy statement and our annual report available to shareholders electronically via the internet at www.proxyvote.com. On March 14, 2013, we began mailing to our shareholders a notice containing instructions on how to access this proxy statement and our annual report and how to vote online. If you received that notice, you will not receive a printed copy of the proxy materials unless you request it by following the instructions for requesting such materials contained on the notice.

In addition, shareholders may request to receive proxy materials in printed form or electronically by email on an ongoing basis. Exelon encourages shareholders to take advantage of the availability of the proxy materials on the internet in order to save Exelon the cost of producing and mailing documents to you, reduce the amount of mail you receive and help preserve resources.

Shareholders of Record: If you vote on the internet at www.proxyvote.com, simply follow the prompts for enrolling in the electronic delivery service.

Beneficial Owners: You also may be able to receive copies of these documents electronically. Please check the information provided in the proxy materials sent to you by your bank, broker or other holder of record regarding the availability of this service.

Do I need a ticket to attend the annual meeting?

You will need an admission ticket or proof of ownership to enter the annual meeting. You may present any of the following in order to enter: (1) the Notice Regarding Availability of Proxy Materials, which contains instructions on how to access this proxy statement; (2) the bottom half of your proxy card; or (3) if you received your proxy materials through the internet, the e-mail with your control number.

If your shares are held in the name of a bank, broker, or other holder of record and you plan to attend the meeting, you must present proof of your ownership of Exelon stock as you enter the meeting, such as a bank or brokerage account statement. If you would rather have an admission ticket, you can obtain one in advance by mailing a written request, along with proof of your ownership of Exelon stock, to:

Annual Meeting Admission Tickets c/o Bruce G. Wilson, Senior Vice President, Deputy General Counsel and Corporate Secretary, Exelon Corporation, 10 South Dearborn Street, P.O. Box 805398 Chicago, Illinois 60680-5398.

Shareholders also must present a form of personal photo identification in order to be admitted into the meeting.

No cameras, audio or video recording equipment, similar electronic devices, large bags, briefcases or packages will be permitted into the meeting or adjacent areas. Cell phones and similar wireless communication devices will be permitted in the meeting only if turned off. All items brought into the meeting will be subject to search.

Who is entitled to vote at the annual meeting?

Holders of Exelon common stock as of 5:00 p.m. New York Time on March 1, 2013 are entitled to receive notice of the annual meeting and to vote their shares at the meeting. As of that date, there were 855,558,753 shares of common stock outstanding and entitled to vote. Each share of common stock is entitled to one vote on each matter properly brought before the meeting.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

If your shares are registered directly in your name with Exelon’s transfer agent, Wells Fargo Shareowner Services, you are the “shareholder of record” of those shares. This Notice of Annual Meeting and Proxy Statement and accompanying documents have been provided directly to you by Exelon.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of those shares. This Notice of Annual Meeting and Proxy Statement and the accompanying documents have been forwarded to you by your broker, bank or other holder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record how to vote your shares by using the voting instruction card or by following their instructions for voting by telephone or on the Internet.

How do I vote?

Your vote is important. We encourage you to vote promptly. Internet and telephone voting are available through 11:59 p.m. Eastern Time on April 22, 2013. You may vote in the following ways:

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By Internet. If you have internet access, you may vote by internet. You will need the control number included on your Notice Regarding the Availability of Proxy Materials, proxy card or voting instruction form (“VIF”), as applicable. You may vote in a secure manner at www.proxyvote.com 24 hours a day. You will be able to confirm that the system has properly recorded your votes, and you do not need to return your proxy card or VIF.

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By Telephone. If you are located in the United States or Canada, you can vote by calling the toll-free telephone number and following the recorded instructions. You will need the control number included on your Notice Regarding the Availability of Proxy Materials, proxy card or VIF, as applicable. You may vote by telephone 24 hours a day. The telephone voting system has easy-to-follow instructions and allows you to confirm that the system has properly recorded your votes. If you vote by telephone, you do not need to return your proxy card or your VIF.

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By Mail. If you are a holder of record and received a full paper set of materials, you can vote by marking, dating and signing your proxy card and returning it by mail in the postage-paid envelope provided. If you are a beneficial holder of shares held of record by a bank or broker or other street name, please complete and mail the VIF provided by the holder of record.

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At the Annual Meeting. If you are a shareholder of record and attend the annual meeting in person, you may use a ballot provided at the meeting to cast your vote. If you are a beneficial owner, you will need to have a legal proxy from your broker, bank or other holder of record in order to vote by ballot at the meeting.

May I revoke a proxy?

Yes. You may revoke a proxy at any time before the proxy is exercised by filing with the Corporate Secretary a notice of revocation, or by submitting a later-dated proxy by mail, telephone or electronically through the Internet. You may also revoke your proxy by attending the annual meeting and voting in person.

What is householding and how does it affect me?

Exelon has adopted a procedure approved by the SEC called “householding.” Under this procedure, shareholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of this Notice of Annual Meeting and Proxy Statement and the 2012 Annual Report, unless we are notified that one or more of these shareholders wishes to continue receiving individual copies. This procedure will reduce our printing costs and postage fees.

What are the voting requirements to elect the directors and to approve each of the proposals discussed in the Proxy Statement?

The presence of the holders of a majority of the outstanding shares of common stock entitled to vote at the annual meeting, in person or represented by proxy, is necessary to constitute a quorum.

Election of Directors: Majority Vote Policy

Under our Bylaws, directors must be elected by a majority of votes cast in uncontested elections. This means that the number of votes cast “for” a director nominee must exceed the number of votes cast “against” the nominee. In contested elections, the vote standard would be a plurality of votes cast.

Our Bylaws provide that, in an uncontested election, each director nominee must submit to the board before the annual meeting a letter of resignation that becomes effective only if the director fails to receive a majority of the votes cast at the annual meeting. The resignation of a director nominee who is not an incumbent director is automatically accepted by the board. The resignation of an incumbent director is tendered to the independent directors of the board for a determination of whether or not to accept the resignation. The board’s decision and the basis for the decision would be disclosed within 90 days following the certification of the final vote results.

Ratification of PricewaterhouseCoopers as Independent Accountant

The appointment of PricewaterhouseCoopers LLP as Exelon Corporation’s independent accountant requires an affirmative vote of a majority of shares of common stock represented at the annual meeting and entitled to vote thereon in order to be adopted.

Executive Compensation

The vote on executive compensation is advisory and is not binding on the company, the board of directors, or the compensation committee in any way, as provided by law. Our board and the compensation committee will review the results of the vote and will take it into account in making a determination concerning executive compensation consistent with our record of shareowner engagement.

Amended and Restated Employee Stock Purchase Plan

The approval of the amended and restated Employee Stock Purchase Plan requires an affirmative vote of a majority of shares represented at the annual meeting and entitled to vote thereon in order to be adopted.

How frequently will I have an opportunity to vote on executive compensation?

Every year. The Exelon board of directors has decided to hold the advisory vote on executive compensation annually until the next required vote on the frequency of shareholder votes on the compensation of executives.

Could other matters be decided at the annual meeting?

At the date this proxy statement went to press, we did not know of any matters to be raised at the annual meeting other than those referred to in this proxy statement.

Who will count the votes?

Representatives of Broadridge Financial Communications and Exelon’s Office of Corporate Governance will tabulate the votes and act as inspectors of the election.

Where can I find the voting results?

We will report the voting results in a Form 8-K to be filed with the SEC within four business days following the end of our annual meeting.

Who will pay for the cost of this proxy solicitation?

Exelon will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by directors, officers or employees in person or by telephone, electronic transmission and facsimile transmission. We have hired Alliance Advisors, LLC to distribute and solicit proxies. We will pay Alliance Advisors, LLC a fee of $10,000 plus reasonable expenses for these services.

Communication with the Board of Directors

Process for Shareholder Communications with the Board

Shareholders and other interested persons can communicate with the Lead Director or with the independent directors as a group by writing to them, c/o Bruce G. Wilson, Senior Vice President, Deputy General Counsel and Corporate Secretary, Exelon Corporation, 10 South Dearborn Street, P.O. Box 805398, Chicago, Illinois 60680-5398. The board has instructed the Corporate Secretary to review communications initially and transmit a summary to the directors and to exclude from transmittal any communications that are commercial advertisements, other forms of solicitation, general shareholder service matters or individual service or billing complaints. Under the board policy, the Corporate Secretary will forward to the directors any communication raising substantial issues. All communications are available to the directors upon request. Shareholders may also report an ethics concern with the Exelon Ethics Hotline by calling 1-800-23-Ethic (1-800-233-8442). You may also report an ethics concern via the Internet at EthicsOffice@ExelonCorp.com.

Shareholder Proposals

If you want to submit a proposal for possible inclusion in next year’s proxy statement, you must submit it in writing to the Corporate Secretary, Exelon Corporation, 10 South Dearborn Street, P.O. Box 805398, Chicago, Illinois 60680-5398. Exelon must receive your proposal on or before October 25, 2013. Exelon will consider only proposals meeting the requirements of the applicable rules of the Securities and Exchange Commission (“SEC”). Under our Bylaws, the proposal must also disclose fully all ownership interests the proponent has in Exelon and contain a representation as to whether the shareholder has any intention of delivering a proxy statement to the other shareholders of Exelon.

We strongly encourage any shareholder interested in submitting a proposal to contact our Corporate Secretary in advance of this deadline to discuss the proposal, and shareholders may want to consult knowledgeable counsel with regard to the detailed requirements of applicable securities laws. Submitting a shareholder proposal does not guarantee that we will include it in our proxy statement. Our corporate governance committee reviews all shareholder proposals and makes recommendations to the board for action on such proposals.

Additionally, under our Bylaws, for a shareholder to bring any matter before the 2014 annual meeting that is not included in the 2014 proxy statement, the shareholder’s written notice must be received by the Corporate Secretary not less than 120 days prior to the first anniversary of the 2013 annual meeting, which will be December 24, 2013. Exelon’s offices will be closed December 24 and 25, 2013 and therefore the deadline will be extended until December 26, 2013.

Director Nominations

A shareholder who wishes to recommend a candidate (including a self-nomination) to be considered by the Exelon corporate governance committee for nomination as a director must submit the recommendation in writing to the Chair of the Corporate Governance Committee, c/o Bruce G. Wilson, Senior Vice President, Deputy General Counsel and Corporate Secretary, Exelon Corporation, 10 South Dearborn Street, P.O. Box 805398, Chicago, Illinois 60680-5398. The corporate governance committee will consider all recommended candidates and self-nominees when making its recommendation to the full board of directors to nominate a slate of directors for election.

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Nominations for 2013. Under the Exelon Bylaws, the deadline has passed for a shareholder to nominate a candidate (or nominate himself or herself) for election to the board of directors at the 2013 annual meeting.

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Nominations for 2014. To nominate a candidate for election as a director or to stand for election at the 2014 annual meeting, a shareholder must either submit a recommendation to the corporate governance committee or provide the proper notice and the other information required by Exelon’s Bylaws. The Bylaws currently require the following: (1) notice of the proposed nomination must be received by Exelon no later than October 25, 2013; (2) the notice must include information required under the Bylaws, including: (a) information about the nominating shareholder, (b) information about the candidate that would be required to be included in a proxy statement under the rules of the SEC, (c) a representation as to whether the shareholder intends to deliver a proxy statement to the other shareholders of Exelon, and (d) the signed consent of the candidate to serve as a director of Exelon, if elected. Exelon’s Bylaws are amended from time to time. Please review the Bylaws on our website to determine if any changes to the nomination process or requirements have been made.

Availability of Corporate Documents

The Exelon Corporate Governance Principles, the Exelon Code of Business Conduct, the Exelon Amended and Restated Bylaws, and the charters for the audit, corporate governance, compensation and other committees of the board of directors are available on the Exelon website at www.exeloncorp.com, on the corporate governance page under the Investors tab. Copies may be printed from the Exelon website and copies are available without charge to any shareholder who requests them by writing to Bruce G. Wilson, Senior Vice President, Deputy General Counsel and Corporate Secretary, Exelon Corporation, 10 South Dearborn Street, P.O. Box 805398, Chicago, Illinois 60680-5398. In addition, our Articles of Incorporation, Compensation Consultant Independence Policy, Political Contributions Guidelines, biographical information concerning each director, and all of our filings submitted to the SEC are available on our website. Access to this information is free of charge to any user with internet access. Information contained on our website is not part of this proxy statement.

Corporate Governance at Exelon

Exelon is committed to maintaining the highest standards of corporate governance. We believe that strong corporate governance is critical to achieving our performance goals and maintaining the trust and confidence of investors, employees, customers, regulatory agencies and other stakeholders. The Corporate Governance Principles are revised from time to time to reflect emerging governance trends and to better address the particular needs of the company as they change over time. A summary of our Corporate Governance Principles is set forth below.

Corporate Governance Principles

Our Corporate Governance Principles, together with the board committee charters, provide the framework for the effective governance of Exelon. The board of directors has adopted our Corporate Governance Principles to address matters including qualifications for directors, standards of independence for directors, election of directors, responsibilities and expectations of directors, and evaluating board, committee and individual director performance. The Corporate Governance Principles also address director orientation and training, the evaluation of the chief executive officer and succession planning.

The Board’s Function and Structure

Exelon’s business, property and affairs are managed under the direction of the board of directors. The board is elected by shareholders to oversee management of the company in the long-term interest of all shareholders. The board considers the interests of other constituencies, which include customers, employees, annuitants, suppliers, the communities we serve, and the environment. The board is committed to ensuring that Exelon conducts business in accordance with the highest standards of ethics, integrity, and transparency.

Lead Director; Chairman of the Board

Exelon’s Corporate Governance Principles establish the position of Lead Director. The Lead Director is an independent director elected by the independent directors of the Exelon board, upon the recommendation of the corporate governance committee, with responsibilities to act at any time when (1) the positions of chairman of the board and the chief executive officer are held by the same person; or (2) for other reasons the person holding the position of chairman of the board is not an independent director under the applicable director independence standards.

As specified in the Corporate Governance Principles, the role of the Lead Director includes:

■	presiding at executive sessions of non-management or independent directors;

■	calling meetings of the independent directors;

■	serving as an advisor to the chairman and the chief executive officer (“CEO”);

■	functioning as the non-exclusive liaison between the non-management directors and the chairman and the CEO;

■	adding items to agendas for board meetings;

■	assuring the sufficiency of the time for discussion at board meetings;

■	leading, in conjunction with the corporate governance and compensation committees, the process for evaluating the performance of the chairman and the CEO and determining their respective compensation;

■	leading on corporate governance initiatives relevant to board and committee operations;

■	in the event of the death or incapacity of the chairman of the board, serving as the acting chairman of the board until such time as a chairman of the board is selected;

■	receiving and responding to mail addressed to the board of directors; and

■	having such additional powers and responsibilities as the board of directors may from time to time assign or request.

Upon the completion of the merger between Exelon and Constellation Energy Group, Inc. (“Constellation”) on March 12, 2012 (the “Merger”), the board of directors separated the positions of chairman of the board and chief executive officer. The board appointed Mayo A. Shattuck III to the position of executive chairman and Christopher M. Crane to the position of chief executive officer.

The board believes that Exelon has in place effective arrangements and structures to ensure that the company maintains the highest standard of corporate governance and board independence and independent board leadership and continued accountability of the chairman and the CEO to the board. These arrangements and structures include:

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15 of the 17 directors on the board are independent and meet the independence requirements under the NYSE listing standards and the additional independence requirements under the company’s Corporate Governance Principles.

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In 2012, the board elected William C. Richardson as the independent Lead Director. Dr. Richardson has been a member of our board since 2005. Dr. Richardson’s responsibilities as Lead Director complement Mr. Shattuck’s role as chairman and Mr. Crane’s role as CEO while providing independent board leadership and the necessary checks and balances to hold the board, the chairman and the CEO accountable in their respective roles.

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The audit, compensation, corporate governance, energy delivery oversight, investment oversight and risk oversight committees are composed solely of and chaired by independent directors. The generation oversight committee is chaired by an independent director and includes Mr. Crane as a member of the committee.

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A significant portion of the business of the Exelon board is reviewed or approved by the board’s committees, and the agendas of the board’s committees are driven by the independent chairs through their discussions with management.

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The board agendas, in turn, are determined in large part by the committee agendas, and discussions at board meetings are driven to a significant degree by the reports the committee chairs present to the full board.

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The performance and compensation of the chairman and the CEO are reviewed annually by the full board in executive session under the leadership of the Lead Director and the corporate governance and compensation committees.

Information About the Board of Directors and Committees

The board of directors held eleven meetings during 2012. The board also attended a two-day strategy retreat with the senior officers of Exelon and subsidiary companies. All directors attended at least 75% of all board and committee meetings that they were eligible to attend, with an average attendance of 99.5% across all directors for all board and committee meetings. Although Exelon does not have a formal policy requiring attendance at the annual shareholders meeting, all directors generally attend the annual meeting and all of them did so in 2012.

The chairman and the CEO are invited guests and are welcome to attend all committee meetings, except when the independent directors meet in executive session, such as when they conduct performance evaluations or discuss the compensation of the chairman or the CEO, or both.

Upon the closing of the Merger, four directors who served on the Constellation board of directors were appointed to the Exelon board of directors. These directors were Ms. Ann Berzin and Messrs. Yves de Balmann, Robert Lawless and

Mayo Shattuck III. On March 12, 2012 the newly constituted Exelon board of directors made changes to the committee memberships and certain of the committee chairs. Mr. John W. Rowe and Dr. John M. Palms also retired from the Exelon board of directors on March 12, 2012.

Ms. Berzin and Messrs. de Balmann, Lawless and Shattuck were nominated and reelected to the Exelon board of directors at the Annual Meeting of Exelon’s shareholders on April 2, 2012.

On December 31, 2012, Ms. Rosemarie B. Greco and Mr. M. Water D’Alessio retired from the Exelon board. On January 29, 2013, the Exelon board appointed Mr. Anthony K. Anderson to the Exelon board. Also, Mr. Don Thompson announced that he would not stand for reelection as a director at the 2013 Annual Meeting.

In 2012, seven standing committees assisted the board in carrying out its duties: the audit committee, the compensation committee, the corporate governance committee, the energy delivery oversight committee, the generation oversight committee, the investment oversight committee, and the risk oversight committee. The committees, their membership during 2012 and their principal responsibilities are described below:

Audit	Compensation	Corporate Governance	Energy Delivery Oversight	Generation Oversight	Investment Oversight	Risk Oversight

Anderson[1]	Canning (Chair)[7]	Canning	Berzin[2]	Crane	Gin	Berzin[2]
Berzin[2]	D’Alessio[8]	D’Alessio[6,8]	DeBenedictis (Chair)	DeBenedictis	Joskow	de Balmann[2]
Canning[3]	Greco[8]	DeBenedictis	Diaz	Diaz	Richardson	Diaz
de Balmann[2]	Lawless[2]	Gin	Greco[8]	Mies (Chair)	Rogers (Chair)	Gin[6]
Gin (Chair)[4]	Richardson	Greco[8]	Joskow	Palms[5]		Joskow
Joskow	Steinour	Lawless (Chair)[2]	Ridge			Mies
Mies	Thompson	Mies	Thompson			Palms[5]
Palms[5,6]		Palms[5]				Richardson[9]
Richardson		Richardson				Ridge
Steinour		Rogers				Rogers[9]
Steinour (Chair)[2]

Notes to Committee Membership Table:

1)	Anthony K. Anderson became a member of the audit committee effective March 1, 2013.
2)	Effective March 12, 2012.
3)	John A. Canning, Jr. resigned from the audit committee effective August 1, 2012.
4)	Sue L. Gin was appointed chair of the audit committee effective March 12, 2012.
5)	John M. Palms retired from the Exelon board effective March 12, 2012.
6)	Chair through March 12, 2012.
7)	John A. Canning, Jr. was appointed chair of the compensation committee effective January 1, 2013.
8)	Rosemarie B. Greco and M. Walter D’Alessio retired from the Exelon board effective December 31, 2012.
9)	Member through March 12, 2012.

Board Oversight of Risk

The company operates in a market and regulatory environment that involves significant risks, many of which are beyond its control. The company has an enterprise risk management group consisting of a Chief Risk Officer and a full-time staff of 161. The risk management group draws upon other company personnel for additional support on various matters related to the identification, assessment and management of enterprise risks. The company also has a risk management committee of company officers and other management personnel, who meet regularly to discuss matters related to enterprise risk management generally and particular risks associated with new developments or proposed transactions under consideration. Management of the company regularly meets with the Chief Risk Officer and the risk management committee to identify and evaluate the most significant risks of the businesses and appropriate steps to manage and mitigate those risks. In addition, the Chief Risk Officer and risk management group perform an annual assessment of enterprise risks, drawing upon resources throughout the company for an assessment of the likelihood and magnitude of the identified risks. The Chief Risk Officer and senior executives of the company discuss those risks with the risk oversight and audit committees of the Exelon board of directors and, when appropriate, the Baltimore Gas & Electric Company (“BGE”), the Commonwealth Edison Company (“ComEd”) and PECO Energy Company (“PECO”) boards of directors. In addition, the Exelon board’s generation oversight and energy delivery oversight committees, respectively, evaluate risks related to the company’s generation and energy delivery businesses. The committees of the Exelon board regularly report to the full board on the committees’ discussions of enterprise risks. In addition, the Exelon board regularly discusses enterprise risks in connection with consideration of emerging trends or developments and in connection with the evaluation of capital investments and other business opportunities.

Board/Committee/Director Evaluation

The board has a three-part annual evaluation process that is coordinated by the Lead Director and the corporate governance committee: committee self-evaluations; a full board evaluation; and the evaluation of the individual directors. The committee self-evaluations consider whether and how well each committee has performed the responsibilities in its charter, whether the committee members possess the right skills and experience to perform their responsibilities or whether additional education or training is required, whether there are sufficient meetings covering the right topics, whether the meeting materials are effective, and other matters. The full board evaluation considers the following factors, among others, in light of the committee self-assessments: (1) the effectiveness of the board organization and committee structure; (2) the quality of meetings, agendas, presentations and meeting materials; (3) the effectiveness of director preparation and participation in discussions; (4) the effectiveness of director selection, orientation and continuing education processes; (5) the effectiveness of the process for establishing the CEO’s performance criteria and evaluating his performance; and (6) the quality of administrative planning and logistical support.

Individual director performance assessments involve a discussion among the Lead Director and other directors, including members of the corporate governance committee, using the performance expectations for directors contained in the Corporate Governance Principles. In addition, the Lead Director, the chairman of the corporate governance committee or the chairman of the board provides individual feedback, as necessary. The assessments focus on both strengths and opportunities for improvement.

Director Education

The board has a program for orienting new directors and providing continuing education for all directors that is overseen by the corporate governance committee. The orientation program is tailored to the needs of each new director depending on his or her level of experience serving on other boards and knowledge of the company or industry acquired before joining the board. New directors receive materials about Exelon, the board and board policies and operations and attend meetings with the CEO and executive vice presidents and members of their staff for a briefing on the executives’ responsibilities, programs and challenges. New directors are also scheduled for tours of various company facilities, depending on their orientation needs (incumbent directors are also invited to participate in the site visits, if available).

Continuing director education is provided during portions of regular board and committee meetings and focuses on the topics necessary to enable the board to consider effectively issues before them at that time (such as new regulatory or accounting standards). The education often takes the form of “white papers,” covering timely subjects or topics, which a director can review before the meeting and ask questions about during the meeting. The audit committee devotes a meeting each year to educating the committee members about new accounting rules and standards, and topics that are necessary to having a good understanding of our accounting practices and financial statements. The generation oversight committee uses site visits as a regular part of education for its members; the committee holds each meeting at a different generating station (nuclear, fossil or hydro) and the agenda always includes a briefing by local plant management, a tour of the facility and lunch with plant personnel. Continuing director education also involves individual directors’ attendance at director education seminars. The company pays the cost for any director to attend outside director education seminars on corporate governance or other topics relevant to their service as directors.

Audit Committee

The audit committee is composed entirely of independent directors and is governed by a board-approved charter stating its responsibilities. The audit committee met ten times in 2012. Under its charter, the audit committee’s principal duties include:

■	Reviewing financial reporting, accounting practices and internal control functions;

■	With the assistance of the risk oversight committee, reviewing and making recommendations to the full board regarding risk management policy and legal and regulatory compliance;

■	Recommending the independent accountant;

■	Approving the scope of the annual audits by the independent accountant and internal auditors; and

■	Reviewing officers’ and directors’ expenses and compliance with Exelon’s Code of Business Conduct.

The audit committee receives an annual report from the risk oversight committee regarding corporate risk management policy and other areas overseen by the risk oversight committee. On occasion, the audit and risk committees meet jointly to review areas of overlap between the two committees.

The committee meets outside the presence of management for portions of its meetings to hold separate discussions with the independent accountant, the internal auditors and the chief legal officer.

The board of directors has determined that each of the members of the audit committee is an “audit committee financial expert” for purposes of the SEC’s rules.

The board of directors also has determined that each of the members of the audit committee is independent as defined by the rules of the NYSE and our Corporate Governance Principles.

Report of the Audit Committee

In fulfilling its responsibilities, the Exelon audit committee has reviewed and discussed the audited financial statements contained in the 2012 Annual Report on SEC Form 10-K with Exelon Corporation’s management and the independent accountant. The Exelon audit committee discussed with the independent accountant the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Exelon audit committee has received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee regarding independence and has discussed with the independent accountant the independent accountant’s independence.

In reliance on the reviews and discussions referred to above, the Exelon audit committee recommended to the Exelon board of directors (and the Exelon board of directors has approved) that the audited financial statements be included in Exelon Corporation’s Annual Report on Form 10-K for the year ended December 31, 2012, for filing with the SEC.

The committee has a charter that has been approved by the Exelon board of directors.

February 18, 2013

The Audit Committee

Sue L. Gin, Chair

Ann C. Berzin

Yves C. de Balmann

Paul L. Joskow

Richard W. Mies

William C. Richardson

Stephen D. Steinour

Compensation Committee

The compensation committee is composed entirely of independent directors and is governed by a board-approved charter stating its responsibilities. The compensation committee met eight times in 2012.

The compensation committee’s principal duties, as discussed in its charter, include:

■	Ensuring that executive compensation levels and targets are aligned with, and designed to achieve, Exelon’s strategic and operating objectives; and

■

Reviewing recommendations from management and outside consultants and approving or recommending approval of matters of executive compensation for officers of Exelon and its subsidiaries, including base salary, incentive awards, equity grants, perquisites, and other forms of compensation.

Executive officers are involved in evaluation of the performance and development of initial recommendations with respect to compensation adjustments; however, the compensation committee (and the independent directors with respect to the compensation of executive vice presidents and higher officers) makes the final determinations with respect to compensation programs and adjustments. The executive chairman and the CEO are considered invited guests and are welcome to attend the meetings of the compensation committee, except when the compensation committee meets in executive session to discuss, for example, the executive chairman’s or the CEO’s own compensation. The executive chairman and the CEO cannot call meetings of the compensation committee.

Management, including the executive officers, makes recommendations as to goals for the incentive compensation programs that are aligned with Exelon’s business plan. The compensation committee reviews the recommendations and establishes the final goals. The compensation committee strives to ensure that the goals are consistent with the overall strategic goals set by the board of directors (including the individual goals of subsidiaries, as appropriate), that they are sufficiently difficult to meaningfully incent management performance, and, if the targets are met, that the payouts will be consistent with the design for the overall compensation program. Executive officers take an active role in evaluating the performance of the executives who report to them, directly or indirectly, and in recommending the amount of compensation their subordinate executives receive. Executive officers review peer group compensation data for each of their subordinates in conjunction with their annual performance reviews to formulate a recommendation for base salary and whether to apply an individual performance multiplier to the subordinate executive’s incentive payouts, and if so, the amount of the multiplier. Executive officers generally do not make recommendations with respect to annual and long-term incentive target percentages or payouts. The CEO reviews all of the recommendations of the executive officers before they are presented to the compensation committee. The human resources function provides to the compensation committee and the independent directors data showing the history of the compensation of the chairman and the CEO and data that analyzes the cost of a range of several alternatives for changes to the compensation of the chairman and the CEO, but the executive officers the chairman and the CEO do not make any recommendation to the compensation committee or the independent directors with respect to the compensation of the chairman or the CEO.

The compensation committee has delegated to the CEO the authority to make off-cycle awards to employees who are not subject to the limitations of Section 162(m), are not executive officers for purposes of reporting under Section 16 of the Securities Exchange Act of 1934, and are not executive vice presidents or higher officers of Exelon, provided that such authority is limited to making grants of up to 1,200,000 options in the aggregate, and 20,000 options per recipient in any year. The compensation committee reviews and ratifies these grants. On rare occasions, stock options are granted to new hires on the date they commence employment.

Compensation Consultant

Pursuant to the compensation committee’s charter, the committee is authorized to retain and terminate, without board or management approval, the services of an independent compensation consultant to provide advice and assistance, as the committee deems appropriate. The committee has the sole authority to approve the consultant’s fees and other retention terms, and reviews the independence of the consultant and any other services that the consultant or the consultant’s firm may provide to the company. The chair of the compensation committee reviews, negotiates and executes an engagement letter with the compensation consultant. The compensation consultant directly reports to the committee. For many years the committee relied on Mr. Richard Meischeid of Pay Governance LLC as its independent compensation consultant.

In July 2012 the compensation committee determined that because of the changes to the company that resulted from the completion of the Merger with Constellation, it would be appropriate to conduct a request for proposal (RFP) process to determine whether to continue to retain Pay Governance as its independent consultant or to retain a different firm. Seven firms (including Pay Governance) were invited to participate in the RFP process; six firms responded. The RFP elicited information about the scope of services the firms would provide; their independence; their diversity; their understanding of the energy industry, Exelon’s business environment, and specific executive compensation issues. After reviewing the responses to the RFP and meetings of three committee members with three of the responding firms, the committee determined in November 2012 to engage Semler Brossy Consulting Group, LLC and its Managing Principal Ms. Blair Jones as its consultant. In engaging Semler Brossy, the compensation committee considered the following factors in determining that Ms. Jones and the firm would be independent consultants and did not have any conflicts of interest:

■

The compensation committee members who screened and interviewed the candidates determined that Semler Brossy offered the strongest and most responsive team and would provide the most reliable and cost-competitive advice through experience, research and benchmarking;

■	Semler Brossy performs no other services for the company or its affiliates and received no other fees from the company;

■

the firm’s policies would preclude any of the firm’s consultants providing services to the committee from owning any Exelon stock and none of the persons identified for the consulting team owned any Exelon stock;

■	the firm has formal written policies designed to prevent conflicts of interest; and

■

there were no relationships of the firm and its consultants and Exelon and its officers, directors or affiliates except that Ms. Greco, then the chair of the compensation committee, had known Ms. Jones in connection with her previous engagement as a consultant to the compensation committee at another company where Ms. Greco had served as a member of the compensation committee, and Dr. Richardson had known another consultant from the firm in connection with his consulting for the compensation committee at another company where Dr. Richardson had previously served as a director.

As part of its ongoing services to the compensation committee, the compensation consultant supports the committee in executing its duties and responsibilities with respect to Exelon’s executive compensation programs by providing information regarding market trends and competitive compensation programs and strategies. In supporting the compensation committee, the compensation consultant does the following:

■	Prepares market data for each senior executive position, including evaluating Exelon’s compensation strategy and reviewing and confirming the peer group used to prepare the market data;

■	Provides the committee with an independent assessment of management recommendations for changes in the compensation structure;

■	Works with management to ensure that the company’s executive compensation programs are designed and administered consistent with the committee’s requirements; and

■	Provides ad hoc support to the committee, including discussing executive compensation and related corporate governance trends.

Exelon’s human resources staff and senior management use the data provided by the compensation consultant to prepare documents for use by the compensation committee in preparing their recommendations to the full board of directors or, in the case of the CEO and the executive chairman, the independent directors, on compensation for the senior executives. In addition to its general responsibilities, the compensation consultant attends the compensation committee’s meetings, if requested. The committee, or Exelon’s management on behalf of the committee, may also ask the compensation consultant to perform other executive and non-executive compensation-related projects. The committee has established a process for determining whether any significant additional services will be needed and whether a separate engagement for such services is necessary.

The committee adopted a formal compensation consultant independence policy in July 2009 that codified its past practices. The compensation consultant independence policy is available on the Exelon website at www.exeloncorp.com, under the investor relations tab. The purpose of the policy is to ensure that the advisers or consultants retained by the committee are independent of the company and its management, as determined by the committee using its reasonable business judgment. The committee considers all facts and circumstances it deems relevant, such as the nature of any relationship between a compensation consultant, the compensation consultant’s firm, and the company and the nature of any services provided by the compensation consultant’s firm to the company that are unrelated to the compensation consultant’s work for the committee. Under the policy, a compensation consultant shall not be considered independent if the compensation consultant or the compensation consultant’s firm receives more than one percent of its annual gross revenues for services provided to the company. Under the policy, the compensation consultant reports directly to the chair of the compensation committee, and the committee approves the aggregate amount of fees to be paid to the compensation consultant or the compensation consultant’s firm. The policy requires that the compensation consultant and any associates providing services to the compensation committee have no direct involvement with any other aspects of the compensation consultant’s firm’s relationship with Exelon (other than any director compensation services that may be performed for the corporate governance committee), and that no element of the compensation consultant’s compensation may be based on any consideration of the revenues for other services that the firm may provide to Exelon. For 2012, the total fees paid to Pay Governance was $554,000, of which $6,000 was for additional services for Exelon unrelated to its service as consultant to the compensation committee and $183,000 was for additional services to a subsidiary of Constellation under an ongoing engagement that began before the Merger closed in March 2012. Such additional services were approved by management. For 2012, the total fees paid to Semler Brossy was $92,000; no fees were paid to Semler Brossy for additional services beyond its work as consultant to the compensation committee.

Compensation Committee Interlocks and Insider Participation

During fiscal 2012 and as of the date of this proxy statement, none of the members of the compensation committee was or is an officer or employee of the company, and no executive officer of the company served or serves on any compensation committee or board of any company that employed or employs any members of the company’s compensation committee or board of directors.

Corporate Governance Committee

The corporate governance committee met four times in 2012. All members of the committee are independent directors.

In addition to its other duties described elsewhere in this proxy statement, the corporate governance committee’s principal duties, as discussed in its charter, include:

■	Reviewing and making recommendations on corporate, board and committee structure, organization, committee membership, functions, compensation and effectiveness;

■	Monitoring corporate governance trends and making recommendations to the board regarding the Corporate Governance Principles;

■	Identifying potential director candidates and coordinating the nominating process for directors;

■	Coordinating the board’s role in establishing performance criteria for the chairman and the CEO and evaluating the performance of the chairman and the CEO;

■	Monitoring succession planning and executive leadership development;

■	Overseeing Exelon’s strategies and efforts to protect and improve the environment, including climate change, sustainability and the Exelon 2020 plan;

■	Approving or amending delegations of authority for Exelon and its subsidiaries; and

■	Overseeing Exelon’s efforts to promote diversity among its directors, officers, employees and contractors.

The committee may act on behalf of the full board when the board is not in session. The committee utilizes an independent compensation consultant to assist it in evaluating directors’ compensation, and for this purpose it periodically asks the consultant to prepare a study of the compensation of the company’s directors compared to the directors of companies in the same peer group used for executive compensation. This study is used as the basis for the corporate governance committee’s recommendations to the full board with respect to director compensation. The corporate governance committee may utilize other consultants, such as specialized search firms to identify candidates for director.

Energy Delivery Oversight Committee

The energy delivery oversight committee met four times in 2012.

The energy delivery oversight committee’s principal duties, as discussed in its charter, include:

■

Overseeing the operating utilities’ (BGE, ComEd, PECO and Exelon Transmission Company) performance trends, compared to benchmarks, focusing on issues having cross-utility impact or opportunities for sharing best practices and lessons learned;

■	Reviewing issues having significant impact on utility capital budgets and resource adequacy to meet utility service obligations;

■

Overseeing the establishment of and compliance with policies and procedures for the management and mitigation of risks associated with the security and integrity of the transmission and distribution assets of BGE, ComEd, PECO and Exelon Transmission Company;

■	Reviewing significant legislative, regulatory and investment and recovery strategies, focusing on those with potential multi-state or multi-utility impact;

■

Reviewing significant labor and human relations policies or issues related to the operating utilities, focusing on those with potential cross-utility impact and sharing of best practices and lessons learned; and

■	Reviewing significant environmental, health and safety policies or practices related to the operating utilities.

Generation Oversight Committee

The generation oversight committee met five times in 2012.

The generation oversight committee’s principal duties, as discussed in its charter, include:

■

Advising and assisting the full board in fulfilling its responsibilities to oversee the safe and reliable operation of all generating facilities owned or operated by Exelon or its subsidiaries, including those in which Exelon has significant equity or operational interests;

■	Reviewing major investments and changes in strategy regarding the generating facilities;

■	Reviewing the budget and business plans of Exelon Generation and monitoring its operating and financial performance;

■	Overseeing the establishment of and compliance with policies and procedures to manage and mitigate risks associated with the security and integrity of Exelon Generation’s assets; and

■	Reviewing environmental, health and safety issues related to Exelon Generation.

Investment Oversight Committee

The investment oversight committee is responsible for general oversight of Exelon’s investment management functions. The committee serves as a resource and advisory panel for Exelon’s management-level investment management team and reports to the board.

The investment oversight committee met three times in 2012.

The investment oversight committee’s principal duties, as discussed in its charter, include:

■

Overseeing the management and investment of the assets held in trusts established or maintained by the company or any subsidiary for the purpose of funding the expense of decommissioning nuclear facilities;

■	Monitoring the performance of the nuclear decommissioning trusts and the trustees, investment managers and other advisors and service providers for the trusts;

■

Overseeing the evaluation, selection and retention of investment advisory and management, consulting, accounting, financial, clerical or other services with respect to the nuclear decommissioning trusts;

■	Overseeing the evaluation, selection and appointment of trustees and other fiduciaries for the nuclear decommissioning trusts;

■	Overseeing the administration of the nuclear decommissioning trusts; and

■	Monitoring and receiving periodic reports concerning the investment performance of the trusts under the pension and post-retirement welfare plans and the investment options under the savings plans.

Risk Oversight Committee

The risk oversight committee met four times in 2012.

The risk oversight committee’s principal duties, as discussed in its current charter, include:

■	Overseeing the company’s risk management functions;

■

Reporting to the audit committee and to the full board regarding corporate risk management policy (including financial risks, legal and regulatory risks), power marketing, power trading risk management strategy, nuclear fuels procurement and performance, and the hedged condition of the generation portfolio; and

■	Reviewing and approving risk policies relating to power marketing, hedging and the use of derivatives.

The risk oversight committee also monitors the financial condition, capital structure, financing plans and programs, dividend policy, treasury policies, and liquidity and related financial risks of Exelon and its major subsidiaries. The committee also oversees or approves the capital management and planning process, including capital investments, acquisitions and divestitures.

Director Independence

Under Exelon’s Corporate Governance Principles, a substantial majority of the board must be composed of independent directors, as defined by the NYSE. In addition to complying with the NYSE rules, Exelon monitors the independence of audit and compensation committee members under rules of the SEC (for members of the audit and compensation committees) and the Internal Revenue Service (for members of the compensation committee). The board has adopted independence criteria corresponding to the NYSE rules for director independence and the following categorical standards to address those relationships that are not specifically covered by the NYSE rules:

1.	A director’s relationship with another company with which Exelon does business will not be considered a material relationship that would impair the director’s independence if the aggregate of payments made by Exelon to that other company, or received by Exelon from that other company, in the most recent fiscal year, is less than the greater of $1 million or 5% of the recipient’s consolidated gross revenues in that year. In making this determination, a commercial transaction will not be deemed to affect a director’s independence, if and to the extent that: (a) the transaction involves rates or charges that are determined by competitive bidding, set with reference to prevailing market prices set by a well-established commodity market, or fixed in conformity with law or governmental authority; or (b) the provider of goods or services in the transaction is determined by the purchaser to be the only practical source for the purchaser to obtain the goods or services.

2.	If a director is a current employee, or a director’s immediate family member is an executive officer, of a charitable or other tax-exempt organization to which Exelon has made contributions, the contributions will not be considered a material relationship that would impair the director’s independence if the aggregate of contributions made by Exelon to that organization in its most recent fiscal year is less than the greater of $1 million or 2% of that organization’s consolidated gross receipts in that year. In any other circumstance, a director’s relationship with a charity or other tax-exempt organization to which Exelon makes contributions will not be considered a material relationship that would impair the director’s independence if the aggregate of all contributions made by Exelon to that organization in its most recent fiscal year is less than the greater of $1 million or 5% of that organization’s consolidated gross receipts in that year. Transactions and relationships with charitable and other tax-exempt organizations that exceed these standards will be evaluated by the board to determine whether there is any effect on a director’s independence.

Each year, directors are requested to provide information about their business relationships with Exelon, including other boards on which they may serve, and their charitable, civic, cultural and professional affiliations. We also gather information on significant relationships between their immediate family members and Exelon. All relationships are evaluated by Exelon’s Office of Corporate Governance for materiality. Data on transactions between Exelon and companies for which an Exelon director or an immediate family member serves as a director or executive officer are presented to the corporate governance committee, which reviews the data and makes recommendations to the full board regarding the materiality of such relationships for the purpose of assessing director independence. The same information is considered by the full board in making the final determination of independence.

Mr. Shattuck is not considered an independent director because of his recent employment as executive chairman. Mr. Crane is not considered an independent director because of his employment as chief executive officer of Exelon. Each of the other current Exelon directors and each director who retired in 2012 (other than Mr. Rowe) was determined by our board of directors to be “independent” under applicable guidelines presented above. The amounts involved in the transactions between Exelon and its subsidiaries, on the one hand, and the companies with which a director or an immediate family member is associated, on the other hand, all fell below the thresholds specified by the NYSE rules and the categorical standards specified in the company’s Corporate Governance Principles. Because Exelon provides utility services through its subsidiaries BGE, ComEd, PECO and Constellation and many of its directors live in areas served by the Exelon subsidiaries, many of the directors are affiliated with businesses and charities that receive utility services from Exelon’s subsidiaries. The corporate governance committee does not review transactions pursuant to which Exelon sells gas or electricity to these businesses or charities at tariffed rates. Similarly, because Exelon and its subsidiaries are active in their communities and make substantial charitable contributions, and many of Exelon’s directors live in communities served by Exelon and its subsidiaries and are active in those communities, many of Exelon’s directors are affiliated with charities that receive contributions from Exelon and its subsidiaries.

None of the directors or their immediate family members is an executive officer of any charitable organizations to which Exelon or its subsidiaries contribute. All such payments to charitable organizations were immaterial under the applicable independence criteria.

We describe below various transactions and relationships considered by the board in assessing the independence of Exelon directors.

Anthony K. Anderson

Mr. Anderson serves as a director of a public company that provides title insurance and settlement services to Exelon. In 2012, Exelon paid the company approximately $22 million. Mr. Anderson was first appointed to the Exelon board of directors in January 2013.

Ann C. Berzin

Ms. Berzin serves as a director of a public company that provides equipment and services to Exelon Generation. In 2012, Exelon paid that company approximately $413,000.

M. Walter D’Alessio

Mr. D’Alessio is the non-executive chairman and a director of a company that received $5,000,000 from Exelon for health care coverage for Exelon employees.

Nicholas DeBenedictis

Mr. DeBenedictis serves as the chairman, president and chief executive officer of a public utility company that received approximately $633,000 from Exelon for water supplies. Exelon made these purchases under tariffed utility rates. Mr. DeBenedictis serves as a director of a company that received $5,000,000 from Exelon for health care coverage for Exelon employees.

Sue L. Gin

Ms. Gin is the chairman and chief executive officer of a company that is a customer of Exelon. The company paid Exelon approximately $600,000 in 2012 under contracts that were competitively bid.

Richard W. Mies

Admiral Mies serves as the director of a public company that provides services to Exelon Generation. In 2012, Exelon paid that company approximately $7,000,000.

Dr. William C. Richardson

Dr. Richardson serves as a director of a public company that provided financial services to Exelon. In 2012, Exelon paid the company approximately $2,450,000.

Thomas J. Ridge

Governor Ridge is a senior advisor to a major accounting firm that provided non-audit services to Exelon. In 2012, Exelon paid the firm approximately $29,200,000.

John W. Rogers, Jr.

Mr. Rogers served, during the first part of 2012, as a director of a company that provides benefit administration services to Exelon. In 2012, Exelon paid the company approximately $5,200,000. Mr. Rogers also serves a director of a company that is a customer of Exelon. The company paid Exelon approximately $11,500,000 in 2012. For additional information, see Related Person Transactions below.

Stephen D. Steinour

Mr. Steinour is the chairman, president and chief executive officer of a company that is a customer of Exelon. The company paid Exelon approximately $400,000 in 2012.

Don Thompson

Mr. Thompson is the president and chief executive officer of a company that is a customer of Exelon. The company paid Exelon approximately $11,500,000 in 2012. For additional information, see Related Person Transactions below.

Related Person Transactions

Exelon has a written policy for the review and approval or the ratification of related person transactions. Transactions covered by the policy include commercial transactions for goods and services and the purchase of electricity or gas at non-tariffed rates from Exelon or any of its subsidiaries by an entity affiliated with a director or officer of Exelon. The retail purchase of electricity or gas from BGE, ComEd or PECO at rates set by tariff, and transactions between or among Exelon or its subsidiaries are not considered. Charitable contributions approved in accordance with Exelon’s Charitable Contribution Guidelines are deemed approved or ratified under the Related Persons Transaction policy and do not require separate consideration and ratification.

As required by the policy, the board reviewed all commercial, charitable, civic and other relationships with Exelon in 2012 that were disclosed by directors and executive officers of Exelon, BGE, ComEd and PECO, and by executive officers of Exelon Generation that required separate consideration and ratification. The Office of Corporate Governance collected information about each of these transactions, including the related persons and entities involved and the dollar amounts either paid by or received by Exelon. The Office of Corporate Governance also conducted additional due diligence, where required to determine the specific circumstances of the particular transaction, including whether it was competitively bid or whether the consideration paid was based on tariffed rates.

The corporate governance committee and the board reviewed the analysis prepared by the Office of Corporate Governance, which identified those related person transactions which required ratification or approval, under the terms of the policy, or disclosure under the SEC regulations. The corporate governance committee and the board considered the facts and circumstances of each of these related person transactions, including the amounts involved, the nature of the director’s or officer’s relationship with the other party to the transaction, whether the transaction was competitively bid and whether the price was fixed or determined by a tariffed rate.

The committee recommended that the board ratify all of the transactions. On the basis of the committee’s recommendation, the board did so. Several transactions were ratified because the related person served only as a director of the affiliated company, was not an officer or employee of the affiliated company and did not have a pecuniary or material interest in the transaction. For some of these transactions, the value or cost of the transaction was very small, and the board considered the de minimis nature of the transaction as further reason for ratifying it. The board approved and ratified other transactions that were the result of a competitive bidding process, and therefore were considered fairly priced, or arms length, regardless of any relationship. The remaining transactions were approved by the board, even though the director is an executive officer of the affiliated company, because the transactions involved only retail electricity or gas purchases under set, tariffed rates or the price and terms were determined as a result of a competitive bidding process. Only one of the related person transactions is required to be disclosed in this proxy statement.

McDonald’s Corporation and its subsidiaries purchase both gas and electricity from Exelon in the ordinary course of business. McDonald’s independently-owned and operated franchisees also purchase gas and electricity from Exelon in the ordinary course of business. Purchases from BGE, ComEd and PECO are at tariffed rates and therefore do not require disclosure. Gas purchases from Exelon are made based on fixed prices for contract quantities with differences settled at market prices based on an independent, publicly available index. Electricity purchases made from Exelon are fixed price for power in the ComEd Zone within the PJM Interconnection. In 2012, McDonald’s USA procured electricity services from Exelon at market rates in the amount of approximately $6 million and gas services at market rates in the amount of approximately $342,000. McDonald’s USA will procure electricity and gas from Exelon under the same agreements in 2013. Director Don Thompson is also President and Chief Executive Officer of McDonald’s Corporation. Director John Rogers is also a director of McDonald’s Corporation, of which McDonald’s USA is a subsidiary.

The corporate governance committee and the Exelon board reviewed the sales at market prices to McDonald’s as related person transactions and concluded that the transactions were in the best interests of Exelon because they involved the sale of electricity and gas in the ordinary course at prices based on independent, publicly available indices. There was no indication that either of Exelon’s directors was involved in the negotiations of the contracts or had any direct or indirect material interest in the transactions or influence over them. As compared to Exelon’s and McDonald’s overall sales, the transactions are immaterial, individually and in the aggregate.

Director Nomination Process

The corporate governance committee serves as the nominating committee and recommends director nominees. The board of directors receives the proposed nominations from the corporate governance committee and approves the nominees to be included in the Exelon proxy materials that are distributed to shareholders.

The corporate governance committee considers all candidates for director, including directors currently serving on the board and candidates recommended by shareholders and others. The committee may also utilize specialized search firms to identify and assess potential candidates.

The committee determines the appropriate mix of skills and characteristics required to best fill the needs of the board and periodically reviews and updates the criteria as deemed necessary. The board believes that diversity in personal background, race, gender, age and nationality are important considerations in selecting candidates. All candidates are considered in light of the following standards and qualifications for director that are contained in the Exelon Corporate Governance Principles:

■	Highest personal and professional ethics, integrity and values;

■	An inquiring and independent mind;

■	Practical wisdom and mature judgment;

■	Broad training and experience at the policy-making level in business, government, education or technology;

■	Expertise useful to Exelon and complementary to the background and experience of other Exelon board members;

■	Willingness to devote the required amount of time to the duties and responsibilities of board membership;

■	A commitment to serve over a period of years to develop knowledge about Exelon; and

■	Involvement only in activities or interests that do not create a conflict with responsibilities to Exelon and its shareholders.

The satisfaction of these criteria is implemented and assessed through consideration of directors and nominees by the corporate governance committee and the board of directors and through the process for evaluation of the board’s effectiveness. The corporate governance committee and the board believe that the criteria have been satisfied to create an effective mix of experience, skills, specialized knowledge, diversity, and other qualifications and attributes among members of the board of directors.

Composition of the Board of Directors and Committees

The corporate governance committee believes that the current membership of the board and the committees represents an effective mix of directors in terms of the range of backgrounds and experience and diversity. The current board consists of directors who range in age from 54 to 72, with an average age of 63 and a median age of 65.5. The tenure of the directors is similarly varied, with two directors having served since the company’s creation in 2000, one since 2002, one since 2004, two since 2005, three since 2007, one since 2008, one since 2009, five since 2012 and one joining in 2013. Five directors come from the Chicago area, two from the Philadelphia area, and two from the Baltimore area, the company’s three primary markets, while seven come from other parts of the country. Three directors are African-Americans, two are women, one is Hispanic, and one is Asian-American.

The current directors have a wide diversity of experiences that fill the needs of the board and its committees. Nine directors are current or former CEOs of corporations; one is the former CEO of a university. Two directors have strong nuclear experience. Six directors have experience in banking and investment management. Three have served in government and one has flag officer military experience. Individual directors have experience or expertise in accounting, utility and environmental matters, law, and the economics of energy.

In determining the membership of the committees, the corporate governance committee has sought to have each committee reflect a range of backgrounds and experience and diversity. Every member of the audit committee qualifies as an “audit committee financial expert”, as defined by SEC rules, and most of the members serve or have served on audit committees of other companies. The chairs of the audit and risk oversight committees sit on each other’s committees, and there is significant overlap in the membership of the committees reflecting the overlap in responsibilities. Similarly, the chairs of the corporate governance and compensation committees sit on each other’s committees, which is helpful in the company’s process for evaluating the performance and setting the compensation of the chairman or the CEO, or both. Almost all of the members of the corporate governance committee serve or have served on the corporate governance committees of other corporations. Several of the members of the compensation committee have served on the compensation committees of other corporations. The energy delivery oversight committee includes members with experience in utility operations, environmental matters, the economics of energy, law, and governmental affairs, facilitating the committee’s oversight of the heavily-regulated energy delivery businesses. The investment oversight committee includes members with experience in investment banking and the economics of energy. The risk oversight committee includes members with experience in the economics of energy, nuclear operations, and banking and investment management, reflecting experience in dealing with the range of risks that the company faces. Biographical information about each of the directors and nominees follows.

Proposal 1: Election of Directors

Upon the recommendation of the corporate governance committee, the board nominated the following candidates for election as directors, each to serve a term ending with the annual meeting in 2014. Each of the following nominees has agreed to be named in this proxy statement and to serve as a director, if elected. If any director is unable to stand for election, the board may reduce the number of directors or designate a substitute. In that case, shares represented by proxies may be voted for a substitute director. Exelon does not expect that any director nominee will be unable to serve.

On December 31, 2012, Ms. Rosemarie Greco and Mr. M. Walter D’Alessio retired from the Exelon board of directors after twelve years of service to the board by each of them. On January 29, 2013, Mr. Don Thompson announced that he would not be standing for reelection to the Exelon board at the 2013 Annual Meeting. Mr. Thompson has served the Exelon board since 2007. In January 2013, Mr. Anthony Anderson was appointed to the Exelon board and will be standing for reelection at the 2013 Annual Meeting.

The board of directors recommends a vote “FOR”

each of the director nominees below.

Anthony K. Anderson

Director since January 2013

Age 57

Member-Audit Committee (effective March 1, 2013)

In 2012, Mr. Anderson retired as the Vice Chair and Midwest Area Managing Partner of Ernst & Young, after a 35-year career with E&Y. In that capacity, Mr. Anderson oversaw a practice of 3,500 audit, tax, and transaction professionals serving clients throughout the Midwest. Mr. Anderson also served for six years in the Los Angeles area as managing partner of E&Y’s Pacific Southwest region. Mr. Anderson also served as a member of E&Y’s governing body, the Americas Executive Board. Mr. Anderson currently serves on the boards of AAR Corp. (aerospace and defense), where he serves on the audit and compensation committees; Avery Dennison Corporation (labeling and packaging materials); and First American Financial Corporation (financial services). Mr. Anderson also served as a director of the Federal Reserve Bank of Chicago from 2008-2010. Mr. Anderson is the chairman of the board of the Chicago Urban League. He is also a member of the boards of The Chicago Council on Global Affairs, the Lyric Opera of Chicago, The Field Museum of Chicago and the Chicago Symphony Orchestra. In Los Angeles, Mr. Anderson served as chairman of Town Hall Los Angeles, the Children’s Bureau of Southern California, and the California Science Center. Mr. Anderson is a member of the American, California, and Illinois Institute of Certified Public Accountants. Mr. Anderson’s experience as the vice chair of a global professional services firm and his training and experience as an audit partner and certified public accountant enhance his contribution to the Exelon board and add value to his service on the audit committee. As an African-American man, Mr. Anderson adds to the diversity of the Exelon board and enhances Exelon’s diversity initiatives and community outreach.

Ann C. Berzin

Director since 2012

Age 60

Member-Audit Committee

Member-Energy Delivery Oversight Committee

Member-Risk Oversight Committee

Ms. Berzin has been a director of Exelon since March 12, 2012. Previously, Ms. Berzin served as a director of Constellation from 2008 through March 2012 when Constellation merged with Exelon. From 1992 to 2001, Ms. Berzin served as Chairman and Chief Executive Officer of Financial Guaranty Insurance Company (FGIC), an insurer of municipal bonds, asset-backed securities and structured finance obligations. Ms. Berzin joined FGIC in 1985 as its General Counsel following seven years of securities practice in New York City. Ms Berzin is a director of Ingersoll-Rand plc and a member of its audit and finance committees, and previously served as a director of Kindred Healthcare, Inc. (healthcare services) from 2006-2012. Ms. Berzin also serves as the chair of the Visiting Committee on the College and Student Activities at the University of Chicago. Ms. Berzin has broad business and executive leadership experience, as well as expertise in the financial services sector, which is particularly valuable in the area of risk management. Her risk management skills and expertise make her a valued member of the audit, energy delivery oversight and risk oversight committees.

John A. Canning, Jr.

Director since 2008

Age 68

Chair-Compensation Committee (effective January 1, 2013)

Member-Corporate Governance Committee

Mr. Canning is the Chairman and co-founder of Madison Dearborn Partners, LLC (MDP), which specializes in management buyout and special equity investing. MDP has raised investment funds with more than $18 billion in limited partner commitments from over 400 endowments, pension funds and other sophisticated investors. MDP has made significant investments in the energy and power industry. Prior to co-founding Madison Dearborn Partners, Mr. Canning spent 24 years with First Chicago Corporation, where he managed the bank’s venture investments. Mr. Canning has over 30 years of experience in private equity investing, including reviewing financial statements and audit results and making investment and acquisition decisions. Mr. Canning is a former director and Chairman of the Federal Reserve Bank of Chicago, giving him insight into economic trends important to the business of Exelon. Mr. Canning also serves on the board of Corning, Inc., a specialty glass and ceramics producer. He is also a Commissioner of the Irish Pension Reserve Fund. Mr. Canning has also served on the board of directors of Jefferson Smurfit Group plc and on the audit committees of several charitable organizations, including the Irish Pension Reserve Fund. In addition to his business experience, he also has a law degree. Mr. Canning is a recognized leader in the Chicago business community with knowledge of the economy of the Midwestern United States and the northern Illinois communities that Exelon serves. Mr. Canning’s business experience and service on the boards of other companies and organizations enable him to contribute to the work of the Exelon board. Mr. Canning’s experience in banking and in managing investments, and his experience on the audit committees of other organizations, make him a valued member of the compensation and corporate governance committees.

Christopher M. Crane

Director since 2012

Age 54

Member-Generation Oversight Committee

Mr. Crane is President and Chief Executive Officer of Exelon Corporation since March 12, 2012. Previously, he served as President and Chief Operating Officer, Exelon; President and Chief Operating Officer, Exelon Generation since 2008. In that role, he oversaw one of the U.S. industry’s largest portfolios of electric generating capacity, with a multi-regional reach and the nation’s largest fleet of nuclear power plants. He directed a broad range of business including major acquisitions, transmission strategy, cost management initiatives, oversight of major capital programs, generation asset optimization and generation development. Mr. Crane is one of the leading executives in the electric utility and power industries. Mr. Crane has served as a director of Aleris International Inc. since 2010 (manufacture and sale of aluminum rolled and extruded products), where he serves on the compensation committee and as the chair of the nominating and corporate governance committee. He is a member of the executive committee of the Edison Electric Institute and the board of directors of the Institute of Nuclear Power Operations, the industry organization promoting the highest levels of safety and reliability in nuclear plant operation. He is vice chairman of the Nuclear Energy Institute, the nation’s nuclear industry trade association, where he has also served as chairman of the New Plant Oversight Committee and as a member of the Nuclear Strategic Issues Advisory Committee, the Nuclear Fuel Supply Committee and the Materials Initiative Group.

Yves C. de Balmann

Director since 2012

Age 66

Member-Audit Committee

Member-Risk Oversight Committee

Mr. Yves C. de Balmann has been a director of Exelon since March 12, 2012. Mr. de Balmann served as a director of Constellation from 2003 through March 2012 when Constellation merged with Exelon. Mr. de Balmann served as the Co-Chairman of Bregal Investments LP, a private equity investing firm, from September 2002 through December 2012. He was Vice-Chairman of Bankers Trust Corporation, in charge of Global Investment Banking, until its merger with Deutsche Bank in 1999 when he became Co-Head of Deutsche Bank’s Global Investment Bank, and Co-Chairman and Co-Chief Executive Officer of Deutsche Banc Alex. Brown from June 1999 to April 2001, and then a Senior Advisor to Deutsche Bank AG from April 2001 to June 2003. Mr. de Balmann is a director of Laureate Education, Inc. He also has served as a director of ESI Group, a technology company based in France, in the past five years. Mr. de Balmann has extensive experience in corporate finance, including the derivatives and capital markets, which contributes to his work on the Exelon audit and risk oversight committees.

Nicholas DeBenedictis

Director since 2002

Age 67

Chair-Energy Delivery Oversight Committee

Member-Corporate Governance Committee

Member-Generation Oversight Committee

Mr. DeBenedictis is the Chairman (since 1993), President and Chief Executive Officer (since 1992) of Aqua America Inc., a water utility with operations in 10 states. Aqua America is the second largest U.S.-based, publicly-traded water and wastewater company in the country. As CEO, Mr. DeBenedictis has experience in dealing with many of the same development, land use and utility regulatory issues that affect Exelon and its subsidiaries. Mr. DeBenedictis also has extensive experience in environmental regulation and economic development, having served in two cabinet positions in the Pennsylvania government, as Secretary of the Pennsylvania Department of Environmental Resources and as Director of the Office of Economic Development. He also spent eight years with the U.S. Environmental Protection Agency. Mr. DeBenedictis is vice president of The Pennsylvania Society, a non-profit charitable organization which celebrates service to the Commonwealth of Pennsylvania and was President of the Greater Philadelphia Chamber of Commerce for three years. Mr. DeBenedictis has also served as a director of P.H. Glatfelter, Inc. (global supplier of specialty papers and engineered products) since 1995, where he currently serves as chairman of the finance committee and as a member of the compensation committee and formerly served as chair of the audit committee and as a member of the nominating and corporate governance committee. Mr. DeBenedictis served as a director of Met-Pro Corporation (global provider of solutions and products for product recovery, pollution control, and fluid handling applications) (1997-February 2010). While a director of Met-Pro, he served as presiding independent director, chair of the corporate governance and nominating committee and a member of the audit committee. Mr. DeBenedictis has a master’s degree in environmental engineering and science. As a leader in the greater Philadelphia business community, he has knowledge of the communities and local economies served by PECO. Mr. DeBenedictis’ contribution to the Exelon board is enhanced by his experience as the CEO of a public company, his experience on the boards of other companies, his experience as a utility executive, and his experience with environmental regulation, all of which bring useful perspectives to the Exelon board’s energy delivery oversight committee and the generation oversight committee. His experience as the presiding director and chair of the corporate governance committee of another public company offer additional insight to the functions of the Exelon corporate governance committee.

Nelson A. Diaz

Director since 2004

Age 65

Member-Energy Delivery Oversight Committee

Member-Generation Oversight Committee

Member-Risk Oversight Committee

Judge Diaz is a contract partner at Dilworth Paxson LLP, a Philadelphia-based regional law firm. Previously, he was Of Counsel to Cozen O’Connor from May 2007 through June 2011. He was also previously a partner of Blank Rome LLP (a law firm), from March 2004 through May 2007, and from February 1997 through December 2001. He served as the City Solicitor for the City of Philadelphia from December 2001 through January 2004, and Judge of the Court of Common Pleas, First Judicial District of Pennsylvania (1981-1993), where he served as Administrative Judge responsible for supervising judges and staff and managing the budget. Judge Diaz also served as General Counsel, United States Department of Housing and Urban Affairs (1993-1997). He serves as a director of PECO and formerly served as Chairman of the board of trustees of Paradigm Multi Strategy Fund I, LLC. Judge Diaz is a Trustee of Temple University. His undergraduate education was in accounting, and he has participated in a number of seminars and conferences on corporate governance. Judge Diaz’s legal and governmental experience at the federal level and in a city and state where a significant portion of Exelon’s business is conducted has enabled him to contribute to the board and its committees on matters related to federal, state and local regulation and public policy. In addition, Judge Diaz’s Puerto Rican heritage adds diversity to the Exelon board. He serves on the boards of the National Association for Hispanic Elderly and the National Foundation for Credit Counseling. Judge Diaz is also a member of the President’s Commission on White House Fellowships. He is active in Philadelphia government and community affairs and neighborhood development and has made contributions to Exelon’s outreach to diverse groups within Philadelphia and neighboring communities. Judge Diaz serves on the Exelon board’s energy delivery, generation, and risk oversight committees, where his experience in legal matters and government regulation is best utilized in overseeing Exelon’s business operations and the legal and regulatory risks that Exelon faces.

Sue L. Gin

Director since 2000

Age 71

Chair-Audit Committee (effective March 12, 2012)

Member-Corporate Governance Committee

Member-Investment Oversight Committee

Member-Risk Oversight Committee (served as Chair until March 12, 2012)

Ms. Gin chairs the audit committee and serves on the corporate governance, investment oversight and risk oversight committees. Ms. Gin has also served since 2000 as a director of ComEd, an Exelon subsidiary. Ms. Gin also serves on the board of Servair, the global Air France catering arm. She is on the board of The Foundation for the National Archives, Washington, D.C. Ms. Gin’s Chicago-area board memberships include DePaul University, The Field Museum, Chicago Botanic Gardens and Rush University Medical Center. A Chicago-based entrepreneur, Ms. Gin is the founder (1983), owner, chairman and CEO of Flying Food Group LLC, a leading wholesale food production company with 17 U.S. kitchens providing passenger meals to over 70 leading airlines – primarily international – and to retail partners in grocery, food service and specialty markets. She is also president and founder of New Management Ltd., a real estate sales, management and development firm with strategic Chicago-area commercial and residential holdings. Ms. Gin brings diversity to the Exelon board and helps advance the company’s diversity initiatives and community outreach.

Paul L. Joskow, Ph. D.

Director since 2007

Age 65

Member-Audit Committee

Member-Energy Delivery Oversight Committee

Member-Investment Oversight Committee

Member-Risk Oversight Committee

Professor Joskow has been the President of the Alfred P. Sloan Foundation since January 1, 2008. The Sloan Foundation is a philanthropic institution that supports research and education in science, technology and economic performance. He is also the Elizabeth and James Killian Professor of Economics, Emeritus, at the Massachusetts Institute of Technology (MIT). Professor Joskow joined the MIT faculty in 1972 and served as head of the MIT Department of Economics (1994-1998) and Director of the MIT Center for Energy and Environmental Policy Research (1999-2007). At MIT he was engaged in teaching and research in the areas of industrial organization, energy and environmental economics, competition policy, and government regulation of industry for over 35 years. Much of his research and consulting activity has focused on the electric power industry, electricity pricing, fuel supply, demand, generating technology, and regulation. He is a Fellow of the American Academy of Arts and Sciences and the Econometric Society. He has served on the U.S. Environmental Protection Agency’s (EPA) Acid Rain Advisory Committee, on the Environmental Economics Committee of EPA’s Science Advisory Board, and on the National Commission on Energy Policy. He is the Chair of the National Academies Board on Science, Technology and Economic Policy. He is also a Trustee of the Putnam Mutual Funds. In addition to his teaching, research, publishing and consulting activities, he has experience in the energy business, serving as a director of New England Electric System, a public utility holding company (1987-2000), until it was acquired by National Grid. He then served as a director of National Grid plc, an international electric and gas utility holding company, and one of the largest investor-owned utilities in the world (2000-2007). Since 2004 he has been a director of TransCanada Corporation, which is an energy infrastructure company with oil and gas pipelines, electric power operations, and natural gas storage facilities. He currently serves on the audit and governance committees of TransCanada. He previously served on the audit committee of National Grid (2000-2005) and was chair of its finance committee until 2007. He also served on the audit committee of New England Electric System and as the chair of the audit committee of the Putnam Mutual Funds (2002-2005). With his experience in the energy industry and economics, Mr. Joskow makes a contribution to the Exelon board discussions of economics, energy markets, energy policy, industry trends, and risk and the work of the audit, risk oversight, and energy delivery oversight committees in these fields.

Robert J. Lawless

Director since 2012

Age 66

Chair-Corporate Governance Committee (effective March 12, 2012)

Member-Compensation Committee

Mr. Robert J. Lawless has been a director of Exelon since March 12, 2012. Mr. Lawless served as a director of Constellation from 2002 through March 2012 when Constellation merged with Exelon. Mr. Lawless served as Chairman of the Board of McCormick & Company, Inc. (food manufacturing industry) from January 1997 until March 2009, having also served as President until December 2006 and Chief Executive Officer until January 2008, and is now retired. He is also a director of The Baltimore Life Insurance Company where he serves as the chair of the governance committee and serves on the compensation committee. Mr. Lawless is the retired chairman and a past director of the Kennedy Kreiger Institute. He also serves as a director of the Maryland Business Roundtable for Education, Inc. and London Health Services. Mr. Lawless has extensive executive leadership and strategic planning experience. As a former chief executive officer of a public company, he provides a critical perspective on issues affecting public companies. With his experience as a former chief executive officer and a member of other governance and compensation committees, Mr. Lawless brings valuable insight and contributions to the compensation committee and his role as the chair of the corporate governance committee.

Richard W. Mies

Director since 2009

Age 68

Chair-Generation Oversight Committee

Member-Audit Committee

Member-Corporate Governance Committee

Member-Risk Oversight Committee

Admiral Mies has experience in oversight of nuclear operations, with a combination of nuclear, policy and business experience gained through military service and providing strategic counsel on national security. He is President and Chief Executive Officer of The Mies Group, Ltd., a private consulting firm. Admiral Mies retired from the United States Navy in 2002 following 35 years of service. A nuclear submariner, Admiral Mies has a wide range of operational command experience; he commanded the United States Strategic Command for four years prior to his retirement. Following his military service, Admiral Mies served as a Senior Vice President of Science Applications International Corporation and as President and Chief Executive Officer of its wholly-owned subsidiary, Hicks and Associates, until September 2007. Admiral Mies served from 2008 to 2010 as a director of McDermott International, Inc., an engineering and construction company focused on energy infrastructure, where he served on the audit and governance committees. In 2010, he transitioned to the Babcock & Wilcox Company board when that company spun off from McDermott International. He is chair of the Babcock & Wilcox board’s safety and security committee and serves on the governance committee. Since 2002 has served as a director of Mutual of Omaha, an insurance and banking company, where he served on the audit committee (2002-2007), as chair of the corporate governance committee and currently serves as a member of the investment, audit and executive committees. He is also a member of the Board of Governors of Los Alamos and Lawrence Livermore National Security LLCs. In

addition to an undergraduate degree in mechanical engineering and mathematics, he has a master’s degree in government administration and international relations. Admiral Mies makes a contribution to the Exelon board through his experience with the Navy and in business and his experience on boards of other companies. He contributes to Exelon’s generation and risk oversight committees through his training as an engineer and his experience with nuclear power. His contributions to the audit committee and corporate governance committees are enhanced by his business experience and his experience on the corporate governance and audit committees of other companies.

William C. Richardson, Ph. D.

Director since 2005

Age 72

Lead Director

Member-Audit Committee

Member-Compensation Committee

Member-Corporate Governance Committee

Member-Investment Oversight Committee

Dr. Richardson serves as Lead Director. Dr. Richardson is the President and Chief Executive Officer Emeritus of the W.K. Kellogg Foundation, a private foundation, and the President and Chief Executive Officer Emeritus of Johns Hopkins University. Dr. Richardson served as the President and CEO of the W. K. Kellogg Foundation until his retirement (1995-2005). He also served as chairman of the Kellogg Trust (1996-2007). In that position he and two other trustees directly oversaw the management of an approximately $7.7 billion fund, including a significant position in Kellogg Company (cereal and convenience foods). He was the President of Johns Hopkins University (1990-1995), and Executive Vice President and Provost of Pennsylvania State University (1984-1990). He is a member of the Institute of Medicine, National Academy of Sciences. Dr. Richardson has served as a director of The Bank of New York Mellon Corporation since 1998; of CSX Corporation (railroad) (1992-2008); and of Kellogg Company (1996-2007). Dr. Richardson serves on the audit and corporate governance and nominating committees of Bank of New York Mellon Corporation, and previously served on the audit, governance, and compensation committees of CSX. He was chair of the governance and compensation committees and lead director of CSX, and chair of the finance committee of Kellogg. Dr. Richardson has an MBA and PhD. from the University of Chicago Graduate School of Business. Dr. Richardson’s experience as CEO of a large international research university and in leading a large investment fund and serving as a director of three major corporations and as a member of their governance, audit, risk and compensation committees make him qualified to serve as a director of Exelon. Through his experience, including experience on the committees of other organizations, Dr. Richardson contributes to the work of the Exelon audit, compensation, corporate governance, and investment oversight committees.

Thomas J. Ridge

Director since 2005

Age 67

Member-Energy Delivery Oversight Committee

Member-Risk Oversight Committee

Governor Ridge is President of Ridge Global LLC, a consulting firm. Formerly, he served as Secretary of the United States Department of Homeland Security from January 2003 through January 2005, and Assistant to the President for Homeland Security, an Executive Office created by President George W. Bush, from October 2001 through December 2002. He served as Governor of the Commonwealth of Pennsylvania (1994-October 2001) and in the U.S. House of Representatives (1982-1994). Governor Ridge is also a director of Lifelock (identity theft protection) since 2012 where he currently serves on the audit committee and The Hershey Company (chocolate and sugar confectionery) since 2007, serving on the finance and risk management and governance committees. Governor Ridge previously served as a director of Brightpoint, Inc. from 2009 to 2012, where he served on the strategy committee; Vonage Holdings Corp. (software technology for voice and messaging services) (2005-2011), where he served on the nominating and governance and compensation committees; and from 2005-2007 he served as a director of Home Depot Corporation (home improvement specialty retailer). He also serves as a director of PECO. Governor Ridge is also a director of the National Organization for Disability. Governor Ridge’s governmental service at the federal level and in Pennsylvania is valued by the board. His Department of Homeland Security experience provides valuable insight into issues relating to the security of Exelon’s generation and transmission and distribution facilities. His service as a director of other companies brings additional perspective to the Exelon board. Exelon’s energy delivery oversight committee benefits greatly from Governor Ridge’s insights from his experience in state government and his expertise on matters relating to the security of critical infrastructure.

John W. Rogers, Jr.

Director since 2000

Age 54

Chair-Investment Oversight Committee

Member-Corporate Governance Committee

Mr. Rogers is the founder, Chairman and CEO of Ariel Investments, LLC, an institutional money management firm with $5 billion in assets under management, and serves as trustee of the Ariel Investment Trust. Since 2003, he has served as a director of McDonald’s Corporation (global foodservice retailer) where he has served on the compensation and corporate responsibility committees. Previously, he served as a director of Aon Corporation (risk management services, insurance and reinsurance brokerage and human capital and management consulting services) (1993-2012), where he served on the finance committee and as chair of the audit committee; GATX corporation (rail, marine and industrial equipment leasing) (1998-2004), where he served on the audit committee; Bank One Corporation (bank) (1998-2004), where he served on the audit and risk management and public responsibility committees; and Bally Total Fitness (fitness and health clubs) (2003-2006), where he served as the lead independent director and as chair of the compensation committee. Mr. Rogers’ experience on the boards of a number of major corporations based in Chicago in a variety of industries has made him a leader in the Chicago business community with perspective into Chicago business developments. His role in Chicago’s and the nation’s African-American community brings diversity to the board and emphasis to Exelon’s diversity initiatives and community outreach. His experience in investment management and financial markets and as a director of an insurance brokerage and services company are useful to Exelon, particularly with respect to risk management and the management of Exelon’s extensive nuclear decommissioning and pension and post-retirement benefit trust funds, which are overseen by the investment oversight committee, which he chairs. Mr. Rogers’ service on the boards and committees of other companies has given him experience that adds further depth to the Exelon corporate governance committee. He has spoken at and participated in a number of corporate governance conferences. He was named by the Outstanding Directors Exchange as one of six 2010 Outstanding Directors.

Mayo A. Shattuck III

Director since 2012

Age 58

Mr. Shattuck is the Chairman of Exelon Corporation. He served as Executive Chairman from March 2012 through February 2013. Prior to joining Exelon, Mr. Shattuck was the Chairman, President and Chief Executive Officer of Constellation, a position he held from 2001 to March 2012. Mr. Shattuck was previously at Deutsche Bank, where he served as Chairman of the Board of Deutsche Bank Alex. Brown and, during his tenure, served as Global Head of Investment Banking and Global Head of Private Banking. From 1997 to 1999, he served as Vice Chairman of Bankers Trust

Corporation, which merged with Deutsche Bank in June 1999. From 1991 until 1997, Mr. Shattuck was President and Chief Operating Officer and a Director of Alex. Brown Inc., which merged with Bankers Trust in September 1997. Mr. Shattuck is the immediate past Chairman of the Board of the Institute of Nuclear Power Operations and is a member of the Executive Committee of the Board of Edison Electric Institute. He is also Co-Chairman of the Center for Strategic & International Commission on Nuclear Policy in the United States. He currently serves on the board of directors for Gap Inc. and is chairman of its audit and finance committee. He also serves as a director for Capital One Financial Corporation, where he is chairman of its compensation committee. Mr. Shattuck’s qualifications to serve as director include his extensive experience in business and the energy industry in particular, gained from his service as Constellation Energy’s Chief Executive Officer, which enables him to effectively identify strategic priorities and execute strategy. His financial expertise gained from his years of experience in the financial services industry also brings a valuable perspective to the board.

Stephen D. Steinour

Director since 2007

Age 54

Chair-Risk Oversight Committee (effective March 12, 2012)

Member-Audit Committee

Member-Compensation Committee

Mr. Steinour is Chairman, President and Chief Executive Officer (since January 2009) of Huntington Bancshares Incorporated, a $56 billion regional bank holding company. Previously, he was the Chairman and Managing Partner of CrossHarbor Capital Partners, a private equity firm (2008-January 2009). From 2006 to 2008, he was President and CEO of Citizens Financial Group, Inc., a multistate commercial bank holding company. Prior to that, Mr. Steinour served as Vice Chairman and Chief Executive Officer of Citizens Mid-States regional banking (2005-2006). He served as Vice Chairman and Chief Executive Officer of Citizens Mid-Atlantic Region (2001-2005). At the beginning of his career, Mr. Steinour was an analyst for the U.S. Treasury Department and subsequently worked for the Federal Deposit Insurance Corporation. Mr. Steinour was appointed to the Board of Trustees of the Liberty Property Trust (an office and industrial property real estate investment trust) in February 2010, and he serves on its audit committee. Mr. Steinour is a member of council of The Pennsylvania Society, a non-profit, charitable organization which celebrates service to the Commonwealth of Pennsylvania. He also serves as a trustee of the Eisenhower Fellowships and is a member of the Columbus Partnership and a Trustee of the Columbus Downtown Development Corporation. He is a member of the American Bankers Association. Mr. Steinour also served as a member on the policy and legal affairs committees of the Pennsylvania Business Roundtable, an association of CEOs in large Pennsylvania companies representing significant employment and economic activity in the Commonwealth. He also has served on the board of and as chairman of the Greater Philadelphia Chamber of Commerce and is a former trustee of the National Constitution Center. His experience at Citizens Bank gave him knowledge of the markets that Exelon and PECO serve. His experience as a banker, with strong credit and risk management experience and knowledge of credit and capital markets, and his experience as Chairman and CEO of Huntington Bank enhance Mr. Steinour’s value to the Exelon board and to the risk oversight, audit and compensation committees.

Director Retirement Policy

For several years prior to 2010, the board had a retirement policy under which a director must retire at the end of the calendar year in which he or she reached the age of 72. In 2010, the corporate governance committee and the board re-evaluated the company’s retirement policy and matters related to director succession. The board found that directors can normally continue to provide a valuable service to the company for several years beyond age 72. In addition, the board noted that under the retirement policy there have been repeated instances where a number of director retirements would fall in the same year. For these reasons, the board has been generally flexible in the application of the retirement policy and has waived or suspended the policy when the purposes of the policy are outweighed by factors such as a desire for director continuity, the desire to retain the leadership or experience of a particular director, a need to identify equally qualified successors, a desire to avoid multiple retirements in one year, or other factors that mitigate against mandatory retirement. The board also recognized that, beginning with the annual meeting in 2010, shareholders are entitled to vote for the election of the entire board of directors. Accordingly, during 2010 the board amended the director retirement policy to provide that a director must retire at the end of the calendar year in which he or she reaches the age of 75. In addition, the board suspended the retirement policy for Dr. Palms until the Merger was consummated and Mr. D’Alessio until the end of 2012. The suspension of the retirement policy for Dr. Palms and Mr. D’Alessio ensured that the company continued to benefit from their unique experience and leadership on the board and its committees and facilitated a smooth transition through the closing of the Merger.

Compensation of Non-Employee Directors

For their service as directors of the corporation, Exelon’s non-employee directors receive the compensation shown in the following table and explained in the accompanying notes. Two employee directors, Messrs. Crane and Shattuck, not shown in the table, received no additional compensation for service as a director in 2012.

	Committee Memberships	Fees Earned or Paid in Cash		Stock Awards (see description below)	Change in Pension Value and Nonqualified Compensation Earnings	All Other Compensation	Total
		Annual Board & Committee Retainers	Board & Committee Meeting Fees
					(Note 1)	(Note 2)

Berzin (3)	A, E, R	$44,272	$46,000	$80,376	—	$15,000	$185,648
Canning	A, C, G	52,921	58,000	100,000	—	15,000	225,921
D’Alessio	C, G	56,827	50,000	100,000	—	—	206,827
de Balmann (3)	A, R	44,272	38,000	80,376	—	15,000	177,648
DeBenedictis	E(Ch), G, P	65,000	57,000	100,000	—	15,000	237,000
Diaz	E, P, R	55,000	55,000	100,000	—	5,000	215,000
Gin	A(Ch), G, I, R	73,049	64,000	100,000	—	—	237,049
Greco (5)	C(Ch), E, G	60,000	50,000	100,000	—	—	210,000
Joskow	A, E, I, R	55,000	66,000	100,000	—	5,000	226,000
Lawless (3)(5)	C, G(Ch)	48,297	36,000	80,376	—	—	164,673
Mies	A, G, P(Ch), R	80,000	73,000	100,000	—	—	253,000
Palms (4)		15,604	19,000	19,355	—	—	53,959
Richardson (5)	A, C, G, I, L	75,124	76,000	100,000	—	15,000	266,124
Ridge	E, R	50,000	40,000	100,000	—	15,000	205,000
Rogers	G, I(Ch)	60,000	40,000	100,000	—	15,000	215,000
Steinour	A, C, R(Ch)	63,049	66,000	100,000	—	15,000	244,049
Thompson	C, E	50,000	46,000	100,000	—	—	196,000
Total All Directors		948,415	880,000	1,560,483	0	130,000	3,518,898

Committee Membership Key

Audit = A, Chairman = Ch, Compensation = C, Corporate Governance = G, Energy Delivery Oversight = E, Investment Oversight = I, Generation Oversight = P, Risk Oversight = R,

Lead Director = L

Notes:

(1)	Values in this column represent that portion of the directors accrued earnings in their non-qualified deferred compensation account that were considered as above market. See the description below under the heading “Deferred Compensation.” For 2012, none of the directors recognized any such earnings.

(2)	Values in this column represent the company’s matching portion of the director’s contribution to qualified educational institutions pursuant to Exelon’s matching gift plan described below in Other Compensation.

(3)	Ms. Berzin, Mr. de Balmann and Mr. Lawless joined the board on March 12, 2012. All retainers were prorated from that date.

(4)	Dr. Palms retired from the board on March 12, 2012. All retainers were prorated through that date.

(5)	In addition to the amounts shown in the table Ms. Greco, Mr. Lawless and Dr. Richardson, who also served as directors of the Exelon Foundation during 2012, received $6,000, $4,000 and $8,000 respectively from the Foundation for attending meetings of the Foundation’s board. Exelon contributes to the Foundation to pay for the Foundation’s operating expenses.

Fees Earned or Paid in Cash

The Exelon board has a policy of targeting their compensation to the median board compensation of the same peer group of companies used to benchmark executive compensation. All directors receive an annual retainer of $50,000 paid in cash. The Lead Director received an annual retainer of $25,000. Committee chairs receive an additional $10,000 retainer per year. In recognition of the additional time commitment and responsibility, members of the audit committee and generation oversight committee, including the committee chairs, receive an additional $5,000 per year for their participation on these committees, and the chairs of these committees receive a $20,000 annual retainer. Effective March 1, 2013, the non-executive chairman of the board will receive an annual retainer of $300,000.

Directors receive $2,000 for each meeting of the board, board committee or sub-committee that they attend, whether in person or by means of teleconferencing or video conferencing equipment. Directors serving on the generation oversight committee receive $3,000 for each meeting of that committee they attend due to the additional travel that is required and the length of those meetings. Directors also receive a $2,000 meeting fee for attending the annual shareholders meeting and the annual strategy retreat.

Stock Awards

Rather than paying directors entirely in cash, Exelon pays a significant portion of director compensation in the form of deferred stock units. The deferred stock units are not paid out to the directors until they retire from the board, leaving these amounts at risk during the director’s entire tenure on the board. Directors are required under the Exelon Corporate Governance Principles to own 5,000 shares of Exelon common stock or deferred stock units within five years after their election to the board.

Directors receive deferred stock units worth $100,000 per year. Deferred stock units are granted and credited to a notional account maintained on the books of the corporation at the end of each calendar quarter based upon the closing price of Exelon common stock on the day the quarterly dividend is paid. Deferred stock units earn the same dividends available to all holders of Exelon common stock, which are reinvested in the account as additional stock units.

As of December 31, 2012, the directors held the following amounts of deferred Exelon common stock units. The units are valued at the closing price of Exelon common stock on December 31, 2012, which was $29.74. Legacy plans include those stock units earned from Exelon’s predecessor and merged companies, PECO Energy Company, Unicom Corporation and Constellation Energy Group, Inc. For Mr. Rogers, the legacy deferred stock units reflect accrued benefits from the Unicom 1996 Directors Fee Plan, which was terminated in 2000; for Ms. Berzin, Mr. de Balmann and Mr. Lawless the legacy units reflect accrued benefits from the Constellation Energy Group, Inc. Deferred Compensation Plan for Non-employee Directors that was terminated on March 12, 2012.

	Year First Elected to the Board	Deferred Stock Units From Legacy Plans	Deferred Stock Units From Exelon Plan	Total Deferred Stock Units	Fair Market Value as of 12/31/12

		#	#	#	$

Anthony K. Anderson	2013	0	0	0	0
Ann C. Berzin	2012	22,960	2,388	25,348	$753,850
John A. Canning	2008	0	11,511	11,511	342,337
M. Walter D’Alessio	1983	0	21,330	21,330	634,354
Yves C. de Balmann	2012	31,705	2,388	34,093	1,013,926
Nicholas DeBenedictis	2002	0	18,614	18,614	553,580
Nelson A. Diaz	2004	0	18,470	18,470	549,298
Sue L. Gin	1993	0	12,315	12,315	366,248
Rosemarie B. Greco	1998	0	23,405	23,405	696,065
Paul L. Joskow	2007	0	12,901	12,901	383,676
Robert J. Lawless	2012	35,178	2,388	37,566	1,117,213
Richard W. Mies	2009	0	10,400	10,400	309,296
John M. Palms	1990	0	16,218	16,218	482,323
William C. Richardson	2005	0	16,417	16,417	488,242
Thomas J. Ridge	2005	0	16,127	16,127	479,617
John W. Rogers, Jr	1999	4,204	27,180	31,384	933,360
Stephen D. Steinour	2007	0	13,215	13,215	393,014
Donald Thompson	2007	0	13,215	13,215	393,014
Total All Directors		94,047	238,482	332,529	$9,889,412

Deferred Compensation

Directors may elect to defer any portion their cash compensation in a non-qualified multi-fund deferred compensation plan. Each director has an unfunded account where the dollar balance can be invested in one or more of several mutual funds, including one fund composed entirely of Exelon common stock. Fund balances (including those amounts invested in the Exelon common stock fund) will be settled in cash and may be distributed in a lump sum or in annual installment payments upon a director’s reaching age 65, age 72 or upon retirement from the board. These funds are identical to those that are available to executive officers and are generally identical to those available to company employees who participate in the Exelon Employee Savings Plan. Directors and executive officers have one additional fund not available to employees that, through its composition, provides returns that can be in excess of 120% of the federal long-term rate that is used by the IRS to determine above market returns. However, during 2012 none of the directors had investments in this fund.

Other Compensation

Exelon pays the cost of a director’s spouse’s travel, meals, lodging and related activities when the spouses are invited to attend company or industry related events where it is customary and expected that directors attend with their spouses. The cost of such travel, meals and other activities is imputed to the director as additional taxable income. However, in most cases there is no incremental cost to Exelon of providing transportation and lodging for a director’s spouse when he or she accompanies the director, and the only additional costs to Exelon are those for meals and activities and to reimburse the director for the taxes on the imputed income. In 2012, incremental cost to the company to provide these perquisites was less than $10,000 per director and the aggregate amount for all directors as a group, a total of 17 directors, was $12,017. The aggregate amount paid to all directors as a group (17 directors) for reimbursement of taxes on imputed income was $10,624.

Exelon has a board compensation and expense reimbursement policy under which directors are reimbursed for reasonable travel to and from their primary or secondary residence and lodging expenses incurred when attending board and committee meetings or other events on behalf of Exelon (including director’s orientation or continuing education programs, facility visits or other business related activities for the benefit of Exelon). Under the policy, Exelon will arrange for its corporate aircraft to transport groups of directors, or when necessary, individual directors, to meetings in order to maximize the time available for meetings and discussion. Directors may bring their spouses on Exelon’s corporate aircraft when they are invited to an Exelon event, and the value of this travel, calculated according to IRS regulations, is imputed to the director as additional taxable income. Exelon has a matching gift program available to directors and officers that matches their contributions to educational institutions up to $15,000 per year and a matching gift program for other employees that matches their contributions to educational institutions up to $10,000 per year for executives and up to $5,000 per year for other officers.

Exelon’s Independent Accountant for 2013

Proposal 2: The Ratification of PricewaterhouseCoopers LLP as Exelon’s Independent Accountant for 2013

The audit committee and the board of directors believe that PricewaterhouseCoopers’ knowledge of Exelon is invaluable. Representatives of PricewaterhouseCoopers working on Exelon matters are periodically changed, providing Exelon with audit personnel with a variety of experiences. PricewaterhouseCoopers has direct access to members of the audit committee, and PricewaterhouseCoopers’ representatives regularly attend audit committee meetings. Representatives of PricewaterhouseCoopers will attend the annual meeting to answer appropriate questions, and may make a statement if they desire.

In July 2002, the Exelon audit committee adopted a policy for pre-approval of services to be performed by the independent accountants. The committee pre-approves annual budgets for audit, audit-related and tax compliance and planning services. The services that the committee will consider include services that do not impair the accountant’s independence and add value to the audit, including audit services such as attest services and scope changes in the audit of the financial statements, the issuance of comfort letters and consents in relation to financings, audit-related services such as accounting advisory services related to proposed transactions and new accounting pronouncements, the provision of attest services in relation to regulatory filings and contractual obligations, and tax compliance and planning services. With respect to non-budgeted services in amounts less than $500,000, the committee delegated authority to the committee’s chair to pre-approve such services. All other services must be pre-approved by the committee. The committee receives quarterly reports on all fees paid to the independent accountants. None of the services provided by the independent accountants was provided pursuant to the de minimis exception to the pre-approval requirements contained in the SEC’s rules.

The following table presents fees for professional audit services rendered by PricewaterhouseCoopers LLP for the audit of Exelon’s annual financial statements for the years ended December 31, 2012 and 2011, and fees billed for other services rendered by PricewaterhouseCoopers LLP during those periods. Fees include amounts related to the year indicated, which may differ from amounts billed.

	Year Ended December 31,
(in thousands)	2012	2011

Audit fees (a)	$23,572	$9,807
Audit related fees (b)	1,649	3,933
Tax fees (c)	2,076	738
All other fees (d)	45	185

(a)	Audit fees include financial statement audits and reviews under statutory or regulatory requirements and services that generally only the auditor reasonably can provide, including issuance of comfort letters and consents for debt and equity issuances and other attest services required by statute or regulation. The significant fee increase in 2012 as compared to 2011 is primarily due to the impact of Exelon’s March 2012 Merger with Constellation.
(b)	Audit related fees consist of assurance and related services that are traditionally performed by the auditor. This category includes fees for accounting assistance and due diligence in connection with proposed acquisitions or sales and consultations concerning financial accounting and reporting standards.

(c)	Tax fees consist of the aggregate fees billed for professional services rendered by PricewaterhouseCoopers LLP for tax compliance, tax advice, and tax planning. These services included tax compliance and preparation services, including the preparation of original and amended tax returns, claims for refunds, and tax payment planning, and tax advice and consulting services, including assistance and representation in connection with tax audits and appeals, tax advice related to proposed acquisitions or sales, employee benefit plans and requests for rulings or technical advice from taxing authorities.

(d)	All other fees reflect work performed primarily in connection with research and audit software licenses.

The board of directors recommends a vote “FOR”

the ratification of PricewaterhouseCoopers LLP

as Exelon’s Independent Accountant for 2013

Ownership of Exelon Stock

Stock Ownership Requirements for Directors and Officers

Under Exelon’s Corporate Governance Principles, all directors are required to own within five years after election to the board at least 5,000 shares of Exelon common stock or deferred stock units or shares accrued in the Exelon common stock fund of the directors’ deferred compensation plan. The corporate governance committee utilized an independent compensation consultant who determined that, compared to its peer group, Exelon’s ownership requirement is reasonable.

Officers of Exelon and its subsidiaries are required to own certain amounts of Exelon common stock, depending on their seniority, in order to closely align their interests with those of Exelon’s shareholders. Ownership guidelines were first established in 2001 and have been revised from time to time by the compensation committee of the board of directors. The ownership guidelines are expressed both a fixed number of shares and a multiple of annualized base salary to avoid arbitrary changes to the ownership requirements that could arise from ordinary course volatility in the market price for Exelon’s shares.

Prior to 2012, Exelon shares held through registered or beneficial ownership, either directly or by the officer or family members living in the same household, as well as shares held in employee benefit plans, earned but un-vested performance shares, and deferred shares counted toward an officer’s ownership target. In 2011 Exelon modified its long-term incentive award program to use restricted stock, instead of stock options, for awards for executives below the level of senior vice president as disclosed in Exelon’s proxy statement for its annual meeting in 2012. At that time, unvested restricted shares were not counted toward officers’ stock ownership requirements.

In July 2012, the compensation committee approved the addition of unvested restricted shares and restricted stock units to the holdings of Exelon stock that count toward officers’ stock ownership requirements. The compensation committee determined that this change was consistent with common practice, based on the advice of the compensation consultant and management’s knowledge of practices at other companies, and was warranted following the change in long-term incentive awards in 2011. In 2012, the compensation committee also recalibrated the fixed number of shares for senior vice presidents as a group and for vice presidents as a group, based on the 60-day average stock price as of September 30, 2012, and then-current executive base pay average and the applicable multiple of annual salary, resulting in an increase in the fixed number of shares from 10,000 to 17,500 for senior vice presidents and from 4,000 to 6,500 for vice presidents. The fixed number of shares for each officer above the level of senior vice president was also recalculated, based on the 60-day average stock price as of September 30, 2012, and the individual executive’s annual salary and the applicable multiple of annual salary. The compensation committee also restarted the five-year acquisition period for all executives, effective September 30, 2012. The following revised ownership targets were established for all officers on September 30, 2012.

Officer	Number of Exelon Shares

Chief Executive Officer	5 x annual salary divided by 60-day average share price
Exelon executive vice presidents and above	3 x annual salary divided by 60-day average share price
Presidents of subsidiary companies	2 x annual salary divided by 60-day average share price
Senior vice presidents	The lesser of 17,500 shares or 2 x annual salary divided by 60-day average share price
Vice presidents and other executives	The lesser of 6,500 shares or 1 x annual salary divided by 60-day average share price

The following table shows the status of each currently-employed NEO against the new ownership targets as of March 1, 2013.

Name	Stock Ownership Target (Shares)	Total Shares and Share Equivalents Held as of 2/1/2013	Stock Ownership (Percent) (b)/(a)
	(a)	(b)	(c)

Christopher M. Crane	156,718	290,162	185%
Jonathan W. Thayer	53,148	109,411	206%
Denis P. O’Brien	59,280	114,407	193%
William A. Von Hoene, Jr.	57,236	106,281	186%

Beneficial Ownership Table

The following table shows the ownership of Exelon common stock as of December 31, 2012 by each director, each named executive officer in the Summary Compensation Table, and for all directors and executive officers as a group.

	[A]	[B]	[C]	[D]=[A]+[B]+[C]	[E]	[F]=[D]+[E]
	Beneficially Owned Shares	Shares Held in Company Plans	Vested Stock Options and Options that Vest Within 60 days	Total Shares Held	Share Equivalents to be Settled in Cash or Stock	Total Share Interest
		(Note 1)			(Note 2)

Directors (Note 3)
Ann C. Berzin		25,348		25,348		25,348
John A. Canning, Jr.	5,000	11,511		16,511	1,026	17,537
M. Walter D’Alessio	14,481	21,330		35,811		35,811
Yves C. de Balmann	1,910	34,093		36,003		36,003
Nicholas DeBenedictis	5,000	18,614		23,614		23,614
Nelson A. Diaz	1,500	18,470		19,970	5,803	25,773
Sue L. Gin	53,837	12,315		66,152	16,360	82,512
Rosemarie B. Greco	2,000	23,405		25,405	5,655	31,060
Paul L. Joskow	2,000	12,901		14,901	5,598	20,499
Robert J. Lawless	3,273	37,566		40,839		40,839
Richard W. Mies		10,400		10,400		10,400
John M. Palms		16,218		16,218		16,218
William C. Richardson	1,578	16,417		17,995		17,995
Thomas J. Ridge		16,127		16,127	11,998	28,125
John W. Rogers, Jr.	11,374	31,384		42,758	12,760	55,518
Stephen D. Steinour	4,666	13,215		17,881	15,487	33,368
Donald Thompson		13,215		13,215	10,807	24,022

Named Officers
Christopher M. Crane	56,144	41,067	297,750	394,961	4,397	399,358
Jonathan W. Thayer	5,619	18,637	393,768	418,024	0	418,024
Mayo A. Shattuck III	446,286	69,224	2,608,224	3,123,734	0	3,123,734
Denis P. O’Brien	31,692	21,483	195,450	248,625	4,669	253,294
William A. Von Hoene, Jr.	33,107	24,167	156,950	214,224	2,337	216,561
John W. Rowe	379,953	0	1,353,000	1,732,953	0	1,732,953
Matthew F. Hilzinger	7,258	0	130,700	137,958	1,138	139,096
Total
Directors & Executive Officers as a group (31 people) See Note 4	1,188,466	634,437	5,867,881	7,690,784	101,826	7,792,610

(1)	The shares listed under Shares Held in Company Plans, Column [B], include restricted shares, shares held in the 401(k) plan, and deferred shares held in the Stock Deferral Plan.

(2)	The shares listed above under Share Equivalents to be Settled in Cash, Column [E], include unvested performance shares that may be settled in cash or stock depending on where the named officer stands with respect to the stock ownership requirement, and phantom shares held in a non-qualified deferred compensation plan which will be settled in cash on a 1 for 1 basis upon retirement or termination.

(3)	Mr. Anthony K. Anderson was first elected to the board in January 2013 and he does not yet own any Exelon shares.

(4)	Beneficial ownership, shown in Column [A], of directors and executive officers as a group represents less than 1% of the outstanding shares of Exelon common stock. Total includes share holdings from all directors and NEOs as well as those executive officers listed in Item 1, Executive Officers of the Registrants in Exelon’s 2012 Annual Report on Form 10-K filed on February 22, 2013, who are not NEOs for purposes of compensation disclosure.

Other Significant Owners of Exelon Stock

Shown in the table below are those owners who are known to Exelon to hold more than 5% of the outstanding common stock. This information is based on the most recent Schedule 13Gs filed with the SEC by BlackRock, Inc. on February 4, 2013 and State Street Corporation on February 8, 2013.

Name and address of beneficial owner	Amount and nature of beneficial ownership	Percent of class

State Street Corporation State Street Financial Center One Lincoln Street Boston, MA 02111	52,982,662	6.2%
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	45,657,522	5.35%

State Street Corporation disclosed in its Schedule 13G that it has shared voting and dispositive power over 52,982,662 shares.

BlackRock, Inc. disclosed in its Schedule 13G that it has sole power to vote or to direct the vote and sole power to dispose or direct the disposition of 45,657,522 shares.

Securities Authorized for Issuance under Exelon Equity Compensation Plans

Plan Category	Number of securities to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans
	(Note 1)		(Note 2)

	(a)	(b)	(c)

Equity compensation plans approved by security holders	23,998,000	$45.91	27,735,000

(1)

Balance includes stock options, unvested performance shares and unvested restricted shares granted under the Exelon Long Term Incentive Plan or predecessor company plans and shares awarded under those plans and deferred into the Stock Deferral Plan. Balance also includes 9,057,000 shares to be issued pursuant to converted stock options, performance share and restricted stock awards granted under the Constellation Energy Group Inc. Long Term Incentive Plan and converted to Exelon awards on March 12, 2012. Each Constellation award was converted into the right to receive 0.93 shares of Exelon common stock for each share of Constellation common stock awarded under the Plan. The balance excludes 20,965,000 shares from awards that will be settled in cash only, and 548,000 shares from restricted stock awards in which the underlying shares are already issued and outstanding. The balance also includes 318,000 deferred stock units granted to members of the board of directors pursuant to the Exelon Corporation Non-employee Directors Deferred Stock Unit Plan and the Constellation Energy Group Inc. Deferred Compensation Plan for Non-employee Directors.

(2)	Balance includes 7,460,000 shares reserved by Constellation for issuance under its Long Term Incentive Plan and converted to the right to receive Exelon common stock at the rate of 0.93 shares for each share of Constellation common stock. Balance excludes all securities that are shown in column (a).

Section 16(a) Beneficial Ownership Reporting Compliance

Based upon signed affirmations received from directors and officers, as well as administrative review of company plans and accounts administered by private brokers on behalf of directors and officers which have been disclosed to Exelon by the individual directors and officers, Exelon believes that its directors and officers made all required filings on a timely basis during 2012, with the exception of reports that the company filed late on behalf of Ms. Anne Pramaggiore and Messrs. Crane and Shattuck, which reported an off-cycle grant of restricted stock units to Ms. Pramaggiore effective upon the closing of the Merger with Constellation and grants made to Messrs. Crane and Shattuck when the board determined their compensation after the Merger. The filings were made as soon as the company became aware of the delinquency.

Stock Performance Chart

The performance graph below illustrates a ten-year comparison of cumulative total returns based on an initial investment of $100 in Exelon Corporation common stock, as compared with the S&P 500 Stock Index and the S&P Utility Index for the period 2003 through 2012.

The performance chart assumes $100 invested on December 31, 2002 in Exelon Corporation common stock, in the S&P 500 Stock Index and in the S&P Utility Index, and that all dividends are reinvested.

	Value of Investment at December 31,

	2002	2003	2004	2005	2006	2007	2008	2009	2010	2011	2012

Exelon Corporation	$100.00	$130.17	$179.06	$223.07	$267.20	$361.11	$253.28	$232.02	$207.79	$227.35	$165.16
S&P 500	$100.00	$128.68	$142.68	$149.69	$173.33	$182.85	$115.20	$145.69	$167.63	$171.17	$198.57
S&P Utilities	$100.00	$126.26	$156.92	$183.33	$221.82	$264.80	$188.06	$210.46	$221.95	$266.24	$269.73

Source: Bloomberg

Compensation Discussion and Analysis

Exelon’s named executive officers (“NEOs”) in 2012 are listed below.

Officer	Title

Christopher M. Crane	President and Chief Executive Officer (CEO)
Jonathan W. Thayer	Executive Vice President and Chief Financial Officer (CFO)
Mayo A. Shattuck III	Executive Chairman
Denis P. O’Brien	Senior Executive Vice President, Exelon and CEO, Exelon Utilities
William A. Von Hoene, Jr.	Senior Executive Vice President and Chief Strategy Officer
John W. Rowe	Chairman and CEO
Matthew F. Hilzinger	Senior Vice President and Chief Financial Officer

Messrs. Crane, Thayer, Shattuck, O’Brien and Von Hoene all assumed their positions on March 12, 2012 upon the completion of the Merger with Constellation. Mr. Rowe retired on March 12, 2012. Mr. Hilzinger became Executive Vice President and Chief Integration Officer on March 12, 2012 and retired on April 15, 2012.

Mr. Shattuck retired as executive chairman and ceased to be an employee of Exelon on February 28, 2013. He continues to serve as non-executive chairman and as a director of Exelon.

Executive Summary

This Executive Summary is intended to provide an overview of the key 2012 compensation decisions made and the business and market context influencing those decisions. In particular, we have included a discussion of our organization, 2012 business highlights and performance, compensation philosophy and objectives, key 2012 pay actions, initial 2013 pay program changes, and other key pay practices.

Business Organization

Exelon is the nation’s leading competitive energy provider, with 2012 revenues of approximately $23.5 billion. Headquartered in Chicago, Exelon has operations and business activities in 47 states, the District of Columbia and Canada. Exelon has approximately 35,000 megawatts of owned capacity comprising one of the nation’s cleanest and lowest-cost power generation fleets. The company’s Constellation business unit provides energy products and services to approximately 100,000 business and public sector customers and more than 1 million residential customers. Exelon’s utilities deliver electricity and natural gas to more than 6.6 million customers in central Maryland (BGE), northern Illinois (ComEd) and southeastern Pennsylvania (PECO).

2012 Performance Highlights

The 2012 compensation decisions made reflected the company’s strategic, operational, financial and stock performance results which are outlined below:

Successful strategic Merger. The company successfully consummated its strategic Merger with Constellation, resulting in one of the largest competitive integrated energy companies in the United States.

■	The Merger allows the company to achieve scale and operational synergies that will create a strong foundation for long-term growth and stability.

■	Aligns Exelon’s clean generation fleet with Constellation’s customer-facing leading retail and wholesale platform.

■	Creates a diversified portfolio across competitive and regulated businesses and geographies.

■

Provides a unique presence and perspective across the energy value chain – from generation and energy supply to transmission and delivery, giving the company unmatched perspective on today’s energy challenges and the resources to address them.

■	The Merger integration was completed successfully.

■	Exelon cleared many regulatory hurdles in multiple jurisdictions in record time.

■	The Merger was recognized as Platt’s Global Energy Award strategic deal of the year.

■	The company achieved desired synergies and fulfilled all Merger commitments.

■	The combined commercial business successfully merged operations and traded as a single operation on the day after the Merger closed.

■	The leadership team and new organization structure are now in place.

■

We expect the new organizational structure and leadership team to serve the company well going forward, allowing us to realize significant improvements in both operational and financial performance in the coming years.

Continued success around client service and capacity. Exelon continued to provide superior service to customers and expanded capacity for future service.

■	Each of our utilities achieved industry best quartile performance in safety, and all three achieved their best reliability performances on record.

■	The company instituted an aggressive and effective response to Hurricane Sandy. The three utilities won Edison Electric Institute’s 2012 Emergency Response awards for their actions.

■

Exelon demonstrated leadership in the nuclear industry with an overall nuclear capacity factor of 92.7%. This is the tenth consecutive year with capacity factor over 92% and our annual capacity factor continued our run as a leading nuclear generator in the U.S.

■	Large wind, hydro, and gas-fired generating facilities performed above production plan.

■	The company added nearly 500 MW of new capacity, including 404 MW of wind, 31 MW of solar and increase of 63 MW in nuclear uprates.

Financial and stock performance below our expectations due to challenging market environment. We continued to face a challenging external environment driven largely by lower natural gas prices.

■

Natural gas prices have been falling consistently with rising supplies, due in large part to the expansion and success of fracking technology, leading to depressed forward prices that resulted in lower margins for the Exelon portfolio.

■	Exelon faces unique exposure to natural gas price movements:

■

Natural gas sets the market clearing price for a majority of the markets in which Exelon participates. As the price of natural gas decreases, so does the price of power. For a company with generation fueled by natural gas, a reduction in revenues is offset by a reduction in fuel costs. But for Exelon, with a significant majority of its unregulated generation from nuclear plants, a reduction in revenue is not offset by lower fuel costs, giving Exelon unique exposure to falling natural gas prices.

■	Despite the challenging operating environment, the company closed the year within adjusted earnings guidance.

■

We took several steps during 2012 to strengthen our strong credit metrics. Most significantly, we reduced our growth investment plans by $2.3 billion during the year by delaying or canceling nuclear uprate projects and reducing other investment targets.

■	Achievement of favorable results relative to guidance for funds from operations to debt ratio at Exelon Generation and holding company (31%).

■	Free cash flow of $1.4 billion, primarily due to lower capital expenditures.

■

Despite an otherwise very strong year operationally, Exelon’s stock price has underperformed relative to its peers. This largely reflects our unique exposure to the impact of lower gas prices as discussed above. The graph below shows the high correlation between Exelon’s stock price and spot natural gas prices.

Compensation Philosophy and Objectives

Exelon’s executive compensation program is designed to attract, retain, motivate and reward senior management for achieving financial, operational, strategic objectives to further Exelon’s vision of providing superior value to its customers, employees, and investors as well as the communities it serves. Exelon’s compensation program has three guiding principles.

■

Link compensation to performance results. The program is weighted in favor of incentive pay, in the form of annual and long-term performance incentives, to motivate and reward strong operational and financial performance and the creation of shareholder value. The program provides the compensation committee with some level of discretion to modify awards based on individual performance and other compelling performance factors, recognizing that some performance needs to be assessed in context, and some performance cannot be planned for, particularly in a time of transition.

■

Align the interests of our NEOs and shareholders. As noted above, both the annual and long-term incentive programs reward our NEOs for achievement of key financial and operational measures. These measures of success create a close alignment between our NEOs and long-term shareholder interests. Further, a substantial portion of compensation is granted as equity-based awards that align NEOs with the interests of Exelon’s shareholders.

■

Attract, motivate, and retain high caliber leadership by providing competitive compensation opportunities. The program assesses total compensation opportunities against appropriate external companies to enable it to attract and retain executives with the experience and talent required to achieve our strategic objectives.

The discussion below explains how we put this philosophy into practice in 2012 and 2013.

2012 Compensation Highlights

In making compensation decisions for our NEOs in 2012, the compensation committee focused on finding an appropriate balance between rewarding our strategic success and continued strong operational performance during this pivotal year with our recent stock price performance, which has been so heavily influenced by falling natural gas prices. The compensation committee believes that 2012 pay decisions reflect this balance, recognizing the outsized efforts and strong performance associated with the Merger and integration, our national leadership in client service and capacity, the establishment of a new leadership team for the merged entity, and our ability to retain key leaders during a time of significant transition. We believe our company is now well positioned to effectively manage the current downturn in the electricity market and drive the company forward.

Based on the performance highlighted above, the committee made the following compensation decisions for 2012 for the NEOs:

■

Increased salary and target bonus levels for select NEOs based on increased organizational size, complexity and broader responsibilities. In connection with the completion of the Merger and increased responsibilities select NEOs received increased base salary and target bonus levels.

■

Provided annual incentive payouts for corporate executives at 95% of target based on the achievement of adjusted (non-GAAP) operating EPS of $2.91 vs. target of $2.95. For a reconciliation of adjusted (non-GAPP) operating EPS, see below.

■

Capped and reduced annual incentive payouts for Messrs. O’Brien and Hilzinger under the Shareholder Protection Feature (“SPF”). The SPF is designed to ensure business unit payouts take into account overall corporate performance (even if independent unit performance is strong).

■

Applied Individual Performance Multipliers (“IPMs”) of 110% to annual incentive payouts for all continuing NEOs to reflect the extraordinary effort associated with the successful consummation of the Merger. Messrs. Rowe and Hilzinger received IPMs of 100%.

■

Determined performance under the Performance Share Unit (“PSU”) program at 125% of target. Payout was based on overall achievement versus the six PSU goal categories that were chosen to reflect the business priorities the committee identified in this year of transition (i.e., operational excellence, financial management, policy advocacy, opportunistic M&A, organic growth, and risk management), with the greatest weight given to the successful consummation of the Merger and delivery of outstanding client service during the year, including the response to Hurricane Sandy.

Note: Adjusted (non-GAAP) Operating Earnings

Adjusted (non-GAAP) operating earnings, which generally exclude significant one-time charges or credits that are not normally associated with ongoing operations, mark-to-market adjustments from economic hedging activities and unrealized gains or losses from nuclear decommissioning trust fund investments, are provided as a supplement to results reported in accordance with GAAP. Management uses such adjusted (non-GAAP) operating earnings internally to evaluate the company’s performance and manage its operations.

Twelve months ended December 31, 2012	Exelon

2012 Adjusted (non-GAAP Operating Earnings (Loss) Per Share for Compensation Purposes	$2.91
Adjustment by Compensation Committee	$0.06
2012 Adjusted (non-GAAP) Operating Earnings (Loss) Per Share as Reported in Earnings Release	$2.85
Mark-to-market impact of economic hedging activities	0.38
Unrealized gains related to nuclear decommissioning trust funds	0.07
Plant retirements and divestitures	(0.29)
Constellation merger and integration costs	(0.31)
Maryland commitments related to Constellation merger	(0.28)
Amortization of commodity contract intangibles	(0.93)
FERC settlement	(0.21)
Reassessment of state deferred income taxes	0.14
Amortization of the fair value of certain debt	0.01
Midwest Generation bankruptcy charges	(0.01)
FY 2012 GAAP Earnings (Loss) Per Share	$1.42

Compensation Changes in 2013 Based on Shareholder Outreach and Voting

As has been our practice, prior to our 2012 annual meeting, we reached out to 30 of our largest shareholders to discuss our compensation program and the upcoming vote. During these meetings, we also discussed proxy advisory firm recommendations and solicited feedback from our shareholders on the 2011 compensation of our named executive officers.

In response to feedback from our shareholders (including the 2012 say-on-pay vote results that were 74.9% in favor), and to reflect the challenges to our business highlighted above, the compensation committee has made the following changes to the compensation program for 2013, which were primarily focused on long-term incentives:

■

Reduced the number of goal categories from six to two in our PSU plan (i.e., operational excellence (40%) and financial management (60%)) to reflect the fact that the transition brought about by the Merger is complete, and our path forward is clear. The two goal categories will improve focus on two of our key strategic imperatives, protecting our credit rating and continuing to deliver reliable energy to our customers.

■	Moved to a more quantitative assessment approach for the PSU goals to enhance objectivity and transparency.

■

Reinstated total shareholder return (“TSR”) as a formulaic award modifier in the PSU plan to strengthen alignment with shareholders: awards can be increased or decreased by up to 25% based on TSR performance relative to other energy services companies with business models most similar to ours.

■	Increased the duration of the PSU performance cycle from one year to three years to provide a longer-term focus.

■	Changed the PSU payout range from 75%-125% to 50%-150% in recognition of the more highly quantitative/formulaic approach to assess goal attainment.

■

Eliminated all grants of stock options by changing the mix of long-term incentives for NEOs from 75% performance shares and 25% stock options to two-thirds performance shares and one-third restricted stock units (“RSUs”). The mix of vehicles now better aligns with industry practice.

Executive Compensation Practices

Exelon’s executive compensation philosophy focuses on pay-for-performance and reflects appropriate governance practices aligned with the needs of our business. Below is a summary of our executive compensation practices as well as a list of those practices we avoid.

What We Do	What We Don’t Do

Pay-for-performance: A majority of executive compensation is performance-based and is tied to our financial and operational performance, individual performance and Exelon stock price performance.

Stock Ownership: NEOs must acquire and hold Exelon stock, including a requirement for our CEO to own stock equal in value to at least five times his annual salary within five years of appointment. Executive officers may not sell Exelon stock except through a stock trading plan designed to comply with Rule 10b5-1.

Double Trigger Change-in-Control Benefits: Change-in-Control agreements provide for benefits only if the executive is involuntarily terminated (without cause) in conjunction with a change-in-control.

Mitigation of Undue Risk: Our compensation plans have provisions to mitigate undue risk, including caps on the maximum level of payouts (200% on annual awards and 137.5% on PSUs), recoupment (“clawback”) provisions, multiple performance metrics and board and management processes to identify risk. We do not believe any of our compensation programs create risks that are reasonably likely to have a material adverse impact on the company.

Independent Executive Compensation Consultant: The compensation committee works with an independent executive compensation consultant on matters concerning executive pay and governance. This consultant provides no other services to Exelon.

No Excise Tax Gross-Ups Upon Change in Control: We have eliminated the excise tax gross-ups on termination payments in change in control agreements entered into after April 2009.

No Excessive Executive Perquisites: We provide only standard benefits and perquisites (e.g., executive disability, annual medical exam and life insurance) that are consistent with competitive practices.

No CEO Employment Agreement.

No Additional Credited Service Under Benefit Plans: We have not granted additional years of credited service under supplemental executive retirement plans since 2004.

No Repricing of Out of the Money Stock Options; No Grants Below 100% of Fair Market Value.

No Inclusion of Long-term Incentive Awards in Severance Calculations.

No Hedging, Short Sales, Derivative Transactions or Pledging in Company Stock Are Permitted.

Pay for Performance Analysis

As discussed under Compensation Philosophy and Objectives above, the executive pay program is focused on linking executive compensation outcomes to company performance and long-term shareholder interests. We believe the analysis and discussion below demonstrate this commitment to pay for performance.

2012 Pay Mix

As the following charts show, 86% of our CEO’s target pay – and, on average, 82% of the pay for our other NEOs – is performance-based and subject to the achievement of pre-defined performance targets.

Realizable CEO Compensation

Equity-based long-term incentive awards represent a large part of our NEOs’ compensation. The performance-based nature of these awards ties their value directly to the value realized by shareholders and results in a loss of compensation when the underlying performance measures are not met and when the stock price declines.

By analyzing realized and realizable values, we find that our long-term incentive plans have operated as designed and have aligned our executives with the value delivered to our shareholders.

For example, the Summary Compensation Table reports the potential value of stock options granted to Mr. Crane at their grant date fair value. However, as of March 14, 2013, Mr. Crane has realized no value from the stock options granted to him since 2004 because their strike prices are higher than the current price of Exelon’s stock.

Similarly, no value was realized from performance shares awarded in 2010 when performance share payouts were 0%, even though the Summary Compensation Table shows the potential value of the performance shares at their grant date fair value.

The following chart illustrates the difference in the grant date fair value of long-term incentive awards over the past five years versus the realizable value of these awards as of December 31, 2012. While this chart applies specifically to the CEO, the results for the other named executive officers are similar. For years 2008-2011, the chart refers to compensation for Mr. Rowe. The compensation in 2012 represents compensation paid to Mr. Crane.

Note: Grant Date Fair Value represents values presented in the Summary Compensation Table for stock and option awards for the applicable years. Value at December 31, 2012 represents cash payments for performance shares made upon vesting dates and valued at the stock price on vesting date for 2008 and 2009. Value for 2011 and 2012 is based on number of outstanding shares at closing price on December 31, 2012 of $29.74. No value is included for options because as of December 31, 2012 all options were out of the money.

The result of these differences in grant date fair value and realized value is that the long-term incentive plans have operated as designed and reduced the realized compensation of our executives when the value to our shareholders has declined. The table below shows Exelon’s CEO compensation (base salary, annual incentive and long-term incentives) versus Exelon’s total shareholder return over the last five years indexed to a $100 investment in Exelon stock as of December 31, 2007. TSR represents the total return of an investment in stock, including changes in stock price and assuming that dividends are reinvested. Note that for years 2008-2011, the chart refers to compensation for Mr. Rowe. The compensation in 2012 represents compensation paid to Mr. Crane.

Note: Grant Value represents values presented in the Summary Compensation Table for salary, stock awards, option awards and non-equity incentive plan compensation for the applicable years. Value at December 31, 2012 represents values presented in the Summary Compensation Table for salary and non-equity incentive plan compensation for the applicable years. It also reflects cash payments for performance shares made upon vesting dates and valued at the stock price on vesting date for 2008 and 2009. Value for 2011 and 2012 is based on number of outstanding shares at closing price on December 31, 2012 of $29.74. No value is included for options because as of December 31, 2012 all options were out of the money.

Process for Determining NEO Compensation

Key Features of 2012 Executive Compensation

Exelon’s executive compensation program comprises four elements: base salary; annual incentives; long-term incentives; and other benefits. Cash compensation comprises base salary and annual incentives. Equity compensation is delivered through long-term incentives. Together, these elements are designed to balance short-term and longer-range business objectives and to align NEOs’ financial rewards with shareholders’ interests. The range in the mix of cash and equity compensation is consistent with competitive compensation practices among companies in the peer group. The compensation committee believes that this mix of cash and equity compensation strikes the right balance of incentives to pursue specific short and long-term performance goals that drive shareholder value. Compensation programs in 2012 were substantially similar to compensation programs in 2011.

Cash Compensation

Type	Focus	Terms
Salary	Short- term business objectives	Fixed compensation based on competitive market data for position; generally eligible for annual increase based on market movement, performance and internal equity.
Annual Incentive Plan (AIP)		A cash-based plan rewarding executives for the achievement of short-term financial and operational goals. The goals include adjusted (non-GAAP) operating earnings per share for all executives and business-unit specific objectives for executives with specific business unit responsibilities.

Equity-Based Compensation

Type	Focus	Terms
Exelon Non-Qualified Stock Options	Long- term business objectives	Stock options vest ratably over four years and expire at the end of a 10 year term. Number of shares determined by compensation committee annually. Provide value to executive only when stock price increases. Stock option repricing is prohibited by policy or the terms of the company’s long-term incentive plans. Awards are generally granted annually at the regularly scheduled January compensation committee meeting when the committee reviews results for the preceding year and establishes the compensation program for the coming year. Stock options will no longer be granted after 2012.
Exelon Performance Share Unit Awards (PSUs)

A PSU is the right to receive a specified number of shares of Exelon common stock or the fair market value thereof, contingent upon the attainment of specified performance measures within a performance period and the expiration of any applicable restriction periods.

In 2012, PSUs had a one year performance period and awards were paid ratably over three years in combination of cash and stock based on performance against six goals and initiatives enhancing the long-term value of the company. The goals were:

• Operational excellence

• Financial management

• Policy advocacy

• Opportunistic M&A

• Organic growth

• Risk Management

Total Shareholder Return (TSR) performance was also considered as a secondary factor.

Restricted Stock Unit Awards (RSUs)		A RSU is the right to receive one share of Exelon common stock or the fair market value of a share of Exelon common stock, contingent upon the expiration of a specified period, called a vesting period. Restricted stock units are occasionally provided to executives to deliver additional retention value. Retention restricted stock units vest 100% at the end of the requisite vesting period. Beginning in 2013, restricted stock units vesting ratably over three years will replace stock options in the mix of long-term incentives.

Retirement and Other compensation

Type	Focus	Terms
Pension	Attraction and retention of key executive talent	Qualified defined benefit pension plans are provided to executives.
Supplemental Pension (SERP)		Exelon offers supplemental executive retirement plans to our NEOs.
Savings Plan		Executives may elect to participate in the Employee Savings Plan, a tax-qualified plan under IRS Code Section 401(k) to which the company may also make matching contributions.
Deferred Compensation Plan		Executives may elect to participate in a non-qualified plan that permits them to defer receipt of Savings Plan contributions above the qualified plan limits.
Perquisites		Exelon provides limited perquisites intended to serve specific business needs.

Key Factors Influencing Compensation Determination

On an annual basis, or when changes in NEO leadership occur, the committee reviews and determines NEO target pay opportunities. The committee takes a balanced approach to determining compensation for NEOs, taking into consideration several factors as outlined below, without prescribing specific weightings for these factors.

In establishing the compensation opportunity for each NEO, the compensation committee carefully considers competitive factors, including competitive pay levels and the roles and responsibilities of each of the NEOs relative to the peer group positions, as well as individual factors, including the individual’s performance and contribution to the performance of the business. The differences in the amounts of targeted compensation awarded to the NEOs reflect a balanced assessment of these two sets of factors as described in more detail below.

Competitive Factors	Individual Factors

¡    Current compensation relative to competitive market references

¡    Company size and scope of business as compared to companies used in competitive market references

¡    Scope, complexity, and contribution of the position compared to competitive positions

¡ Individual performance ¡ Contribution to the performance of the business and relative strategic value of the role ¡ Internal pay equity ¡ Change in responsibilities / Newness to role (if applicable)

Assessing the Competitive Market

The compensation committee seeks to provide competitive pay opportunities in order to attract, motivate, and retain high caliber leadership. In assessing the appropriateness of each NEO’s compensation, the committee considers pay level relative to market as one of many inputs. The company does not target NEO compensation at a specific level relative to competitive data. However, competitive pay levels for the NEOs in 2012 ranged from below median for Mr. Crane to 75th percentile for the other NEOs, reflecting previous pay decisions from the legacy companies and, in some cases, roles that are larger than the market comparators.

Each year the compensation committee commissions its consultant to prepare a study to assess total direct compensation against a peer group of companies. The members of the peer group are reviewed annually to determine whether their inclusion continues to be appropriate.

In 2012, in connection with the Merger with Constellation, Exelon’s board of directors requested that the compensation consultant1 review the peer companies to develop a peer group of high-performing, asset intensive companies that would be appropriate for developing competitive compensation data for the newly merged company. Exelon is larger than all but one of the energy services peers on a revenue basis. As a result, it was necessary to include companies outside the industry to better reflect the company’s size and complexity. The following criteria were used to select the new peer group:

Ownership structure	Only US publicly traded parent companies
Revenues	Companies with revenues between 0.5x and 2x Exelon’s estimated revenue scope
Market capitalization	Generally above $10 billion
Industry segment	Balance of industry segments, while avoiding companies in industries less relevant to Exelon (e.g., financial services, insurance, media)
Availability of compensation data	The company must be a participant in the Towers Watson compensation survey used by the consultant in the analysis
Current peers	Retained as many of Exelon’s historical utility and general industry peers as possible, provided they met the established screening criteria

The resulting peer group consists of 20 companies: 10 general industry companies and 10 energy services companies as listed below.

	12/31/11 Market Cap ($ Million)	Revenue ($ Million)

General Industry Companies
3M Co.	$57,280	$26,662
Alcoa, Inc.	9,206	21,013
Caterpillar Inc.	58,584	42,588
EI DuPont	42,297	32,347
Hess Corporation	19,019	33,950
Honeywell	42,040	33,370
International Paper Co.	12,937	25,179
Johnson Controls Inc.	21,269	40,833
Murphy Oil Corporation	10,787	23,401
Pepsico, Inc.	103,732	57,838

[1]	Pay Governance was the committee’s consultant at the time this analysis was conducted.

	12/31/12 Market Cap ($ Million)	Revenue ($ Million)

Energy Services Companies
AEP Co., Inc.	$19,949	$14,427
Dominion Resources, Inc.	30,235	15,197
Duke Energy Corporation[2]	42,185	24,162
Edison International	13,489	12,409
Entergy Corporation	12,865	11,488
FirstEnergy Corp.	18,527	16,814
NextEra Energy, Inc.	25,724	15,317
PG & E Corp.	16,334	13,841
PSEG, Inc.	16,700	11,793
Southern Company	39,899	17,456

	12/31/12 Market Cap ($ Million)	Revenue ($ Million)

Exelon[2]	$25,400	$23,489

Role of Individual Factors in Setting Compensation

While the consideration of market data to assure that Exelon’s compensation is competitive is a critical component of compensation decisions, individual performance is a key factor in setting of compensation opportunities. Base salary and target bonus adjustments are also based on an assessment of the individual’s performance in the preceding year and their expected future contribution to the business and strategic value of the role.

Additionally, annual incentive performance measures are established based on the individual’s role in the enterprise—the most senior officers with responsibilities that span specific business units or functions have awards based on earnings per share for the company as a whole, while individuals with specific functional or business unit responsibilities have a significant portion of their awards based on the performance of that function or business unit.

Individual performance also impacts whether an individual performance multiplier would be appropriately applied to the individual’s annual incentive plan or performance share program award. The individual performance multiplier can result in a decision not to make an award, to decrease the award by up to 50%, or to increase the award by up to 10%. For the annual incentive plan, the adjusted award cannot exceed 200% of target and for the performance share award program; the adjusted award cannot exceed 137.5% of target.

Role of Compensation Consultants and Executives in Compensation Decisions

With respect to 2012 compensation, Pay Governance provided the compensation committee with market data for each senior executive position, reviewed Exelon’s compensation strategy in the context of the Merger, and made recommendations for updating the peer group. While the compensation consultant RFP was in process, management engaged consultants from Deloitte Consulting LLP (“Deloitte”), which was not participating in the RFP. Deloitte, at the request of management, conducted a review of Exelon’s executive compensation program in light of Exelon’s changed circumstances post-merger and with prolonged adverse energy market conditions. Management and Deloitte reviewed the findings with the compensation committee. Semler Brossy provided the compensation committee with its views on the Deloitte review of compensation programs and made recommendations with respect to changes in the compensation programs for 2013. The CEO and senior executives made recommendations to the compensation committee with

[2]

Peer company data is effective as of December 31, 2011, except Exelon data is effective as of December 31, 2012 and Duke Energy revenues and market value were adjusted to reflect the effect of its acquisition of Progress Energy Inc.

respect to the assessment of the performance of their subordinates and individual performance multipliers and other elements of compensation. The compensation committee considered the recommendations of the consultants and the senior executives but made its own decisions on compensation for the NEOs. For additional information on the role of compensation consultants and executives in compensation committee decisions, see “Compensation Committee” and “Compensation Consultant” at pages 10 – 12 of this proxy statement.

Annual CEO Performance Assessment

On an annual basis, the independent directors of the Exelon board conduct a thorough review of CEO performance. In 2012, the review considered the extent of Exelon’s achievement of the strategic goals under the performance share program and Mr. Crane’s role in Exelon’s performance in the areas of operational excellence, financial management, policy advocacy, opportunistic mergers and acquisitions, organic growth, risk management, succession planning and organizational effectiveness, leadership, and board relations. Mr. Crane prepares a detailed self-assessment reporting to the board on his performance during the year with respect to each of the performance requirements. The Exelon board considers the financial highlights of the year and a strategy scorecard that assesses performance against the company’s vision and goals. The outcome of this review impacts compensation decisions as discussed below.

2012 Compensation Decisions

At its January 23, 2012 meeting, the compensation committee reviewed target total direct compensation (“TDC”), which includes base salary and annual and long-term target incentive compensation data for the NEOs listed in the Summary Compensation Table (other than Messrs. Crane and Shattuck) as compared to the compensation data for the new peer group. Due to the change in the organization scope and complexity and the promotions and other leadership changes associated with the Merger, the recommended 2012 compensation for Exelon’s NEOs reflects adjustments for competitive and individual performance factors, effective as of the closing of the Merger, which occurred on March 12, 2012.

The compensation committee and the independent directors met on April 2, 2012 to determine the compensation targets for Messrs. Crane and Shattuck. The committee determined that target TDC for Mr. Crane as the CEO should be positioned at 80% of the median for the peer group and should be below the target TDC for his predecessor as CEO, Mr. Rowe. The compensation committee recommended, and the independent directors approved, a base salary for Mr. Crane at 80% of the median of the peer group, his target annual incentive target at market median, and his long-term incentives calibrated to deliver the difference between median TDC and target total cash compensation. The committee also recommended, and the independent directors approved, positioning Mr. Shattuck’s compensation as the executive chairman at 90% of Mr. Crane’s TDC. This level of target compensation opportunity acknowledged the significant amount of partnership that would be required between Mr. Shattuck and Mr. Crane in 2012 to effect the integration of the two legacy companies. Based on this review and their individual performance reviews, including the review of Mr. Crane’s performance by the independent directors, the NEOs received base salary increases and annual incentive plan targets as a percentage of base pay as outlined in the table below. Base pay increases were effective as of March 12, 2012, except for Messrs. Crane and Shattuck, whose increases were effective as of April 2, 2012. Annual incentive targets were effective retroactive to January 1, 2012. Mr. Rowe, who retired in 2012, did not receive a base salary increase.

Name	Base Salary		Target AIP		Total Target Cash Compensation
	Amount ($)	Percent Change	Bonus as a % of Salary	Bonus ($)	Amount ($)	Percent Change
Crane	$1,150,000	33%	120%	$1,380,000	$2,530,000	46%
Thayer	650,000	NA	90	585,000	1,235,000	NA
Shattuck	1,150,000	NA	120	1,380,000	2,530,000	NA
O’Brien	725,000	30	90	652,500	1,377,500	41
Von Hoene	700,000	12	85	595,000	1,295,000	18
Rowe	1,520,000	0	125	1,900,000	3,420,000	0
Hilzinger	495,000	4	65	321,750	816,750	4

Elements of Executive Compensation

As noted above, Exelon’s executive compensation program comprises four elements: base salary; annual incentives; long-term incentives; and other benefits. Additional information about each element follows.

Base Salaries

Base salary levels are established taking into account competitive market data for the position and internal equity. Executives are generally eligible for annual increases based on market movement, performance and internal equity.

2012 Annual Incentives

Annual incentives are cash-based awards that reward our executives for the achievement of short-term financial and operational goals. The goals include adjusted (non-GAAP) operating earnings per share for all executives and business-unit specific objectives for executives with specific business unit responsibilities. For 2012, the annual incentive payout scale was set so that the payout at threshold would be 50% of target, the payout at plan would be 100% of target, and the payout for distinguished performance would be 200%. The annual incentive award can be adjusted by the individual performance multiplier, which can result in a decision not to make an award, to decrease the award by up to 50% or to increase the amount of the award by up to 10%. For the annual incentive plan, the adjusted award cannot exceed 200% of target.

Performance Measurement

As summarized in the table below, for Messrs. Crane, Shattuck, Thayer, Von Hoene and Rowe, 100% of their annual incentive awards were based on adjusted (non-GAAP) operating earnings per share. Adjusted (non-GAAP) operating earnings per share goal ranges were set to be similar to the forecast earnings ranges. In accordance with the annual incentive program terms, the compensation committee did not include the effects of significant one-time charges or credits not normally associated with ongoing operations and mark-to-market adjustments from economic hedging activities in adjusting earnings. The adjusted earnings are consistent with the adjusted (non-GAAP) operating earnings that Exelon reports in its quarterly earnings releases. For additional information, see Note: Adjusted (non-GAAP) Operating Earnings on page 39. Actual adjusted (non-GAAP) operating earnings per share as reported in Exelon’s earnings release on February 7, 2013 were $2.85. However, the compensation committee elected to exclude the impact of ComEd’s 2012 rate case decision from the AIP-related earnings calculation since the outcome of these deliberations was not known at the beginning of the year when the budget was established. This adjustment raised the AIP-specific earnings achievement to $2.91 per share and resulted in a payout at 95% of target.

For Messrs. O’Brien and Hilzinger, payouts were based upon a combination of adjusted (non-GAAP) operating earnings per share (so they would focus on overall corporate performance as members of the Exelon leadership team) and specific business unit measures (so they would focus on the performance of their business unit to which they had direct line of sight). Under the terms of the plan, the business unit financial measures are adjusted from GAAP measures.

Summary of 2012 AIP Goal Weighting

2012 Goals	Crane, Shattuck, Thayer, Von Hoene, Rowe	O’Brien	Hilzinger

Adjusted (non-GAAP) Operating Earnings Per share (EPS)	100%	50%	75%
Adjusted Business Services Company Total Cost ($M)	—	—	25
Avg of BGE, ComEd and PECO Operational Results	—	25	—
Avg of BGE, ComEd and PECO Cost Results	—	25	—

The following table describes the performance scales and results for the 2012 goals:

2012 Goals	Threshold	Target	Distinguished	2012 Results		Unadjusted Payout as a % of Target

Adjusted (non-GAAP) Operating Earnings Per Share (EPS)	$2.55	$2.95	$3.25	$2.91	[3]	95.0%
Adjusted BSC Total Cost ($M	1,070.3	1,019.3	917.4	1,001.6		117.4
Avg of BGE, ComEd and PECO Operational Results	Performance scale is a composite of multiple measures					176.5
Avg of BGE, ComEd and PECO Cost Results						149.4

Shareholder Protection Features (“SPF”)

The 2012 annual incentive program included the following shareholder protection features:

■	The compensation committee has the discretion to reduce or not pay awards even if targets are met.

■	If threshold earnings per share are not achieved, then no payments will occur regardless of performance on the other measures.

■

Payouts under business unit measures cannot exceed the operating earnings performance by more than 20 percentage points to ensure that business unit payouts are affordable and directionally aligned with corporate performance achievement. Because 2012 earnings for AIP purposes were at 95% of target, the business unit metrics could not exceed 115% of target (i.e., 95% + 20% cap). All of the business unit measure payouts shown above were reduced to 115% of target. This resulted in a reduction to Mr. Hilzinger’s award from 100.6% of target to 100% of target, and a reduction to Mr. O’Brien’s award from 129% of target to 105% of target[4].

Individual Performance Multipliers (“IPMs”)

Individual performance multipliers are approved by the compensation committee based upon assessments of NEO performance and input from the CEO (the compensation committee and the corporate governance committee independently assess CEO and executive chairman performance). Under the terms of the AIP, the individual performance multiplier is used to adjust awards from minus 50% to plus 10% subject to the maximum 200% of target opportunity.

Based on the successful completion of the Merger and the excellent work of the NEOs on Merger integration, the committee determined that IPMs of 110% were appropriate for Messrs. Crane, Thayer, Shattuck, O’Brien and Von Hoene. Messrs. Rowe and Hilzinger were not eligible for IPMs because they retired in 2012.

[3]	Reflects the adjusted earnings number approved by the compensation committee for the purposes of the calculation under the AIP.
[4]	Mr. Hilzinger’s calculation post the application of the SPF was (75%*95%) + (25%*115%). Mr. O’Brien’s calculation was (50%*95%) + (25%*115%) + (25%*115%).

Resulting 2012 Payouts

Based on the goal weighting and performance against the goals shown in the tables above, the compensation committee recommended, and the Exelon board of directors approved, the following awards for the NEOs:

Name	Annualized Target AIP $	Corporate / Business Unit Payout as Percent of Target	IPM %	Final Payout as a % of Target	Payout $

Crane	$1,380,000	95%	110%	104.5%	$1,442,100
Thayer	585,000	95	110	104.5	611,325
Shattuck	1,380,000	95	110	104.5	1,442,100
O’Brien	652,000	105	110	115.5	753,637
Von Hoene	595,000	95	110	104.5	621,775
Rowe	1,900,000	95	100	95.0	355,082
Hilzinger	321,750	100	100	100.0	93,184

Note: The awards for Messrs. Hilzinger and Rowe, who retired in 2012, were prorated through the date of their retirement.

Long-Term Incentives

The compensation committee granted target long-term incentive values as 75% performance share units and 25% stock options.5 This mix of long-term incentive vehicles reflected the committee’s commitment to making the majority of long-term incentives performance-based. The focus on PSUs recognized multiple Merger, financial and operational priorities that would need to be balanced over the course of the year. Further, the program also recognized that these priorities could require trade-offs at times and needed to be assessed with the full context of key decision points and the market conditions during the year. Stock options, by contrast, were intended to provide an award opportunity focused on long-term value creation assuming the Merger delivers expected results over the coming years.

Stock Options

The company granted non-qualified stock options to the Exelon senior officers, including Messrs. Rowe, Thayer, Hilzinger and Von Hoene on March 12, 2012 to coincide with the closing of the Merger with Constellation. The stock option grants for 2012 were all at the targeted amounts. These options were awarded at an exercise price of $39.81 which was the closing price on the March 12, 2012 grant date. Options for Messrs. Crane and Shattuck were awarded on April 2, 2012, the day the independent directors approved their target compensation levels, with an exercise price of $39.21.

Performance Share Units (“PSUs”)

A PSU is the right to receive a specified number of shares of Exelon common stock or the fair market value thereof, contingent upon the attainment of specified performance goals within a performance period and the expiration of any applicable restriction periods. In 2012, PSUs had a one-year performance period, and awards will be paid ratably over three years in combination of cash and stock based on the committee’s qualitative assessment of performance against six goal and initiative areas important to enhancing the long-term value of the company. For 2012, the goals were:

■	Operational excellence

■	Financial management

■	Policy advocacy

■	Opportunistic M&A

■	Organic growth

■	Risk Management

Like the AIP, PSUs also incorporate an individual performance multiplier that can result in a decision not to make an award, to decrease the award by up to 50%, or to increase the award by up to 10%.

[5]	Grants values were split using the binomial valuation for stock options and a 90 day weighted-average price for the preceding quarter to value performance shares.

At the end of 2012, the committee assessed performance within the six goal areas and decided that 125% of the target PSUs should be awarded to each NEO. In deciding to award PSUs at 125% of target, the committee considered the achievements against the performance metrics and milestones described below in each goal area and determined the IPM should be neutral, at 100%. The committee also considered total shareholder return data as a factor in making the final payout decision. The total shareholder return data compared Exelon to the group of eight utilities with more than 25% unregulated generation. The committee noted that Exelon’s total shareholder return lagged the group, but determined that it was still appropriate to award PSUs at 125% given the importance of the achievement of the performance share goals toward building Exelon’s long-term value (particularly the successful completion of the Merger and progress on Merger integration) and the disparate effect of low commodity prices on Exelon’s total shareholder return as described on page 37.

Operational Excellence

Delivering low cost, clean, and reliable energy to our customers. Investing in our nuclear plants and utilities, and safely operating them at world class levels.

Performance Cycle Targets	Results	Comments

OSHA Recordable Rate (safety) – Exelon

Outage duration – ComEd

Outage duration – PECO

Outage duration – BGE

Outage frequency – ComEd

Outage frequency – PECO

Outage frequency – BGE

Capacity Factor – Nuclear

EFORd (Equivalent Forced Outage Rate – Demand) – Fossil Fleet Green House Gas (GHG) Commitment

Delivery Synergies and Cooperation on Like Projects and Operations

Meets Meets Below Below Exceeds Exceeds Exceeds Below Exceeds Meets Meets

■      Operational strength among the best in the industry.

■      Nuclear fleet capacity factor was below target of 93% but remains among best fleets world-wide.

■      All three utilities (BGE, ComEd and PECO) turned in distinguished performance relative to outage frequency metrics, with ComEd performance being its best on record.

■      ComEd performed in top quartile for outage duration.

■      Accomplished approximately 82% of the Exelon 2020 goal to reduce, offset, or displace 15.7 million metric tons of CO2 emissions per year by 2020.

Financial Management

Executing cost discipline, optimizing the balance sheet, cashflow, liquidity, meeting earnings targets, and liability management to deliver on our value return to shareholders

Performance Cycle Targets	Results	Comments

Operating EPS

Total O&M (Operating and Maintenance)

Total Capital Expenditures

Free Cash Flow (Full Year)

ROE – ComEd

ROE – PECO

ROE – BGE

Funds from Operations / Debt – ExGen, HoldCo Investment Returns: Actual vs. Passive Benchmark – Pension

	Meets Below Meets Exceeds Below Meets Below Exceeds Meets	■ Operating earnings of $2.85 were within the earnings guidance range.

Policy Advocacy

Engaging with our external stakeholders to shape public policy in a manner that benefits Exelon’s shareholders and consumers.

Performance Cycle Targets	Results	Comments

2012 Milestone – Participate in select relevant regulator, legislative and administration advocacy including submission of comments, analysis and direct advocacy, to influence modifications in:

■       Cost effective and timely regulation under EPA’s Clean Water Act

■       Ensure continued effectiveness of FERC’s minimum offer price rule

■       Various state regulations in support of competitive wholesale and retail markets

Meets

■     Multiple regulatory and political challenges were addressed. Exelon was instrumental in revising PJM’s minimum offer price rule. The U.S. EPA released a revised proposed standard to address the environmental impacts of the use of cooling water intake structures that will avoid substantial costs of compliance for our generating fleet. Work in Ohio regulatory proceedings led to final Commission orders to accelerate the transition to full wholesale and retail competition which has resulted in increased market share.

Opportunistic M&A

Participating in industry consolidation – only when the time and price are right.

Performance Cycle Targets	Results	Comments

Considerations –

■     Was transaction identified and entered into?

■     Evaluate discipline of transaction, including those not pursued, in its terms & desired outcomes.

■     How well was the transaction executed?

■     Post-merger evaluation

Exceeds

■     The Exelon / Constellation Merger won a global energy industry award for strategic deal of the year. Synergies expected under the deal are on track and all 2012 commitment compliance requirements have been achieved with 54% of all Merger commitments completed to date.

■     Corporate Development originated over 80 deals through greenfield development, outreach to developers, investment banks and response to developers and resulted in the closing of 10 of the 80 deals.

■     Exelon closed the sale of Maryland Clean Coal assets, fulfilling Exelon’s commitment to divest the plants as part of its Merger with Constellation.

Organic Growth

Creating commercial opportunities that leverage Exelon’s unique investment platform.

Performance Cycle Targets	Results	Comments

2012 Milestone – ■ Nuclear uprates executed in accordance with latest approved schedule and budget.	Meets	■ Exelon Generation added nearly 500 MW of new generation capacity in 2012.

Risk Management

Protecting shareholder and bondholder value through active risk management.

Performance Cycle Targets	Results	Comments

Hedging – Total % of Portfolio Hedged	Exceeds	■ The hedges executed by the commercial team for 2012 through 2014 are adding over $5 billion of value versus current market prices

Based on the committee’s assessment as described above, the 2012 PSUs for NEOs were as set forth in the following table and will continue to vest over the next two years. The award for Mr. Rowe was prorated through the date of his retirement. The first third of the awarded performance shares vested in January 2013, and the remaining two-thirds will vest on the date of the compensation committee’s January meeting in the next two years. The awards are valued in the table below at $31.18, the closing price on January 28, 2013, the date on which the award payout was determined.

Name	Target Shares Granted March/April 2012[6]	Committee Performance Assessment	IPM %	Shares	Value as of January 28, 2013 (date earned; vesting still required)

Crane	108,000	125%	100%	135,000	$4,209,300
Thayer	36,000	125	100	45,000	1,403,100
Shattuck	92,000	125	100	115,000	3,585,700
O’Brien	38,000	125	100	47,500	1,481,050
Von Hoene	33,000	125	100	41,250	1,286,175
Rowe	113,000	125	100	27,787	866,399
Hilzinger	9,900	125	100	12,375	385,853

Other Benefits

Other benefits offered by Exelon include qualified and non-qualified deferred compensation programs, post-termination compensation, retirement benefit plans and perquisites. The company also provides other benefits such as medical and dental coverage, short and long term disability coverage, and life insurance to each NEO on a similar basis as such benefits are provided to other Exelon employees, except that executives pay a higher percentage of their total medical premium. These benefits are intended to make our executives more efficient and effective and provide for their health, well-being and retirement planning needs. The compensation committee reviews all supplemental benefits to confirm that they are reasonable and competitive and enable Exelon to attract and retain talent while maximizing the interests of our shareholders.

Retirement Benefit Plans

The compensation committee believes that retirement benefit plans are an important part of the NEO compensation program. These plans are commonly offered by Exelon’s peers and help in the retention of senior executives. Exelon sponsors both qualified defined benefit pension plans and related non-qualified supplemental pension plans (the “SERPs”). Exelon has also succeeded to obligations of Constellation under the retirement benefit plans that were provided to Constellation employees prior to the Merger.

Exelon previously granted additional years of credited service under its SERPs to select executives in order to recruit or retain them. As of January 1, 2004, Exelon ceased the practice of granting additional years of credited service to executives under non-qualified pension plans. However, to attract a new executive, Exelon is permitted to grant additional years of service under the SERP related to its cash balance pension plan to make the executive whole for retirement benefits lost from another employer by joining Exelon, provided such a grant is disclosed to shareholders. Up to two years of additional service credits may still be provided under severance or change in control agreements. Service credits available under employment, change in control or severance agreements or arrangements (or any successor arrangements) in effect as of January 1, 2004 were not affected by this policy.

Perquisites

The compensation committee eliminated most perquisites effective January 1, 2008. Exelon provides limited perquisites intended to serve specific business needs for the benefit of Exelon. At the end of 2012, certain perquisites provided to legacy Constellation executives were discontinued. These included car allowances, financial planning, home security,

[6]	Shares granted were determined using a 90 day moving average Exelon stock price for the period before the opportunities were granted.

and supplemental life insurance. Beginning in 2013, the legacy Constellation executives received the standard Exelon perquisites. For additional information about perquisites, see the All Other Compensation table and the related notes.

Change in Control and Severance Benefits

The compensation committee believes that change in control employment agreements and severance benefits are an important part of Exelon’s compensation structure for NEOs. The compensation committee believes that these agreements help to secure the continued employment and dedication of the NEOs, notwithstanding any concern they might have regarding their own continued employment prior to or following a change in control. The compensation committee also believes that these agreements and the Exelon Corporation Senior Management Severance Plan are important as recruitment and retention devices, as virtually all of the companies with which Exelon competes for executive talent have similar protections for their senior leadership

Change in control agreements provide for benefits only if the executive is involuntarily terminated (without cause) in connection with a change in control. Information on the treatment of equity awards upon termination are described in Potential Payments Upon Termination or Change in Control on page 71.

In April 2009, the compensation committee adopted a policy that future employment or severance agreements that provide benefits for NEOs on account of termination will no longer include an excise tax gross-up. The policy applies to employment, change in control, severance and separation agreements entered into, adopted, or materially changed on or after April 2, 2009, other than agreements changed to comply with law or to reduce or eliminate rights, agreements assumed in a corporate transaction, and automatic extensions or renewals where other terms are not changed. The compensation committee has the sole and absolute power to interpret and apply the policy, and it can amend, waive or terminate it if in the best interest of the company, provided that prompt disclosure is made.

Additional Policies and Practices

Stock Ownership and Trading Requirements

To strengthen the alignment of executives’ interests with those of shareholders, officers of the company are required to own certain amounts of Exelon common stock. In 2012, following the Merger with Constellation, Exelon reviewed the ownership requirements and updated the guidelines. Executives must meet these guidelines within five years of the latter of the implementation of the new guidelines, their employment or promotion to a new position.

For additional information about Exelon’s stock ownership guidelines, please see the Stock Ownership Requirements for Directors and Officers and Beneficial Ownership Table on pages 32 and 33, respectively.

Exelon has adopted a policy requiring officers at the level of executive vice president and above who wish to sell Exelon common stock to do so only through Rule 10b5-1 stock trading plans, and permitting other officers to enter into such plans. This requirement is designed to enable officers to diversify a portion of their holdings in excess of the applicable stock ownership requirements in an orderly manner as part of their retirement and tax planning activities. The use of Rule 10b5-1 stock trading plans serves to reduce the risk that investors will view routine portfolio diversification stock sales by executive officers as a signal of negative expectations with respect to the future value of Exelon’s stock. In addition, the use of Rule 10b5-1 stock trading plans reduces the potential for accusations of trading on the basis of material, non-public information that could damage the reputation of the company. Exelon’s stock trading policy does not permit short sales, hedging or pledging.

Recoupment (Clawback) Policy

Consistent with the pay-for-performance policy, in May 2007, the board of directors adopted a recoupment policy as part of Exelon’s Corporate Governance Principles. The board of directors will seek recoupment of incentive compensation paid to an executive officer if the board determines, in its sole discretion, that:

■	the executive officer engaged in fraud or intentional misconduct;

■	as a result of which Exelon was required to materially restate its financial results;

■	the executive officer was paid more incentive compensation than would have been payable had the financial results been as restated;

■	recoupment is not precluded by applicable law or employment agreements; and

■	the board concludes that, under the facts and circumstances, seeking recoupment would be in the best interest of Exelon and its shareholders.

Compensation Policies and Practices as They Relate to Risk Management

The compensation committee has considered Exelon’s policies and practices of compensating its employees, including non-executive officers, as they relate to risk management practices and risk-taking incentives and believes that such policies and practices are not reasonably likely to have a material adverse effect on Exelon. In this regard, the committee considered the following factors:

■	The annual and long-term incentive programs place limits on incentive compensation plans.

■	Incentive goals are not tailored solely to revenue-generating conduct.

■

The annual incentive program key performance indicators are reviewed in a challenge session by a senior management panel to make sure the goals are fair, reasonable, aligned with the overall business plan and balanced between financial and operational excellence.

■

The annual incentive program contains shareholder protection features that limit payouts on non-earnings components based on earnings performance, and the compensation committee reserves the right to curtail awards if a business unit under-performs.

■	Exelon has long-term incentive programs that are linked to shareholder value.

■	Exelon’s officers are required to own Exelon stock, and performance shares are paid out over a two year period after they are earned.

■

The Exelon Long-term Incentive Plan provides that the compensation committee may amend or adjust the performance measures or other terms and conditions of an outstanding award in recognition of unusual or nonrecurring events affecting the company or its financial statements or changes in law or accounting principles.

■	The company has a recoupment policy.

Although the foregoing factors address financial risks, the compensation committee also considered that Exelon’s policies and practices include measures to make sure that the cost reduction and other goals designed to address financial performance do not present significant operational risk issues. These measures include the following:

■

For employees and all officers with business unit responsibilities, the annual incentive compensation program includes measures based on business unit operating measures, such as safety and reliability.

■	Management carefully tracks a variety of safety and reliability metrics on a routine basis to make sure that performance is not adversely affected by such things as cost reduction efforts.

Tax Consequences

Under Section 162(m) of the Internal Revenue Code, executive compensation in excess of $1 million paid to a CEO or other person among the three other highest compensated officers (excluding the CFO) is generally not deductible for purposes of corporate federal income taxes. However, qualified performance-based compensation, within the meaning of Section 162(m) and applicable regulations, remains deductible. The compensation committee intends to continue reliance on performance-based compensation programs, consistent with sound executive compensation policy. The compensation committee’s policy has been to seek to cause executive incentive compensation to qualify as “performance-based” in order to preserve its deductibility for federal income tax purposes to the extent possible, without sacrificing flexibility in designing appropriate compensation programs.

Because it is not “qualified performance-based compensation” within the meaning of Section 162(m), base salary is not eligible for a federal income tax deduction to the extent that it exceeds $1 million. Accordingly, Exelon is unable to deduct that portion of Messrs. Crane’s, Shattuck’s and Rowe’s and others’ base salary in excess of $1 million. Annual incentive awards and performance share units payable to NEOs are intended to be qualified performance-based compensation under Section 162(m), and are therefore deductible for federal income tax purposes. Restricted stock and restricted stock units are not deductible by the company for federal income tax purposes under the provisions of Section 162(m) to the extent an NEO’s compensation that is not “qualified performance-based compensation” is in excess of $1 million.

Under Section 4999 of the Internal Revenue Code, there is an excise tax if change in control or severance benefits are greater than 2.99 times the five-year average amount of income reported on an individual’s W-2. In April 2009 the compensation committee adopted a policy that no future employment or severance agreements that provide for benefits for NEOs on account of termination will include an excise tax gross-up. However, certain NEOs have change in control severance agreements that pre-date April 2009 that provide excise tax gross-ups, and avoid gross-ups by reducing payments to under the threshold if the amount otherwise payable to an executive is not more than 110% of the threshold.

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the 2013 Proxy Statement.

March 8, 2013

The Compensation Committee

John A. Canning, Jr., Chair

Robert Lawless

William C. Richardson

Stephen D. Steinour

Don Thompson

Executive Compensation Data

The tables below summarize the total compensation paid or earned by each of the NEOs of Exelon for the year ended December 31, 2012, presented in accordance with SEC requirements.

Salary amounts may not match the amounts discussed in Compensation Discussion and Analysis because that discussion concerns salary rates; the amounts reported in the Summary Compensation Tables reflect actual salaries paid during the year including the effect of changes in salary rates. Changes to base salary generally take effect on March 1, although in 2012 the base salary increases took effect on March 12 upon the closing of the Merger except for Messrs. Crane and Shattuck, whose base salary increases took effect on April 2, 2012. There may also be changes at other times during the year to reflect promotions or changes in responsibilities.

Bonus reflects discretionary bonuses or amounts paid under the annual incentive plan on the basis of the individual performance multiplier or discretionary amounts approved by the compensation committee and the board of directors or in the case of Messrs. Crane, Shattuck and Rowe, approved by the independent directors.

Stock awards and option awards show the grant date fair value calculated in accordance with FASB ASC Topic 718.

Stock awards consist primarily of performance share awards pursuant to the terms of the 2011 Long-Term Incentive Plan. In 2012, the compensation committee approved goals for performance share awards that included:

■	Operational excellence: delivering low cost, clean and reliable energy and operating our facilities safely;

■	Financial management: executing cost discipline and optimizing the balance sheet, cash flow, liquidity, and liability management to deliver value return;

■	Policy advocacy: engaging with stakeholders to shape public policy to benefit shareholders and consumers;

■	Opportunistic M&A: participating in industry consolidation only when the time and price are right;

■	Organic growth: creating commercial opportunities that leverage Exelon’s unique investment platform, such as the nuclear uprate program; and

■	Risk Management: protecting shareholder and bondholder value through active risk management.

The compensation committee determined that it would continue to set the maximum payout for performance shares at 125% of target, and the threshold payout at 75%. The 125% of target maximum may be increased, in individual cases, if a participant is awarded an individual performance multiplier, which can be up to 10% for senior vice presidents and higher officers and 20% for vice presidents.

The threshold, target and distinguished goals for performance share unit awards are established on the grant date (generally the date of the first compensation committee meeting in the fiscal year). The actual performance against the goals and the number of performance share unit awards are established on the award date (generally the date of the first compensation committee meeting after the completion of the fiscal year). Upon retirement or involuntary termination without cause, earned but non-vested shares are eligible for accelerated vesting. Performance share awards are paid 50% in Exelon common stock and 50% in cash, except for executive vice presidents and higher officers whose awards are paid 100% in cash if the officer has attained 200% of the applicable stock ownership requirement.

In limited cases, the compensation committee has determined that it is necessary to grant restricted shares of Exelon common stock or restricted stock units to executives as a means to recruit and retain talent. They may be used for new hires to offset annual or long-term incentives that are forfeited from a previous employer. They are also used as a retention vehicle and are subject to forfeiture if the executive voluntarily terminates, and in some cases may incorporate performance criteria as well as time-based vesting. When awarded, restricted stock or stock units are earned by continuing employment for a pre-determined period of time or, in some instances, after certain performance requirements are met. In some cases, the award may vest ratably over a period; in other cases, it vests in full at one or more pre-determined dates. Amounts of restricted shares held by each NEO, if any, are shown in the footnotes to the Outstanding Equity Table.

All option awards are made pursuant to the terms of the Long-Term Incentive Plan. All options are granted at a strike price that is not less than the fair market value of a share of stock on the date of grant. Fair market value is defined under the plans as the closing price on the grant date as reported on the New York Stock Exchange. Individuals receiving stock options are provided the right to buy a fixed number of shares of Exelon common stock at the closing price of such stock on the grant date. The target for the number of options awarded is determined by the portion of the long-term incentive value attributable to stock options and a theoretical value of each option determined by the compensation committee using a lattice binomial ratio valuation formula. Options vest in equal annual installments over a four-year period and have a term of 10 years. Employees who are retirement eligible are eligible for accelerated vesting upon retirement or termination without cause. Time vesting adds a retention element to the stock option program. All grants to the NEOs must be approved by the full board of directors, which acts after receiving a recommendation from the compensation committee, except grants to the executive chairman and the CEO, which must be approved by the independent directors, who act after receiving recommendation from the compensation committee.

Non-equity incentive plan compensation includes the amounts earned under the annual incentive plan, determined by the extent to which the applicable financial and operational goals were achieved. The amount of the annual incentive target opportunity is expressed as a percentage of the officer’s or employee’s base salary, and actual awards are determined using the base salary at the end of the year. Threshold, target and distinguished (i.e. maximum) achievement levels are established for each goal. Threshold is set at the minimally acceptable level of performance, for a payout of 50% of target. Target is set consistent with the achievement of the business plan objectives. Distinguished is set at a level that significantly exceeds the business plan and has a low probability of payout, and is capped at 200% of target. Awards are interpolated to the extent performance falls between the threshold, target, and distinguished levels.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings ($)	All Other Compen- sation ($)	Total ($)
			See Note 8	See Note 9	See Note 10	See Note 11	See Note 12	See Note 13
(A)	(B)	(C)	(D)	(E)	(F)	(G)	(H)	(I)	(J)

Crane (1)	2012	$1,078,750	$131,100	$4,234,680	$1,191,300	$1,311,000	$2,063,852	$190,568	$10,201,250
	2011	858,692	—	1,475,600	584,680	1,136,857	1,430,802	75,513	5,562,144
	2010	825,000	—	396,374	428,240	1,132,313	1,621,679	87,155	4,490,761
Thayer (2)	2012	500,000	55,575	1,433,160	405,460	555,750	154,502	128,519	3,232,966
Shattuck (3)	2012	893,269	131,100	3,607,320	1,032,460	1,311,000	972,816	72,884	8,020,849
O’Brien (4)	2012	686,923	68,513	1,513,540	426,360	685,125	248,744	50,999	3,680,204
	2011	555,292	—	781,200	304,780	575,172	145,395	44,344	2,406,183
	2010	536,000	63,177	212,060	218,160	631,768	213,789	28,712	1,903,666
Von Hoene (5)	2012	685,577	56,525	1,314,390	367,840	565,250	135,681	67,338	3,192,601
	2011	621,058	—	1,085,000	416,740	616,071	110,241	77,761	2,926,871
	2010	600,000	—	251,697	266,640	686,250	123,906	35,190	1,963,683
Rowe (6)	2012	561,231	—	4,500,790	1,262,360	355,082	8,992,843	7,811,136	23,483,442
	2011	1,512,904	—	4,079,600	1,648,300	2,500,000	1,505,192	470,008	11,716,004
	2010	1,475,000	—	1,070,210	1,115,040	2,474,313	2,878,315	405,521	9,418,399
Hilzinger (7)	2012	145,231	—	394,317	108,680	93,184	183,230	650,733	1,575,375
	2011	472,954	—	407,960	161,720	402,060	80,484	37,035	1,562,213
	2010	446,000	18,962	103,057	107,464	379,245	88,452	20,465	1,163,645

Notes to the Summary Compensation Table

(1)	Christopher M. Crane, President and Chief Executive Officer.

(2)	Jonathan W. Thayer, Executive Vice President & Chief Financial Officer effective March 12, 2012.

(3)	Mayo A. Shattuck III, Executive Chairman effective March 12, 2012 until February 28, 2013.

(4)	Denis P. O’Brien, Senior Executive Vice President, Exelon; CEO, Exelon Utilities.

(5)	William A. Von Hoene Jr., Senior Executive Vice President and Chief Strategy Officer.

(6)	John W. Rowe, Chairman and CEO through March 12, 2012.

(7)	Matthew F. Hilzinger, Senior Vice President and Chief Financial Officer through March 12, 2012.

(8)	In recognition of their overall performance, certain NEOs received an individual performance multiplier to their annual incentive payments or other special recognition awards in certain years.

(9)	The amounts shown in this column include the aggregate grant date fair value of stock awards granted on April 2, 2012 for Mr. Crane and Mr. Shattuck, on March 12, 2012 for Mr. Thayer, and January 23, 2012 for all other NEOs, with respect to the performance period ending December 31, 2012. The grant date fair values of the stock awards have been computed in accordance with FASB ASC Topic 718 using the assumptions described in Note 17 of the Combined Notes to Consolidated Financial Statements included in Exelon’s 2012 Annual Report on Form 10-K. For the 2012 grants, the grant date fair value of the awards assuming the highest level of performance conditions would be achieved were:

Crane	$5,822,685
Thayer	1,970,595
Shattuck	4,960,065
O’Brien	2,081,118
Von Hoene	1,807,286
Rowe	6,188,586
Hilzinger	542,186

(10)	The amounts shown in this column include the aggregate grant date fair value of stock option awards granted on March 12, 2012 and April 2, 2012. The grant date fair value of the stock options awards have been computed in accordance with FASB ASC Topic 718 using the assumptions described in Note 17 of the Combined Notes to Consolidated Financial Statements included in Exelon’s 2012 Annual Report on Form 10-K.

(11)	The amounts shown in this column for 2012 represent payments made pursuant to the Annual Incentive Program.

(12)	The amounts shown in the column represent the change in the accumulated pension benefit from March 12, 2012 to December 31, 2012 for Mr. Shattuck and Mr. Thayer, and from December 31, 2011 to December 31, 2012 for all other NEOs. Mr. Rowe and Mr. Hilzinger separated from service during the year. Incremental benefit paid/payable attributable to their separation is included in the change in pension value. Two NEOs had above market earnings in a nonqualified deferred compensation account.

(13)	The amounts shown in this column include the items summarized in the following table:

All Other Compensation

Name	Perquisites	Reimburse- ment for Income Taxes	Payments or Accruals for Termination or Change in Control (CIC)	Company Contributions to Savings Plans	Company Paid Term Life Insurance Premiums	Dividends or Earnings not included in Grants	Total
	($)	($)	($)	($)	($)	($)	($)
	See Note 1	See Note 2	See Note 3	See Note 4	See Note 5
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

Crane	$92,988	$32,225	$—	$51,245	$14,110	—	$190,568
Thayer	119,660	3,342	—	4,385	1,132	—	128,519
Shattuck	45,965	—	—	26,798	121	—	72,884
O’Brien	10,000	—	—	32,819	8,180	—	50,999
Von Hoene	15,506	11,648	—	34,224	5,960	—	67,338
Rowe	593,115	2,830,888	3,977,980	42,213	366,940	—	7,811,136
Hilzinger	730	53,324	578,008	14,586	4,085	—	650,733

Notes to All Other Compensation Table

(1)	The amounts shown in this column represent the incremental cost to Exelon to provide certain perquisites to NEOs as summarized in the Perquisites Table below.

(2)

Officers receive a reimbursement to cover applicable taxes when they work out of their home state and encounter double taxation in states and localities where they would not be eligible to receive a credit for such taxes when filing their taxes for their home state, as well as on imputed income for business-related spousal travel expenses for those cases where the personal benefit is closely related to the business purpose. For Mr. Rowe and Mr. Hilzinger, the amounts shown include $275,912 and $6,397 of company paid FICA taxes due and $2,295,943 and $36,765 of reimbursement for state income taxes due as the result of their SERP distribution made in connection with their retirement and resignation, respectively.

(3)	Represents the expense, if applicable, or the accrual of the expense that Exelon has recorded during 2012 after the announcement of the officer’s retirement or resignation for severance related costs including salary and Annual Incentive Program (AIP) continuation and other benefits as applicable. For Mr. Rowe, the amount shown represents the estimated cost for providing office space and secretarial support for five years following his retirement as specified in his employment agreement.

(4)	Represents company matching contributions to the NEO’s qualified and non-qualified savings plans. The 401(k) plan is available to all employees and the annual contribution for 2012 was generally limited by IRS rules to $17,000. NEOs and other officers may participate in the Deferred Compensation Plan, into which payroll contributions in excess of the specified IRS limit are credited under the separate, unfunded plan that has the same portfolio of investment options as the 401(k) plan.

(5)	Exelon provides basic term life insurance, accidental death and disability insurance, and long-term disability insurance to all employees, including NEOs. The values shown in this column include the premiums paid during 2012 for additional term life insurance policies for the NEOs, additional supplemental accidental death and dismemberment insurance and for additional long-term disability insurance over and above the basic coverage provided to all employees. Mr. Rowe has two term life insurance policies and one additional accidental death and dismemberment policy.

Perquisites

The following table indicates the various perquisites for which Exelon incurred incremental costs in 2012 for each named executive officer. A checkmark (✓) indicates perquisite usage during 2012 by the NEO listed at the top of the column. In addition, Constellation provided club memberships and home security systems in 2012 to certain executives. As of January 1, 2013, perquisite eligibility for legacy Constellation executives switched to the Exelon executive perquisite program, with the exception of the home security system for Mr. Shattuck. During 2012 Exelon incurred no costs for home security systems or club memberships. Executive officers may use company-provided vendors for comprehensive physical examinations and related follow-up testing. However, in 2012 Exelon incurred no costs for physical examinations.

Perquisite	Crane	Thayer	Shattuck	O’Brien	Von Hoene	Rowe	Hilzinger
Personal use of corporate aircraft (1)	✓					✓
Personal use of company drivers (2)	✓	✓	✓			✓
Spouse travel and entertainment (3)	✓				✓	✓
Auto allowance (4)		✓	✓
Parking (5)	✓	✓	✓		✓	✓	✓
Company gifts and matching contributions (6)		✓	✓	✓	✓	✓
Financial planning		✓	✓
Relocation (7)		✓

Notes to Perquisite Table

(1)	Mr. Crane is entitled to up to 30 hours of personal use of corporate aircraft each year and Mr. Rowe was entitled to up to 60 hours of personal use for the year. The figures shown in column (b) of the All Other Compensation Table above include $79,082 and $90,283 representing the aggregate incremental cost to Exelon for personal use of corporate aircraft by Mr. Crane and Mr. Rowe, respectively. These costs were calculated using the hourly cost for flight services paid to the aircraft vendor, federal excise tax, fuel charges, and domestic segment fees. From time to time Mr. Crane’s or Mr. Rowe’s spouse, or other family members, accompanied them in their travel on corporate aircraft. The aggregate incremental cost to the company, if any, for such travel by spouses or family members on corporate aircraft is included in this amount.

(2)	The company maintains several cars and drivers in order to provide transportation services for the NEOs and other officers to carry out their duties among the company’s various offices and facilities. Certain NEOs were also entitled to limited personal use of the company’s cars and drivers, including use for commuting which allowed them to work while commuting. The cost included in the All Other Compensation Table represents the estimated incremental cost to Exelon to provide limited personal service. This cost is based upon the number of hours that the drivers worked overtime providing services to each NEO, multiplied by the average overtime rate for drivers plus an additional amount for fuel and maintenance. Messrs. Thayer and Shattuck were also entitled to personal use of company cars and drivers as a legacy Constellation perquisite. Personal use was imputed as additional taxable income.

(3)	For all executive officers, Exelon will pay the cost of spousal travel, meals, and other related amenities when they attend company or industry-related events where it is customary and expected that officers attend with their spouses. The aggregate incremental cost to Exelon for these expenses is included in the All Other Compensation Table. In most cases, there is no incremental cost to Exelon of providing transportation or other amenities for a spouse, and the only additional cost to Exelon is to reimburse officers for the taxes on the imputed income attributable to their spousal travel, meals, and related amenities when attending company or industry-related events. This cost is shown in column (b) of the All Other Compensation Table above.

(4)	Mr. Thayer and Mr. Shattuck continued to receive this legacy Constellation perquisite through December 31, 2012.

(5)	For NEOs whose primary work location is downtown Chicago, Exelon’s office lease provides for a limited number of parking spaces that are available for Exelon use. When NEOs are unable to utilize the available spaces, Exelon provides reimbursement for parking expenses incurred at other public garages. Messrs. Thayer and Shattuck continued to have company provided spaces in downtown Baltimore through the end of 2012.

(6)	Executives also receive certain gifts during the year in recognition of their services that are imputed to the officer as additional taxable income. Executive officers may also have the company make matching gifts to qualified charitable organizations up to $10,000 for 2012. Mr. Shattuck and Mr. Thayer were subject to a $15,000 annual limit under Constellation’s legacy policy. Exelon made a contribution of $500,000 to a charitable organization recommended by Mr. Rowe in honor of his retirement from the company.

(7)	Mr. Thayer incurred $88,362 of company-paid relocation expenses. This amount was imputed to Mr. Thayer as additional taxable income.

Grants of Plan Based Awards

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards			All other Stock Awards: Number of Shares or Units	All Other Options Awards: Number of Securities Under- lying Options	Exercise or base Price of Option Awards.	Grant Date Fair Value of Stock and Option Awards

		(See Note 1)			(See Note 2)			(See Note 3)			(See Note 4)
		Threshold ($)	Plan ($)	Maxi- mum ($)	Thres- hold (#)	Target (#)	Maxi- mum (#)	(#)	(#)	($)	($)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)

Crane	3/12/2012	$690,000	$1,380,000	$2,760,000
	4/2/2012				81,000	108,000	135,000				$4,234,680
	4/2/2012								285,000	$39.21	1,191,300
Thayer	3/12/2012	292,500	585,000	1,170,000
	3/12/2012				27,000	36,000	45,000				1,433,160
	3/12/2012								97,000	39.81	405,460
Shattuck	3/12/2012	690,000	1,380,000	2,760,000
	4/2/2012				69,000	92,000	115,000				3,607,320
	4/2/2012								247,000	39.21	1,032,460
O’Brien	3/12/2012	326,250	652,500	1,305,000
	1/23/2012				28,500	38,000	47,500				1,513,540
	3/12/2012								102,000	39.81	426,360
Von Hoene	3/12/2012	297,500	595,000	1,190,000
	1/23/2012				24,750	33,000	41,250				1,314,390
	3/12/2012								88,000	39.81	367,840
Rowe	3/12/2012	186,885	373,770	747,540
	1/23/2012				84,750	113,000	141,250				4,500,790
	3/12/2012								302,000	39.81	1,262,360
Hilzinger	3/12/2012	46,592	93,184	186,368
	1/23/2012				7,425	9,900	12,375				394,317
	3/12/2012								26,000	39.81	108,680

Notes to Grants of Plan Based Awards Table

(1)	All NEOs have annual incentive plan target opportunities based on a fixed percentage of their base salary. Under the terms of the AIP, threshold performance earns 50% of the respective target, while performance at plan earns 100% of the respective target and the maximum payout is capped at 200% of target. For additional information about the terms of these programs, see Compensation Discussion and Analysis above.

(2)	NEOs have a long-term performance share target opportunity that is a fixed number of performance shares commensurate with the officer’s position. For additional information about the terms of these programs, see Compensation Discussion and Analysis and the narrative preceding the Summary Compensation Table above.

(3)	This column shows additional restricted share awards made during the year. The vesting dates of the awards are provided in the footnote 2 to the Outstanding Equity Table below.

(4)	This column shows the grant date fair value, calculated in accordance with FASB ASC Topic 718, of the performance share awards, stock options, and restricted stock granted to each NEO during 2012. Fair value of performance share awards granted on January 23, 2012, March 12, 2012 and April 2, 2012 are based on an estimated payout of 100% of target.

Outstanding Equity Awards at Year End

Name	Options					Stock

	(See Note 1)					(See Note 2)
	Number of Securities Underlying Unexercised Options That Are Exercisable (#)	Number of Securities Underlying Unexercised Options That Are Not Exercisable (#)	Option Exercise or Base Price ($)	Option Grant Date	Option Expiration Date	Number of Shares or Units of Stock That Have Not Yet Vested (#)	Market Value of Share or Units of Stock That Have Not Yet Vested Based on 12/31 Closing Price $29.74 ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Yet Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Yet Vested ($)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Crane	—	285,000	$39.21	2-Apr-2012	2-Apr-2022	41,067	$1,221,333	108,000	$3,211,920
	23,500	70,500	43.40	24-Jan-2011	24-Jan-2021
	26,500	26,500	46.09	25-Jan-2010	24-Jan-2020
	36,750	12,250	56.51	26-Jan-2009	26-Jan-2019
	28,000	—	73.29	28-Jan-2008	27-Jan-2018
	35,000	—	59.96	22-Jan-2007	21-Jan-2017
	22,500	—	58.55	23-Jan-2006	22-Jan-2016
	18,000	—	42.85	24-Jan-2005	23-Jan-2015
	13,500	—	32.54	26-Jan-2004	25-Jan-2014
Thayer	—	97,000	39.81	12-Mar-2012	12-Mar-2022	18,637	554,264	36,000	1,070,640
	—	175,946	39.24	24-Feb-2012	24-Feb-2022
	125,429	—	32.46	25-Feb-2011	25-Feb-2021
	67,304	—	37.71	26-Feb-2010	26-Feb-2020
	167,669	—	21.25	27-Feb-2009	27-Feb-2019
	8,676	—	101.05	21-Feb-2008	21-Feb-2018
	8,342	—	81.56	22-Feb-2007	22-Feb-2017
	5,487	—	54.80	24-Feb-2005	24-Feb-2015
	5,319	—	42.62	26-Feb-2004	26-Feb-2014
	5,542	—	30.98	2-May-2003	2-May-2013

Name	Options					Stock

	(See Note 1)					(See Note 2)
	Number of Securities Underlying Unexercised Options That Are Exercisable (#)	Number of Securities Underlying Unexercised Options That Are Not Exercisable (#)	Option Exercise or Base Price ($)	Option Grant Date	Option Expiration Date	Number of Shares or Units of Stock That Have Not Yet Vested (#)	Market Value of Share or Units of Stock That Have Not Yet Vested Based on 12/31 Closing Price $29.74 ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Yet Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Yet Vested ($)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Shattuck	—	247,000	39.21	2-Apr-2012	2-Apr-2022	69,224	$2,058,722	92,000	$2,736,080
	—	653,511	39.24	24-Feb-2012	24-Feb-2022
	465,892	—	32.46	25-Feb-2011	25-Feb-2021
	379,337	—	37.71	26-Feb-2010	26-Feb-2020
	726,562	—	21.25	27-Feb-2009	27-Feb-2019
	210,691	—	101.05	21-Feb-2008	21-Feb-2018
	272,527	—	81.56	22-Feb-2007	22-Feb-2017
	70,562	—	62.73	21-Dec-2005	26-Feb-2014
	310,815	—	54.80	24-Feb-2005	24-Feb-2015
	171,838	—	42.62	26-Feb-2004	26-Feb-2014
O’Brien	—	102,000	39.81	12-Mar-2012	12-Mar-2022	13,800	410,412	38,000	1,130,120
	12,250	36,750	43.40	24-Jan-2011	24-Jan-2021
	13,500	13,500	46.09	25-Jan-2010	24-Jan-2020
	23,025	7,675	56.51	26-Jan-2009	26-Jan-2019
	22,000	—	73.29	28-Jan-2008	27-Jan-2018
	19,000	—	59.96	22-Jan-2007	21-Jan-2017
	20,000	—	58.55	23-Jan-2006	22-Jan-2016
	29,000	—	42.85	24-Jan-2005	23-Jan-2015
	30,000	—	32.54	26-Jan-2004	25-Jan-2014
Von Hoene	—	88,000	39.81	12-Mar-2012	12-Mar-2022	24,167	718,727	33,000	981,420
	16,750	50,250	43.40	24-Jan-2011	24-Jan-2021
	16,500	16,500	46.09	25-Jan-2010	24-Jan-2020
	18,900	6,300	56.51	26-Jan-2009	26-Jan-2019
	19,000	—	73.29	28-Jan-2008	27-Jan-2018
	19,000	—	59.96	22-Jan-2007	21-Jan-2017
	17,000	—	58.55	23-Jan-2006	22-Jan-2016
	14,000	—	42.85	24-Jan-2005	23-Jan-2015
	4,500	—	32.54	26-Jan-2004	25-Jan-2014
Rowe(3)	302,000	—	39.81	12-Mar-2012	13-Mar-2017	—	—	22,230	661,120
	265,000	—	43.40	24-Jan-2011	13-Mar-2017
	138,000	—	46.09	25-Jan-2010	13-Mar-2017
	155,000	—	56.51	26-Jan-2009	13-Mar-2017
	114,000	—	73.29	28-Jan-2008	13-Mar-2017
	150,000	—	59.96	22-Jan-2007	21-Jan-2017
	229,000	—	42.85	24-Jan-2005	23-Jan-2015
Hilzinger	26,000	—	39.81	12-Mar-2012	16-Apr-2017	—	—	9,990	294,426
	26,000	—	43.40	24-Jan-2011	15-Apr-2017
	13,300	—	46.09	25-Jan-2010	15-Apr-2017
	14,900	—	56.51	26-Jan-2009	15-Apr-2017
	11,000	—	73.29	28-Jan-2008	15-Apr-2017
	10,500	—	59.96	22-Jan-2007	21-Jan-2017
	10,500	—	58.55	23-Jan-2006	22-Jan-2016
	14,000	—	42.85	24-Jan-2005	23-Jan-2015
	4,500	—	32.54	26-Jan-2004	25-Jan-2014

Notes to Outstanding Equity Table

(1)

Non-qualified stock options are granted to NEOs pursuant to the company’s long-term incentive plans. Grants made in 2003 and thereafter vest in four equal increments, beginning on the first anniversary of the grant date. All grants expire on the tenth anniversary of the grant date. For all data above, the number of shares and exercise prices have been adjusted to reflect the 2 for 1 stock split of May 5, 2004. For Messrs. Shattuck and Thayer, stock options granted prior to March 12, 2012 were granted under the Constellation Energy Group Inc. Long Term Incentive Plan and were converted into the equivalent right to receive Exelon common stock. The number of stock options received upon conversion is equal to the original number of Constellation stock options multiplied by the exchange ratio (0.93) and rounded down to the nearest whole share. The exercise price for each converted share is equal to the original Constellation exercise price dividend by the exchange ratio (0.93), rounded up to the nearest whole cent.

(2)	The amount shown includes the unvested portion of performance share awards earned with respect to the three-year performance periods ending December 31, 2011 and December 31, 2010, and any unvested restricted stock unit awards as shown in the following table. The amount of shares shown in column (i) represents the target number of performance shares available to each NEO for the performance period ending December 31, 2012. Shares are valued at $29.74, the closing price on December 31, 2012. For Messrs. Shattuck and Thayer, the unvested shares reflect restricted stock unit grants made by Constellation that were converted to Exelon grants on March 12, 2012. Each Constellation stock unit was converted into 0.93 Exelon stock units with the same vesting provisions as the original grant.

(3)	For Mr. Rowe, the amount shown in column (i) represents his 2012 target number of performance shares prorated through the date of his retirement. The original award for the full year was 113,000 shares.

Unvested Restricted Stock or Restricted Stock Units

Name	Grant Date	Number of Restricted Shares Granted	Vesting Dates	Number of Shares Vesting (See Note 1)

Crane	01 Aug. 2008	15,000	01 Aug. 2013	15,000
Thayer	12 Mar 2012	17,867	24 Feb 2013	6,212
			24 Feb 2014	6,212
			24 Feb 2015	6,213
Shattuck	12 Mar 2012	66,364	24 Feb 2013	23,074
			24 Feb 2014	23,075
			24 Feb 2015	23,075
Von Hoene	01 Aug. 2008	5,000	01 Aug. 2013	5,000

Notes to Restricted Stock Table

(1)	Restricted stock awards made by Constellation prior to the Merger and converted to Exelon awards on March 12, 2012. These awards accrue additional shares through dividend reinvestment that will vest along with the underlying tranches of the award. As of December 31, 2012, Mr. Thayer’s award and Mr. Shattuck’s awards have accrued an additional 771 and 2,860 shares, respectively.

Option Exercises and Stock Vested

Name	Option Awards		Stock Awards
			(See Note 1)
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
(a)	(b) (#)	(c) ($)	(d) (#)	(e) ($)

Crane	—	$—	20,076	$799,627
Thayer	—	—	—	—
Shattuck (2)	—	—	146,437	4,314,025
O’Brien (3)	30,000	127,650	11,198	446,028
Von Hoene	—	—	13,799	549,615
Rowe (4)	—	—	140,607	5,262,691
Hilzinger (5)	—	—	16,606	624,960

Notes to Option Exercises and Stock Vested Table

(1)	Share amounts are generally composed of performance shares that vested on January 23, 2012, which included the first 1/3 of the grant made with respect to the three-year performance period ending December 31, 2011 and the last 1/3 of the grant made with respect to the three-year performance period ending December 31, 2009. Shares were valued at $39.83 upon vesting.

(2)	For Mr. Shattuck, the number of shares acquired upon vesting includes restricted stock originally granted by Constellation in December 2011 which were converted to an award of 146,437 shares of Exelon common stock that vested on December 26, 2012 and were valued at $29.46.

(3)	Mr. O’Brien exercised expiring options pursuant to a trading plan designed to comply with the requirements of Rule 10b5-1.

(4)	For Mr. Rowe, the number of shares acquired upon vesting includes an additional 79,273 performance shares granted with respect to the three-year performance period ending December 31, 2011 which were subject to accelerated vesting upon his retirement. These shares were valued at $35.57.

(5)	For Mr. Hilzinger, the number of shares acquired upon vesting includes an additional 7,207 performance shares granted with respect to the three-year performance period ending December 31, 2011 and 3,708 restricted stock units (the pro-rated portion of a grant made on August 1, 2008) which were subject to accelerated vesting upon his retirement. These shares were valued at $36.49.

Pension Benefits

Exelon sponsors the Exelon Corporation Retirement Program, a traditional defined benefit pension plan that covers certain management employees who commenced employment prior to January 1, 2001 and certain collective bargaining unit employees. The Exelon Corporation Retirement Program includes the Service Annuity System (“SAS”), which is the legacy ComEd pension plan, and the Service Annuity Plan (“SAP”), which is the legacy PECO pension plan. Effective January 1, 2001, Exelon also established two cash balance defined benefit pension plans in order to both reduce future retirement benefit costs and provide an option that is portable as the company anticipated a work force that was more mobile than the traditional utility workforce. The cash balance defined benefit pension plans cover management employees and certain collective bargaining unit employees hired on or after such date, as well as certain management employees hired prior to such date who elected to transfer to a cash balance plan. Legacy Constellation employees participate in the Pension Plan of Constellation Energy Group, Inc. The Constellation Pension Plan includes a traditional pension formula referred to as the Enhanced Traditional Plan (“ETP”) and a Pension Equity Plan (“PEP”). Employees hired before January 1, 2000 participate in the ETP. Employees hired on or after January 1, 2000 and employees hired before that date who elected to transfer participate in the PEP. Each of these plans is intended to be tax-qualified under Section 401(a) of the Internal Revenue Code. An employee can participate in only one of the qualified pension plans.

For NEOs participating in the SAS, the annuity benefit payable at normal retirement age is equal to the sum of 1.25% of the participant’s earnings as of December 25, 1994, reduced by a portion of the participant’s Social Security benefit as of that date, plus 1.6% of the participant’s highest average annual pay, multiplied by the participant’s years of credited service (up to a maximum of 40 years). For NEOs participating in the SAP, the annuity benefit payable at normal retirement age is equal to the greater of the amount determined under the Career Pay Formula, which is 2% of each year’s pensionable pay, and the amount determined under the Final Average Pay Formula, which is the sum of (a) 5% of average earnings, plus 1.2% of average earnings for each year of pension service (up to a maximum of 40 years), and (b) 0.35% of average earnings in excess of covered compensation for each year of pension service (up to a maximum of 40 years). Pension-eligible compensation for the SAS and the SAP’s Final Average Pay Formula includes base pay and annual incentive awards. Pension eligible compensation in the SAP’s Career Pay Formula includes base pay, incentive awards and other regular remuneration. Benefits under the SAS and SAP are vested after five years of service.

The “normal retirement age” under both the SAS and the SAP is 65. Each of these plans also offers an early retirement benefit prior to age 65, which is payable if a participant retires after attainment of age 50 and completion of 10 years of service. The annual pension payable under each plan is determined as of the early retirement date, reduced by 2% for each year of payment before age 60 to age 58, then 3% for each year before age 58 to age 50. In addition, under the SAS, the early retirement benefit is supplemented prior to age 65 by a temporary payment equal to 80% of the participant’s estimated monthly Social Security benefit. The supplemental benefit is partially offset by a reduction in the regular annuity benefit.

Under the cash balance pension plan, a notional account is established for each participant, and the account balance grows as a result of annual benefit credits and annual investment credits. (Employees who participated in the SAS or the SAP prior to January 1, 2001 and elected to transfer to the cash balance plan also have a frozen transferred benefit from the former plan, and received a “transition” credit based on their age, service and compensation at the time of transfer.) Beginning January 1, 2008, the annual benefit credit under the plan is 7.00% of base pay and annual incentive award. For the portion of the account balance accrued beginning January 1, 2008, the annual investment credit is the third segment spot rate of interest on long-term investment grade corporate bonds. The segment rate will be determined as of November of the year for which the cash balance account receives the investment credit. For the portion of the benefit accrued before January 1, 2008, pending Internal Revenue Service guidance, the annual investment credit is the greater of 4%, or the average for the year of the S&P 500 Index and the applicable interest rate specified in Section 417(e) of the Internal Revenue Code that is used to determine lump sum payments (the interest rate is determined in November of each year). Benefits are vested after three years of service, and are payable in an annuity or a lump sum at any time following termination of employment. Apart from the benefit credits and vesting requirement, and as described above, years of service are not relevant to a determination of accrued benefits under the cash balance pension plans.

For NEOs who participate in the PEP, a lump sum benefit amount is computed based on covered earnings multiplied by a total credit percentage. Covered earnings are equal to the average of the highest three of the last five years’ base pay plus short-term incentive. The total service credit percentage is equal to the sum of the credit percentages based on the following formula: 5% per year of service through age 39, 10% per year of service from age 40 to age 49, and 15% per year of service after age 49. No benefits are available under the PEP until a participant has at least three years of vesting service. Benefits payable under the PEP are paid in periodic installments unless a participant elects a lump sum within 60 days after separation.

The Internal Revenue Code limits to $250,000 the individual 2012 annual compensation that may be taken into account under the tax-qualified retirement plan. As permitted by Employee Retirement Income Security Act, Exelon sponsors three supplemental executive retirement plans (or “SERPs”) that allow the payment to a select group of management or highly-compensated individuals out of its general assets of any benefits calculated under provisions of the applicable qualified pension plan which may be above these limits. The SERPs offer a lump sum as an optional form of payment, which includes the value of the marital annuity, death benefits and other early retirement subsidies at a designated interest rate. The interest rate applicable for distributions to participants in the SAS in 2012 is 2.98%. For participants in the cash balance pension plan and the PEP, the lump sum is the value of the non-qualified account balance. The values of the lump sum amounts do not include the value of any pension benefits covered under the qualified pension plans, and the methods and assumptions used to determine the non-qualified lump sum amount are different from the assumptions used to generate the present values shown in the tables of benefits to be received upon retirement, termination due to death or disability, involuntary separation not related to a change in control, or upon a qualifying termination following a change in control which appear later in this document.

Under the terms of the SERPs, participants are provided the amount of benefits they would have received under the SAS, SAP cash balance plan, ETP or PEP, as applicable, but for the application of the Internal Revenue Code limits. In addition, certain executives previously received grants of additional credited service under a SERP. In particular, Mr. Crane received an additional 10 years of credited service through September 28, 2008, the date of his 10 year anniversary, as part of his employment offer that provided one additional year of service credit for each year of employment to a maximum of 10 additional years. Pursuant to his employment agreement first entered into when he joined the company in 1998, Mr. Rowe is entitled to receive a SERP benefit that, when added to SAS benefit, will be determined as though he had earned 20 years of service on March 16, 1998 and one additional year of service on each anniversary of that date occurring prior to his termination of employment.

As of January 1, 2004, Exelon does not grant additional years of credited service to executives under the SERP for any period in which services are not actually performed, except that up to two years of service credits may be provided under severance or change in control agreements first entered into after such date. Service credits previously available under employment, change in control or severance agreements or arrangements (or any successors arrangements) are not affected by this policy.

Mr. Shattuck is the only NEO who participates in the Senior Executive Supplemental Plan (“Supplemental Plan”), which is a nonqualified pension plan originally established by Constellation in 2000 and last amended on January 1, 2009, before the Merger with Exelon. Under the Supplemental Plan, a participant must be at least age 55 with 10 or more years of vesting service to retire and be entitled to benefits. Once a participant becomes entitled to benefits under the Supplemental Plan, benefits are in lieu of any benefits under the SERP described above. Benefits paid upon retirement before age 62 are reduced by 4% per year for early receipt. Mr. Shattuck’s normal retirement annuity benefit under the Supplemental Plan, which is available at age 62 with five or more years of vesting service, will be computed at 60% of covered earnings. The lump sum value of the benefits computed as the present value of an annuity that commences on the retirement date using the average of the three monthly 30-year Treasury rates in the quarter that precedes by two the quarter in which the retirement date occurs, less 0.5%.

At December 31, 2012, based on his then age of 58 and eleven years and eight months of vesting service, Mr. Shattuck is eligible for benefits under the Supplemental Plan. Covered earnings under the Supplemental Plan are equal to the average of the highest two of the last five years’ base pay amounts plus the average of the highest two of the last five years’ short-term incentive award amounts and are determined without regard to the Internal Revenue Service compensation limitations. In February 2011 and again in February 2012, the Constellation compensation committee considered that historically only cash incentives had been included in the computation of plan benefits under the Supplemental Plan. To avoid the negative impact on the calculation of Mr. Shattuck’s supplemental benefit of delivering a portion of his short-term incentive award in stock units to further align this award with shareholder interests, the committee determined that with respect to all of the 2010 and $3 million of the 2011 short-term incentive awards, the stock units would be included in the computation of his Supplemental Plan benefits. Mr. Shattuck is required to hold these shares until the termination of his employment.

Benefits payable under the Supplemental Plan are paid in periodic installments unless a participant elects a lump sum. Plan participants are entitled to a 50% survivor annuity benefit at no cost, which applies once a participant has vested in the PEP, regardless of whether the participant was eligible to receive a benefit under the Supplemental Plan. The benefits computed under the Supplemental Plan are offset by benefits under the PEP, but are not offset by Social Security.

The amount of the change in the pension value for each of the named executive officers is the amount included in the Summary Compensation Table above in the column headed “Change in Pension Value & Nonqualified Deferred Compensation Earnings.” The present value of each NEO’s accumulated pension benefit is shown in the following tables. The assumptions used in estimating the present values include the following: for SAS participants, pension benefits are assumed to begin at each participant’s earliest unreduced retirement age; and for cash balance plan and PEP participants, pension benefits are assumed to begin at the earliest unreduced age. The lump sum rate amounts are determined using the rate of 5% for SAS participants both at the assumed retirement age, and the account balance for cash balance pension plan participants. The lump sum amounts are discounted from the assumed retirement date at the applicable discount rates 4.74% as of December 31, 2011 and 3.92% as of December 31, 2012. The applicable mortality table as of December 31, 2011 is the IRS-required mortality table for 2012 funding valuation. The applicable table as of December 31, 2012 is the IRS required mortality table for 2013 funding valuation.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)

(a)	(b)	(c)	(d)	(e)

Crane (1)	SAS	14.26	694,581	0
	SERP	24.26	7,535,749	0
Thayer	Constellation PEP	10.00	148,000	0
	Constellation SERP	10.00	825,514	0
Shattuck (2)	Constellation PEP	13.67	386,444	0
	Constellation SESPP	13.67	49,261,009	0
O’Brien	Cash Balance	30.51	956,737	0
	SERP	30.51	1,020,159	0
Von Hoene	Cash Balance	10.93	224,971	0
	SERP	10.93	538,482	0
Rowe	SAS	13.99	570,886	0
	SERP	33.99	0	29,847,255
Hilzinger	Cash Balance	10.00	0	212,765
	SERP	10.00	0	477,948

(1)	Based on discount rates prescribed by the SEC proxy disclosure guidelines, Mr. Crane’s non-qualified Supplemental Management Retirement Plan present value is $7,535,749. Based on lump sum plan rates for immediate distributions under the non-qualified plan, the comparable lump sum amount applicable for service through December 31, 2012 is $12,318,352. Note that, in any event, payments made upon termination may be delayed by six months in accordance with U.S. Treasury Department guidance.

(2)	Based on discount rates prescribed by the SEC proxy disclosure guidelines, Mr. Shattuck’s non-qualified Senior Executive Supplemental Pension Plan present value is $49,261,009. Based on lump sum plan rates for immediate distributions under the non-qualified plan, the comparable lump sum amount applicable for service through December 31, 2012, is $63,413,981. The actual amount payable by reason of Mr. Shattuck’s retirement on February 28, 2013 will be delayed by six months in accordance with U.S. Treasury Department guidance.

Deferred Compensation Programs

Exelon offers deferred compensation plans to permit the deferral of certain cash compensation to facilitate tax and retirement planning and satisfaction of stock ownership requirements for executives and key managers. Exelon maintains non-qualified deferred compensation plans that are open to certain highly-compensated employees, including the NEOs.

The Exelon Deferred Compensation Plan is a non-qualified plan that permits legacy Exelon executives and key managers to defer receipt of base compensation and the company to credit related matching contributions that would have been contributed to the Exelon Corporation Employee Savings Plan (the company’s tax-qualified 401(k) plan) but for the applicable limits under the Internal Revenue Code. The Constellation Deferred Compensation Plan is a non-qualified plan that permits legacy Constellation executives to defer receipt of base compensation and their annual bonus and the company to credit related matching contributions that would have been contributed to the Constellation Energy Group Employee Savings Plan (the company’s tax-qualified 401(k) plan) but for the applicable limits under the Internal Revenue Code. The Deferred Compensation Plans permit participants to defer taxation of a portion of their income. It benefits the company by deferring the payment of a portion of its compensation expense, thus preserving cash.

The Exelon Employee Savings Plan and the Constellation Energy Group Employee Savings Plan are tax-qualified under Sections 401(a) and 401(k) of the Internal Revenue Code (the “Code”). Exelon maintains the Employee Savings Plan to attract and retain qualified employees, including the NEOs, and to encourage employees to save some percentage of their cash compensation for their eventual retirement. The Employee Savings Plans permit employees to do so, and allow the company to make matching contributions in a relatively tax-efficient manner. The company maintains the excess matching feature of the Deferred Compensation Plans to enable key management employees to save for their eventual retirement to the extent they otherwise would have were it not for the limits established by the IRS for purposes of federal tax policy.

The Stock Deferral Plan is a non-qualified plan that permitted legacy Exelon executives to defer performance share units prior to 2007.

In response to declining plan enrollment and the administrative complexity of compliance with Section 409A of the Code, the compensation committee approved amendments to the Deferred Compensation and Stock Deferral Plans at its December 4, 2006 meeting. The amendments cease future compensation deferrals for the Stock Deferral Plan and Deferred Compensation Plan other than the excess Employee Savings Plan contribution deferrals.

The following tables show the amounts that NEOs have accumulated under both the Deferred Compensation Plans and the Stock Deferral Plan. Both plans were closed to new deferrals of base pay (other than excess Employee Savings Plan deferrals), annual incentive payments or performance shares awards in 2007, and participants were granted a one-time election to receive a distribution of their accumulated balance in each plan during 2007. Existing balances will continue to accrue dividends or other earnings until payout upon termination. Balances in the Deferred Compensation Plan will be settled in cash upon the termination event selected by the officer and will be distributed either in a lump sum, or in annual installments. Share balances in the Stock Deferral Plan continue to earn the same dividends that are available to all shareholders, which are reinvested as additional shares in the plan. Balances in the plan are distributed in shares of Exelon stock in a lump sum or installments upon termination of employment.

The Deferred Compensation Plan continues in effect, without change, for those officers who participate in the 401(k) savings plan and who reach their statutory contribution limit during the year. After this limit is reached, their elected payroll contributions and company matching contribution will be credited to their account in the Deferred Compensation Plan. The investment options under the Deferred Compensation Plan consist of a basket of mutual funds benchmarks that mirror those funds available to all employees through the 401(k) plan, with the exception of one benchmark fund that offers a fixed percentage return over a specified market return. Deferred amounts represent unfunded unsecured obligations of the company.

Name	Executive Contributions in 2012	Registrant Contributions in 2012	Aggregate Earnings in 2012	Aggregate Withdrawals/ Distributions	Aggregate Balance at 12/31/12
(a)	(b)	(c)	(d)	(e)	(f)
	Note (1)	Note (2)	Note (3)		Note (4)

Crane	$90,875	$42,298	$(29,235)	$—	$556,505
Thayer	—	—	—	—	—
Shattuck	53,596	26,798	443,994	—	8,812,110
O’Brien (5)	21,846	19,931	41,538	—	1,629,431
Von Hoene	21,779	21,337	(19,166)	—	180,642
Rowe	2,408	29,326	(9,351)	(639,931)	—
Hilzinger	—	5,013	(3,963)	—	90,638

(1)	The full amount shown for executive contributions is included in the base salary figures for each NEO shown above in the Summary Compensation Table.

(2)	The full amount shown under registrant contributions is included in the company contributions to savings plans for each NEO shown above in the All Other Compensation Table.

(3)	The amount shown under aggregate earnings reflects the NEO’s gain or loss based upon the individual allocation of his notional account balance into the basket of mutual fund benchmarks. These gains or losses do not represent current income to the NEO and have not been included in any of the compensation tables shown above. For Messrs. Crane and Von Hoene, a portion of the aggregate earnings include $2,724 and $706, respectively, of above-market earnings as defined by the IRS. These above-market earnings are also included in the Change in Pension Value and Nonqualified Deferred Compensation Earnings (column h) of the Summary Compensation Table.

(4)

For all NEOs the aggregate balance (column f) shown above includes those amounts, both executive contributions and registrant contributions, that have been disclosed either as base salary as described in Note 1 or as company contributions under all other compensation as described in Note 2 for the current fiscal year. Mr. Thayer did not participate in the plan during 2012. For Mr. O’Brien and Mr. Von Hoene, column (f) includes $701,752 and $112,250 respectively of executive contributions and registrant contributions that have been previously disclosed in Summary Compensation Tables as either base salary, bonus, non-equity incentive plan compensation or as all other compensation for prior years. For Messrs. Crane, Shattuck, Rowe and Hilzinger, all executive and registrant contributions have been disclosed in Summary Compensation Tables as either base salary or as all other compensation for prior years.

(5)	For Mr. O’Brien, the amounts shown in columns (d) and (f) include in the aggregate earnings and aggregate balance respectively of his Stock Deferral Plan accounts.

Potential Payments upon Termination or Change in Control

Employment Agreement with Mr. Rowe

Under the third amended and restated employment agreement between Exelon and Mr. Rowe, Mr. Rowe could continue to serve as Chief Executive Officer of Exelon, Chairman of Exelon’s board of directors and a member of the board of directors until December 31, 2012. Mr. Rowe retired on March 12, 2012 upon the closing of the Merger with Constellation.

Upon Mr. Rowe’s retirement:

■

Mr. Rowe (or his beneficiary or estate) became entitled to receive a prorated annual incentive for the year in which the termination occurred, determined based on the lesser of (1) the annual incentive that would have been paid based on actual performance without application of negative discretion to reduce the amount of the award, and (2) the formula annual incentive (i.e., the greater of the annual incentive for the last year ending prior to termination or the average of the annual incentives payable with respect to Mr. Rowe’s last three years of employment);

■	all exercisable stock options remain exercisable until the applicable option expiration date;

■	non-vested stock options became exercisable and thereafter remained exercisable until the applicable option expiration;

■

previously earned but non-vested performance share units vested, consistent with the terms of the performance share award program under the LTIP, and he (or his beneficiary or estate) became entitled to receive an award for the year in which the termination occurred;

■	any non-vested restricted stock award vested, unless otherwise provided in the grant instrument; and

■	he became entitled to receive post-retirement healthcare coverage for him and his wife for the remainder of their respective lives.

The term “retirement” meant Mr. Rowe’s termination of employment other than a termination by the company with cause or upon disability or death. Mr. Rowe would have been entitled to similar benefits had his employment been terminated due to disability or death.

Upon Mr. Rowe’s retirement or termination of employment for any reason other than cause, disability or death:

■

For a period of five years, Mr. Rowe is required to attend board of directors meetings as requested by the board or the then-chairman, attend civic, charitable and corporate events, serve on civic and charitable boards and represent the company at industry and trade association events as the company’s representative, and provide the then-chairman or the then-CEO advice or counseling on energy policy issues or strategy, each as mutually agreed;

■	The company is required to provide Mr. Rowe with five years of office and secretarial services.

Mr. Rowe is subject to confidentiality restrictions and to non-competition, non-solicitation and non-disparagement restrictions continuing in effect for two years following his termination of employment, and is required to sign a general release to receive severance payments. If the payments or benefits payable to Mr. Rowe would be subject to excise taxes imposed under Section 4999 of the Internal Revenue Code on excess parachute payments or under similar state or local law, such payments and benefits shall be reduced or eliminated to the extent necessary to avoid such excise taxes unless doing so would leave Mr. Rowe with less after-tax payments and benefits than paying such amounts and the applicable excise taxes. Any payment to Mr. Rowe upon a termination of employment is subject to a six-month delay to the extent required under Section 409A of the Internal Revenue Code, and his agreement will be otherwise interpreted and construed to comply with Section 409A.

Mr. Rowe’s employment agreement provided for certain benefits upon termination before July 1, 2011, which terms were not in effect during 2012.

In the event Mr. Rowe’s employment had been terminated for cause, all outstanding stock options (whether vested or non-vested), non-vested performance shares and restricted stock would have been forfeited.

The term “cause” meant any of the following, unless cured within the time period specified in the agreement:

■	conviction of a felony or of a misdemeanor involving moral turpitude, fraud or dishonesty;

■	willful misconduct in the performance of duties intended to personally benefit the executive; or

■	material breach of the agreement (other than as a result of incapacity due to physical or mental illness).

Change in control employment agreements and severance plan covering other named executives

Exelon’s change in control and severance benefits policies were initially adopted in January 2001 and harmonized the policies of Exelon’s predecessor companies. In adopting the policies, the compensation committee considered the advice of a consultant who advised that the levels were consistent with competitive practice and reasonable. The Exelon benefits currently include multiples of change in control benefits ranging from two times base salary and annual bonus for corporate and subsidiary vice presidents to 2.99 times base salary and annual bonus for the executive committee and select senior vice presidents other than the CEO. In 2003, the compensation committee reviewed the terms of the Senior Management Severance Plan and revised it to reduce the situations when an executive could terminate and claim severance benefits for “good reason”, clarified the definition of “cause”, and reduced non-change in control benefits for executives with less than two years of service. In December 2004, the compensation committee’s consultant presented a report on competitive practice on executive severance. The competitive practices described in the report were generally comparable to the benefits provided under Exelon’s severance policies. In discussing the compensation consultant’s December 2007 annual report to the committee on compensation trends, the consultant commented that Exelon’s change in control and severance policies were conservative, citing the use of double triggers, and that they remained competitive. In April 2009 the compensation committee adopted a policy that Exelon would not include excise tax gross-up payment provisions in senior executive employment, change in control, or severance plans, programs or agreements that are entered into, adopted or materially amended on or after April 2, 2009 (other than renewals of existing arrangements that are not materially amended or arrangements assumed pursuant to a corporate transaction).

Named executive officers other than Messrs. Thayer, Shattuck, and Rowe have entered into individual change in control employment agreements or are covered by the change in control provisions of the Senior Management Severance Plan, which generally protect such executives’ position and compensation levels for two years after a change in control of Exelon. The individual agreements are initially effective for a period of two years, and provide for a one-year extension each year thereafter until cancellation or termination of employment. The plan does not have a specific term.

During the 24-month period following a change in control, or, with respect to an executive with an individual agreement, during the 18-month period following another significant corporate transaction affecting the executive’s business unit in which Exelon shareholders retain between 60% and 66 2/3% control (a significant acquisition), if a named executive officer resigns for good reason or if the executive’s employment is terminated by Exelon other than for cause or disability, the executive is entitled to the following:

■	the executive’s annual incentive and performance share unit awards for the year in which termination occurs;

■

severance payments equal to 2.99 (or 2.0 if the executive does not have an individual agreement) times the sum of (1) the executive’s base salary plus (2) the higher of the executive’s target annual incentive for the year of termination or the executive’s average annual incentive award payments for the two years preceding the termination, but not more than the annual incentive for the year of termination based on actual performance before the application of negative discretion;

■

a benefit equal to the amount payable under the SERP determined as if (1) the SERP benefit were fully vested, (2) the executive had 2.99 additional years of age and years of service (2.0 years for executives who first entered into such agreements after 2003 or do not have such agreements) and (3) the severance pay constituted covered compensation for purposes of the SERP;

■	a benefit equal to the actuarial equivalent present value of any non-vested accrued benefit under Exelon’s qualified defined benefit retirement plan;

■

all previously-awarded stock options, performance shares or units, restricted stock, or restricted share units become fully vested, and the stock options remain exercisable until (1) the option expiration date, for options granted before January 1, 2002 or (2) the earlier of the fifth anniversary of the executive’s termination date or the option’s expiration date, for options granted after that date;

■

life, disability, accident, health and other welfare benefit coverage continues during the severance pay period on the same terms and conditions applicable to active employees, followed by retiree health coverage if the executive has attained at least age 50 and completed at least 10 years of service (or any lesser eligibility requirement then in effect for regular employees); and

■	outplacement services for at least 12 months.

The change in control benefits are also provided if the executive is terminated other than for cause or disability, or terminates for good reason (1) after a tender offer or proxy contest commences, or after Exelon enters into an agreement which, if consummated, would cause a change in control, and within one year after such termination a change in control does occur, or (2) within two years after a sale or spin-off of the executive’s business unit in contemplation of a change in control that actually occurs within 60 days after such sale or spin-off (a disaggregation) if the executive has an individual agreement.

A change in control under the individual change in control employment agreements and the Senior Management Severance Plan generally occurs:

■	when any person acquires 20% of Exelon’s voting securities;

■

when the incumbent members of the Exelon board of directors (or new members nominated by a majority of incumbent directors) cease to constitute at least a majority of the members of the Exelon board of directors;

■

upon consummation of a reorganization, merger or consolidation, or sale or other disposition of at least 50% of Exelon’s operating assets (excluding a transaction where Exelon shareholders retain at least 60% of the voting power); or

■	upon shareholder approval of a plan of complete liquidation or dissolution.

The term good reason under the individual change in control employment agreements generally includes any of the following occurring within two years after a change in control or disaggregation or within 18 months after a significant acquisition:

■	a material reduction in salary, incentive compensation opportunity or aggregate benefits, unless such reduction is part of a policy, program or arrangement applicable to peer executives;

■	failure of a successor to assume the agreement;

■	a material breach of the agreement by Exelon; or

■

any of the following, but only after a change in control or disaggregation: (1) a material adverse reduction in the executive’s position, duties or responsibilities (other than a change in the position or level of officer to whom the executive reports or a change that is part of a policy, program or arrangement applicable to peer executives) or (2) a required relocation by more than 50 miles.

The term cause under the change in control employment agreements generally includes any of the following:

■

refusal to perform or habitual neglect in the performance of duties or responsibilities or of specific directives of the officer to whom the executive reports which are not materially inconsistent with the scope and nature of the executive’s duties and responsibilities;

■

willful or reckless commission of acts or omissions which have resulted in or are likely to result in a material loss or material damage to the reputation of Exelon or any of its affiliates, or that compromise the safety of any employee;

■	commission of a felony or any crime involving dishonesty or moral turpitude;

■	material violation of the code of business conduct which would constitute grounds for immediate termination of employment, or of any statutory or common-law duty of loyalty; or

■	any breach of the executive’s restrictive covenants.

Executives other than Messrs. Thayer, Shattuck, and Rowe who have entered into such change in control employment agreements prior to April 2, 2009 (and which have not been materially amended after such date) will be eligible to receive an additional payment to cover excise taxes imposed under Section 4999 of the Internal Revenue Code on excess parachute payments or under similar state or local law, but only if the amount of payments and benefits subject to these taxes exceeds 110% of the safe harbor amount that would not subject the employee to these excise taxes. If the amount does not exceed 110% of the safe harbor amount, then payments and benefits subject to these taxes would be reduced or eliminated to equal the safe harbor amount.

If a named executive officer other than Messrs. Thayer, Shattuck, and Rowe resigns for good reason or is terminated by Exelon other than for cause or disability, in each case under circumstances not involving a change in control or similar provision described above, the named executive officer may be eligible for the following non-change in control benefits under the Exelon Corporation Senior Management Severance Plan:

■	prorated payment of the executive’s annual incentive and performance share unit awards for the year in which termination occurs;

■	for a 15 to 24 month severance period, continued payment of an amount representing base salary and target annual incentive;

■	a benefit equal to the amount payable under the SERP determined as if the severance payments were paid as ordinary base salary and annual incentive;

■

during the severance period, continuation of health, basic life and other welfare benefits the executive was receiving immediately prior to the severance period on the same terms and conditions applicable to active employees, followed by retiree health coverage if the executive has attained at least age 50 and completed at least 10 years of service (or any lesser eligibility requirement then in effect for non-executive employees); and

■	outplacement services for at least six months.

Payments under individual agreements entered into after April 2, 2009 or the Senior Management Severance Plan are subject to reduction by Exelon to the extent necessary to avoid imposition of excise taxes imposed by Section 4999 of the Internal Revenue Code on excess parachute payments or under similar state or local law.

The term good reason under the Senior Management Severance Plan means either of the following:

■

a material reduction of the executive’s salary (or, with respect to a change in control, incentive compensation opportunity or aggregate benefits) unless such reduction is part of a policy, program or arrangement applicable to peer executives of Exelon or of the business unit that employs the executive; or

■

a material adverse reduction in the executive’s position or duties (other than a change in the position or level of officer to whom the executive reports) that is not applicable to peer executives of Exelon or of the executive’s business unit, but excluding under the non-change in control provisions of the plan any change (1) resulting from a reorganization or realignment of all or a significant portion of the business, operations or senior management of Exelon or of the executive’s business unit or (2) that generally places the executive in substantially the same level of responsibility.

With respect to a change in control, the term good reason under the plan also includes a required relocation of more than 50 miles.

The term cause under the Senior Management Severance Plan has the same meaning as the definition of such term under the individual change in control employment agreements.

Benefits under the change in control employment agreements and the Senior Management Severance Plan are subject to termination upon an executive’s violation of his or her restrictive covenants, and incentive payments under the agreements and the plan may be subject to the recoupment policy adopted by the board of directors.

Messrs. Shattuck and Thayer are not covered by the Senior Management Severance Plan or individual change in control employment agreements. Until the first anniversary of the Merger, upon an involuntary separation or a voluntary termination following a relocation, Mr. Thayer is eligible to receive benefits under the Constellation Energy Group, Inc. Severance Plan; Mr. Shattuck’s eligibility ceased upon his retirement. This plan generally provides cash severance benefits equal to six months of base salary and short term incentive, health care continuation with a COBRA subsidy for six months, 12 months of outplacement assistance, and up to $3,000 in educational assistance. In addition, Constellation’s legacy short-term incentive plan provides for a payment upon such a separation equal to three times the pro-rated target award amount. Equity awards are payable in accordance with the applicable plan terms.

Estimated Value of Benefits to be Received Upon Retirement

The following tables show the estimated value of payments and other benefits to be conferred upon the NEOs assuming they retired as of December 31, 2012. These payments and benefits are in addition to the present value of the accumulated benefits from each NEO’s qualified and non-qualified pension plans shown in the tables within the Pension Benefit section and the aggregate balance due to each NEO that is shown in the tables within the Nonqualified Deferred Compensation section. The actual values of the payments and other benefits conferred upon Messrs. Rowe and Hilzinger upon their retirement are included in the Summary Compensation Table and the notes thereto. Mr. Shattuck retired as executive chairman and ceased to be an employee of Exelon on February 28, 2013. In connection with his retirement, he received no additional compensation but became eligible for accelerated vesting of his unvested equity awards and to receive payouts of his previously earned pension benefits and deferred compensation, as disclosed in the Pension Benefits Table and the Deferred Compensation Table. The estimated value of benefits to be received by Mr. Shattuck upon death or disability, involuntary separation not related to a change in control or a qualifying termination following a change in control, are presented as if such events had occurred as of December 31, 2012 in accordance with SEC regulations, although none of such events could result in a benefit to Mr. Shattuck now that he has retired.

Name	Cash Payment	Value of Unvested Equity Awards	Perquisites and Other Benefits	Total Value of All Payments and Benefits
	($)	($)	($)	($)
	Note (1)	Note (2)	Note (3)	Note (4)

Crane	$1,311,000	$4,790,000	—	$6,101,000
Thayer	—	—	—	—
Shattuck	1,311,000	5,394,000	62,000	6,767,000
O’Brien	685,000	1,823,000	—	2,508,000
Von Hoene	565,000	1,797,000	—	2,362,000

Notes to Benefits to be Received Upon Retirement Table

(1)	Under the terms of the 2012 AIP, a pro-rated actual incentive award is payable upon retirement assuming an individual performance multiplier of 100% and based on the number of days worked during the year of retirement. The amount above represents the executive’s 2012 annual incentive payout (after Company/Business Unit performance was determined) before applying the IPM, if applicable.

(2)

The Value of Unvested Equity Awards includes the sum of previously unvested stock options, previously earned but unvested performance share units, a pro-rated performance share unit award based on actual results for the year of termination due to retirement, and, if applicable (depending upon each officer’s individual restricted stock or restricted stock unit awards (if any)), the value of any unvested restricted stock or restricted stock units that may vest upon retirement. For previously unvested stock options, the value is determined by taking the spread between the closing price of Exelon stock on December 31, 2012, which was $29.74 and the exercise price of each unvested stock option grant, multiplied by the number of unvested options. If an NEO has attained age 50 with 10 or more years of service (or deemed service), the NEO’s unvested stock options will vest upon termination of employment because the NEO has satisfied the definition of retirement under the LTIP. For all performance share units and restricted shares or restricted share units, the value is based on the December 31, 2012 closing price of Exelon stock.

(3)	Reflects estimate of three years of personal financial, tax and estate planning benefits for Mr. Shattuck that may be paid pursuant to the supplemental benefits plan. Mr. Shattuck retired on February 28, 2013 and is no longer eligible to receive these benefits.

(4)	The estimate of total payments and benefits is based on a December 31, 2012 retirement date.

Estimated Value of Benefits to be Received Upon Termination due to Death

The following table shows the estimated value of payments and other benefits to be conferred upon the NEOs assuming their employment is terminated due to death as of December 31, 2012. These payments and benefits are in addition to the present value of the accumulated benefits from the NEO’s qualified and non-qualified pension plans shown in the tables within the Pension Benefit section and the aggregate balance due to each NEO that is shown in tables within the Nonqualified Deferred Compensation section.

Name	Cash Payment	Value of Unvested Equity Awards	Perquisites and Other Benefits	Total Value of All Payments and Benefits
	($)	($)	($)	($)
	Note (1)	Note (2)	Note (3)	Note (4)

Crane	$1,311,000	$5,236,000	$—	$6,547,000
Thayer	1,206,000	1,869,000	23,000	3,098,000
Shattuck (5)	2,461,000	5,394,000	62,000	7,917,000
O’Brien	685,000	1,823,000	—	2,508,000
Von Hoene	565,000	1,946,000	—	2,511,000

Notes to Benefits to be Received Upon Termination due to Death Table

(1)	Under the terms of the 2012 AIP, a pro-rated actual incentive award is payable upon death assuming an individual performance multiplier of 100% and based on the number of days worked during the year of termination. The amount above represents the executive’s 2012 annual incentive payout (after Company/Business Unit performance was determined) before applying the IPM, if applicable. For Messrs. Shattuck and Thayer, the amount in this column includes an in-service death benefit of one times base salary.

(2)	The Value of Unvested Equity Awards includes the sum of previously unvested stock options, previously earned but unvested performance share units, a pro-rated performance share unit award based on actual results for the year of termination due to death, and, if applicable (depending upon each officer’s individual restricted stock or restricted stock unit awards (if any)), the value of any unvested restricted stock or restricted stock units that may vest upon death. For previously unvested stock options, the value is determined by taking the spread between the closing price of Exelon stock on December 31, 2012, which was $29.74, and the exercise price of each unvested stock option grant, multiplied by the number of unvested options. Under the terms of the LTIP, if an optionee terminates employment due to death, all options vest upon termination. For all performance share units and restricted shares or restricted share units, the value is based on the December 31, 2012 closing price of Exelon stock.

(3)	Reflects estimate of three years of personal financial, tax and estate planning benefits for Mr. Shattuck and Mr. Thayer that may be paid pursuant to the supplemental benefits plan.

(4)	The estimate of total payments and benefits is based on a December 31, 2012 termination due to death.

(5)	Mr. Shattuck retired on February 28, 2013, and is no longer eligible to receive these benefits.

Estimated Value of Benefits to be Received Upon Termination due to Disability

The following table shows the estimated value of payments and other benefits to be conferred upon the NEOs assuming their employment is terminated due to disability as of December 31, 2012. These payments and benefits are in addition to the present value of the accumulated benefits from the NEO’s qualified and non-qualified pension plans shown in the tables within the Pension Benefit section and the aggregate balance due to each NEO that is shown in tables within the Nonqualified Deferred Compensation section.

Name	Cash Payment	Value of Unvested Equity Awards	Total Value of All Payments and Benefits
	($)	($)	($)
	Note (1)	Note (2)	Note (3)

Crane	$1,311,000	$5,236,000	$6,547,000
Thayer	1,156,000	1,869,000	3,025,000
Shattuck (4)	1,911,000	5,394,000	7,305,000
O’Brien	685,000	1,823,000	2,508,000
Von Hoene	565,000	1,946,000	2,511,000

Notes to Benefits to be Received Upon Termination due to Disability Table

(1)	Under the terms of the 2012 AIP, a pro-rated actual incentive award is payable upon disability assuming an individual performance multiplier of 100% and based on the number of days worked during the year of termination. The amount above represents the executive’s 2012 annual incentive payout (after Company/Business Unit performance was determined) before applying the IPM, if applicable. Upon disability, Mr. Crane will be eligible for an additional $2,161 per month commencing upon exhaustion of LTD benefits. Mr. Shattuck was and Mr. Thayer is eligible for an estimated supplemental long-term disability benefit that is incremental to the standard employee long-term disability plan. This benefit is capped at $25,000 per month and assumes continuation of eligible pay for 24 months.

(2)	The Value of Unvested Equity Awards includes the sum of previously unvested stock options, previously earned but unvested performance share units, a pro-rated performance share unit award based on actual results for the year of termination due to disability, and, if applicable (depending upon each officer’s individual restricted stock or restricted stock unit awards (if any)), the value of any unvested restricted stock or restricted stock units that may vest upon disability. For previously unvested stock options, the value is determined by taking the spread between the closing price of Exelon stock on December 31, 2012, which was $29.74, and the exercise price of each unvested stock option grant, multiplied by the number of unvested options. Under the terms of the LTIP, if an optionee terminates employment due to disability, all options vest upon termination. For all performance share units and restricted shares or restricted share units, the value is based on the December 31, 2012 closing price of Exelon stock.

(3)	The estimate of total payments and benefits is based on a December 31, 2012 termination date due to disability.

(4)	Mr. Shattuck retired on February 28, 2013, and is no longer eligible to receive these benefits.

Estimated Value of Benefits to be Received Upon Involuntary Separation Not Related to a Change in Control

The following tables shows the estimated value of payments and other benefits to be conferred upon the NEOs assuming they were terminated as of December 31, 2012 under the terms of the Amended and Restated Senior Management Severance Plan or, for Messrs. Shattuck and Thayer, the Constellation Energy Group, Inc. Severance Plan. These payments and benefits are in addition to the present value of the accumulated benefits from the NEO’s qualified and non-qualified pension plans shown in the tables within the Pension Benefit section and the aggregate balance due to each NEO that is shown in the tables within the Nonqualified Deferred Compensation section.

Name	Cash Payment	Retirement Benefit Enhancement	Value of Unvested Equity Awards	Health and Welfare Benefit Continuation	Perquisites and Other Benefits	Total Value of All Payments and Benefits
	($)	($)	($)	($)	($)	($)
	Note (1)	Note (2)	Note (3)	Note (4)	Note (5)	Note (6)

Crane	$6,371,000	$5,115,000	$5,184,000	$31,000	$40,000	$16,741,000
Thayer	1,500,000	54,000	1,869,000	6,000	40,000	3,469,000
Shattuck (7)	2,311,000	—	5,394,000	6,000	40,000	7,751,000
O’Brien	3,440,000	193,000	1,823,000	42,000	40,000	5,538,000
Von Hoene	3,155,000	189,000	1,928,000	19,000	40,000	5,331,000

Notes to Benefits to be Received Upon Involuntary Separation Not Related to a CIC Table

(1)	Represents the estimated severance benefit plus the annual incentive for the year of termination. In addition, under Section 4.2 of the Severance Plan, the severance benefit includes a pro-rated annual incentive award that is payable upon involuntary separation or qualifying voluntary separation based on the days worked during the year of termination and assuming the NEO’s individual performance multiplier is 100% pursuant to the terms in the 2012 AIP. The amount above represents the executives’ 2012 annual incentive payout (after Company/Business Unit performance was determined) before applying the IPM, if applicable. For Messrs. Thayer and Shattuck, pursuant to Section 3C of the Constellation Severance Plan, the amount reflects the executives’ 2012 annual incentive payout before applying the IPM. For Messrs. Crane, O’Brien and Von Hoene Jr, the severance benefit is equal to 2 times the sum of the executive’s (i) current base salary and (ii) target annual incentive. For Messrs. Thayer and Shattuck, who are participants in the Constellation Severance Plan, the severance benefit is equal to 26 weeks of eligible pay (eligible pay = weekly base salary plus the average annual bonus paid in the 2 years prior to the year of termination).

(2)	The retirement benefit enhancement consists of a one-time lump sum payment based on the actuarial present value of a benefit under the non-qualified pension plan assuming that the severance pay period was taken into account for purposes of vesting, and the severance pay constituted covered compensation for purposes of the non-qualified pension plan.

(3)	The Value of Unvested Equity Awards includes the sum of previously unvested stock options, previously earned but unvested performance share units, a pro-rated performance share unit award based on actual results for the year of termination, if termination occurs due to involuntary separation (other than for cause), and, if applicable (depending upon each officer’s individual restricted stock or restricted stock unit awards (if any), the value of any unvested restricted stock that may vest upon involuntary separation not related to a change in control. For previously unvested stock options, the value is determined by taking the spread between the closing price of Exelon stock on December 31, 2012, which was $29.74, and the exercise price of each unvested stock option grant, multiplied by the number of unvested options. If an NEO has attained age 50 with 10 or more years of service (or certain deemed service), the NEO’s unvested stock options will vest upon termination of employment because he has satisfied the definition of retirement under the LTIP. For all performance shares or restricted shares, the value is based on the December 31, 2012 closing price of Exelon stock.

(4)	Estimated costs of health care, life insurance, and long-term disability coverage which continue during the severance period.

(5)	Estimated costs of outplacement services for up to 12 months for all NEOs.

(6)	The estimate of total payments and benefits is based on a December 31, 2012 termination date. Messrs. Crane, O’Brien, and Von Hoene are participants in the Senior Management Severance Plan (“SMSP”) and severance benefits are determined pursuant to Section 4 of the SMSP. Messrs. Shattuck and Thayer are participants in the Constellation Severance Plan and their severance benefits are determined pursuant to that plan.

(7)	Mr. Shattuck retired on February 28, 2013, and is no longer eligible to receive these benefits.

Estimated Value of Benefits to be Received Upon a Qualifying Termination following a Change in Control

The following table shows the estimated value of payments and other benefits to be conferred upon the NEOs assuming they were terminated upon a qualifying change in control as of December 31, 2012. The company has entered into change in control agreements with Messrs. Crane, O’Brien, and Von Hoene. These payments and benefits are in addition to the present value of accumulated benefits from the NEO’s qualified and non-qualified pension plans shown in the tables within the Pension Benefit section and the aggregate balance due to each NEO that is shown in tables within the Nonqualified Deferred Compensation section.

Name	Cash Payment	Retirement Benefit Enhancement	Value of Unvested Equity Awards	Health and Welfare Benefit Continuation	Perquisites and Other Benefits	Modified Gross-Up Payment / Scaleback	Total Value of All Payments and Benefits
	($)	($)	($)	($)	($)		($)
	Note (1)	Note (2)	Note (3)	Note (4)	Note (5)	Note (6)	Note (7)

Crane	$8,945,000	$7,440,000	$5,236,000	$47,000	$40,000	$5,409,000	$27,117,000
Thayer	1,500,000	54,000	1,869,000	6,000	40,000	Not Required	3,469,000
Shattuck (8)	2,311,000	0	5,394,000	6,000	40,000	Not Required	7,751,000
O’Brien	4,807,000	194,000	1,823,000	63,000	40,000	Not Required	6,927,000
Von Hoene	4,635,000	283,000	1,946,000	29,000	40,000	Not Required	6,933,000

Notes to Benefits to be Received Upon a Qualifying Termination following a CIC Table

(1)	For Messrs. Crane, O’Brien, and Von Hoene, the cash payment includes a severance payment and the NEO’s annual incentive for the year of termination assuming an IPM of 100%. The severance benefit is equal to 2.99 times the sum of the executive’s (i) current base salary and (ii) Severance Incentive. Cash payment also includes an additional payment for Mr. O’Brien of $35,000. The Severance Incentive is defined as the greater of the (i) target annual incentive for the year of termination and (ii) the average annual incentive paid for the two years prior to the year of termination (i.e., the 2010 and 2011 actual annual incentives). For Messrs. Thayer and Shattuck, who are participants in the Constellation Severance Plan, the severance benefit is equal to 26 weeks of eligible pay (eligible pay = weekly base salary plus the average annual bonus paid in the 2 years prior to the year of termination). For Messrs. Thayer and Shattuck, pursuant to Section 3C of the Constellation Severance Plan, the amount reflects the executives’ 2012 annual incentive payout before applying the IPM.

(2)	The retirement benefit enhancement consists of a one-time lump sum payment based on the actuarial present value of a benefit under the non-qualified pension plan assuming that the severance pay period was taken into account for purposes of vesting, and the severance pay constituted covered compensation for purposes of the non-qualified pension plan.

(3)	The Value of Unvested Equity Awards includes the sum of previously unvested stock options, previously earned but unvested performance share units, a pro-rated performance share unit award based on actual results for the year of termination due to a change in control, and, if applicable (depending upon each officer’s individual restricted stock or restricted stock unit awards (if any)), the value of any unvested restricted stock that may vest upon a change in control. For previously unvested stock options, the value is determined by taking the spread between the closing price of Exelon stock on December 31, 2012, which was $29.74, and the exercise price of each unvested stock option grant, multiplied by the number of unvested options. If an NEO has attained age 50 with 10 or more years of service (or certain deemed service), the NEO’s unvested stock options will vest upon termination of employment because the NEO has satisfied the definition of retirement under the LTIP. For all performance shares or restricted shares, the value is based on the December 31, 2012 closing price of Exelon stock.

(4)	Estimated costs of healthcare, life insurance and long-term disability coverage which continues during the severance period.

(5)	Estimated costs of outplacement services for up to 12 months for all NEOs.

(6)

In 2009, the compensation committee adopted a policy that no future employment or severance agreements will provide for an excise tax gross-up payment. The SMSP as amended and restated on January 1, 2009 and CIC Employment Agreements that become effective after April 2, 2009 will reduce the executive’s parachute payments to the safe harbor in order to avoid the excise tax imposed under Section 4999 of the Internal Revenue Code. Messrs. Crane, O’Brien, and Von Hoene Jr. have grandfathered CIC Employment Agreements, which still entitle these NEOs to an excise tax gross-up payment only if the present value of their parachute payments exceed their safe harbor amount by more than 10%. If their parachute payments do not exceed the amount permitted by the IRS by more than 10%, their payments are reduced to their safe harbor. Amounts in this column represent the estimated value of the required excise tax gross-up payment or scaleback, if applicable.

(7)	The estimate of total payments and benefits is based on a December 31, 2012 termination date.

(8)	Mr. Shattuck retired on February 28, 2013, and is no longer eligible to receive these benefits.

Advisory Vote on Executive Compensation

Proposal 3: Advisory Vote on Executive Compensation

Exelon is providing shareholders with an annual advisory (non-binding) vote on compensation for our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC (sometimes referred to as “say on pay”). Accordingly, you may vote on the following resolution at the 2013 annual meeting.

“RESOLVED, that the company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the company’s proxy statement for the 2013 Annual Meeting of Shareholders pursuant to the rules of the SEC, including the Compensation Discussion and Analysis, the 2012 Summary Compensation Table and the other related tables and disclosure.”

This vote is nonbinding. The board and the compensation committee, which is composed of independent directors, expect to take into account the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant voting results.

As described in detail under the headings “Compensation Discussion and Analysis” and “Executive Compensation Data”, Exelon’s compensation programs are designed to motivate and reward senior management to achieve Exelon’s vision of being the best group of electric generation and electric and gas delivery companies in the United States, providing superior value for Exelon’s customers, employees, investors and the communities Exelon serves.

We believe you should also consider the following factors in determining whether to approve this proposal:

■

The compensation committee has adopted a pay for performance philosophy, which places an emphasis on pay at risk. 86% of Mr. Crane’s total direct compensation (base salary plus annual and long-term incentive compensation) was at risk.

■	The company successfully completed its strategic merger with Constellation and is delivering on projected synergies to create value for shareholders:

■	The Merger aligned Exelon’s clean generation fleet with Constellation’s customer-facing leading retail and wholesale platform.

■	It also created a diversified portfolio across competitive and regulated businesses and geographies.

■	The company had continued success around client service and capacity.

■

Operating strength was among the best in the industry, with nuclear capacity factor above 92% for the tenth year in a row and strong reliability performance at BGE, ComEd and PECO despite exceptional storms including Hurricane Sandy.

■	Financial and stock performance was below our expectations due to a challenging market environment.

■	Exelon faces unique exposure to low natural gas prices, but closed the year with earnings within guidance, and it took steps to strengthen its balance sheet and credit metrics.

■

In making compensation decisions for 2012, the compensation committee focused on finding an appropriate balance between rewarding strategic success and continued strong operational performance during a pivotal year with our recent stock price performance, which has been heavily influenced by falling natural gas prices.

■

The 2012 compensation decisions reflect this balance, recognizing the outsized efforts and strong performance associated with the Merger and integration, our leadership in client service and capacity, the establishment of a new leadership team for the merged entity, and our ability to retain key leaders during a time of significant transition.

■	We believe our company is now well positioned to effectively manage the current downturn in the electricity market and drive the company forward.

The board of directors unanimously recommends a vote “FOR”

the approval of the compensation of our named executive officers,

as disclosed in the proxy statement.

Vote on ESPP

Proposal 4: Amended and Restated Employee Stock Purchase Plan

Exelon and its affiliates have a long history of providing an employee stock purchase plan for employees. ComEd adopted an employee stock purchase plan in 1954, and PECO adopted an employee stock purchase plan in 1972. Those plans were replaced by an employee stock purchase plan adopted by Exelon in 2001 (the “ESPP”) and approved by shareholders in 2002. The ESPP provides eligible Exelon employees with the opportunity to purchase Exelon stock through payroll deductions at a price equal to 90% of the lesser of the New York Stock Exchange (NYSE) closing price on the first and last NYSE trading days of the quarterly purchase period. The number of Exelon shares originally authorized to be issued under the current plan was 5,000,000; the number was adjusted when Exelon’s stock split two for one in 2004. As of December 31, 2012, 686,857 shares remained available for purchases under the current plan. Later this year Exelon expects to issue the last of the remaining authorized shares under the current plan.

Exelon desires to amend and restate the ESPP to make various administrative and technical changes and to increase to 25,000,000 the aggregate number of shares authorized to be sold to eligible employees under the ESPP after July 1, 2013. The economic terms of the ESPP for Exelon and participating employees will otherwise remain unchanged. The 25,000,000 shares approved by the Exelon board of directors and proposed to be authorized for purchase by shareholders is intended to allow the ESPP to continue for at least 10 years. The actual period of time over which the 25,000,000 authorized shares will be issued under the ESPP will depend on several factors, including employee participation levels and the market price of Exelon stock.

In 2012 Exelon issued approximately 850,000 new shares of common stock pursuant to the ESPP in return for cash proceeds of approximately $26.8 million through payroll deductions of participating employees. The shares issued in 2012 represented less than 0.1% of the approximately 855,000,000 Exelon shares outstanding at December 31, 2012. Exelon expects participation in the ESPP to increase beginning in 2013 as legacy Constellation employees become eligible to participate. The number of shares actually issued in any given year will depend on the level of employee participation, the size of payroll deductions that participating employees authorize for purchases of stock within the limits of the ESPP, and the market price of Exelon stock. As the number of participating employees increases, the number of shares issued under the ESPP increases, and as the price of Exelon stock increases, the number of shares issued tends to decrease. It is therefore difficult to forecast the actual number of shares that will be issued under the ESPP in any particular year. Based on current and projected employee participation, Exelon expects to issue approximately 1,000,000 new shares in 2013 under the Amended and Restated ESPP, representing approximately 0.1% of the approximately 855,000,000 Exelon shares currently outstanding. The 25,000,000 shares authorized for issuance under the ESPP, if and when fully issued, will represent less than 3% of the Exelon shares outstanding at December 31, 2012. Based on current and projected employee participation and using an assumed $31.00 price of Exelon stock7 for purposes of illustration, cash proceeds to Exelon from employee purchases of stock would be approximately $24 million in 2013. Assuming the issuance of all 25,000,000 shares pursuant to the ESPP and the same assumption regarding the price of Exelon stock, net proceeds to Exelon from the ESPP would be approximately $697.5 million over the life of the ESPP, and net book value per share of Exelon stock at December 31, 2012 would increase by approximately $0.07 per share. Actual employee participation, the price of Exelon stock, and proceeds to Exelon may vary significantly over the life of the ESPP.

Exelon calculates diluted earnings per share by dividing net income for the period by the weighted average number of shares of common stock outstanding during the period, adjusted for potential dilutive shares associated with stock options, performance share awards, and restricted stock awards using the treasury stock method. Because employees purchase shares pursuant to the ESPP at a price of approximately 90% of the market price at the time of each quarterly purchase, and because the number of shares an employee may purchase pursuant to the ESPP is limited in each year, the dilutive effect of the ESPP on earnings per share in any year is expected to be negligible.

[7]	The daily average closing price of Exelon stock in NYSE trading in February 2013 was $30.88.

The ESPP, as amended and restated, was adopted by the board of directors of Exelon on January 29, 2013 to become effective on July 1, 2013, subject to approval by the shareholders of Exelon. If shareholders do not approve the Amended and Restated ESPP, it will cease to be effective on June 30, 2013.

Purpose of the ESPP

The purpose of the ESPP is to provide an added incentive for eligible employees of Exelon and its participating subsidiaries to promote Exelon’s best interests by providing an opportunity to those employees to purchase shares of Exelon common stock at below-market prices through payroll deductions. The ESPP aligns the interests of Exelon’s shareholders and employees by increasing the proprietary interest of employees in Exelon’s growth and success; advances the interests of Exelon by attracting and retaining employees; and motivates employees to act in the long-term best interests of Exelon and its shareholders.

Principal Terms of the ESPP

Under the ESPP, eligible employees of Exelon and designated subsidiaries (currently subsidiaries in which Exelon directly or indirectly owns at least 50% of the total voting power) may authorize their employers to withhold up to 10% of their regular base pay and to use those amounts to purchase shares of Exelon common stock. The ESPP establishes four purchase periods beginning on January 1, April 1, July 1 and October 1 of each year. A participant’s payroll deductions are accumulated and used to purchase shares of Exelon common stock as soon as practicable after the end of each purchase period. The purchase price per share for any purchase period is equal to 90% of the lesser of the closing price on the NYSE of a share of Exelon common stock on the first day of the purchase period or the last day of the purchase period on which the NYSE is open. Following the end of the purchase period, dividends on shares purchased under the ESPP will be paid in cash unless the participant elects to have the dividends reinvested to purchase additional shares of Exelon common stock. Shares purchased with reinvested dividends will be purchased at fair market value with no discount. In addition to the 10% limit on payroll deductions, a participant in the ESPP may not purchase more than 250 shares in any purchase period (1,000 shares per year) or more than $25,000 in fair market value of stock in any calendar year, based on the stock value as of the first day of each purchase period. The maximum number of shares purchased each quarter may be changed by the Corporate Secretary of Exelon (the ”Plan Administrator”). An individual’s purchases under the ESPP also will be limited if they would cause the employee to own 5% or more of the total combined voting power or value of all classes of stock of Exelon or any of its subsidiaries. The full text of the ESPP is attached as Appendix A.

Available Shares; Participating Employees

Under the terms of the ESPP, the maximum number of shares of Exelon common stock that may be purchased under the ESPP is 25,000,000, subject to adjustment for stock dividends, stock splits or combinations of shares of Exelon common stock. Shares of Exelon common stock purchased under the ESPP may be any combination of authorized and newly issued shares, shares purchased by Exelon on the open market or other shares of Exelon common stock held by Exelon as treasury shares. Through the purchase period that ended December 31, 2012, approximately 4,670,000 shares of Exelon common stock had been purchased under the ESPP. As of January 1, 2013, approximately 20,500 employees were eligible to participate in the ESPP and approximately 6,000 were participating in the ESPP. In the second quarter of 2013, approximately 6,500 additional legacy Constellation employees will become eligible to participate in the ESPP. A participant’s rights under the ESPP are not transferable by the participant during his or her lifetime. When a participant terminates employment for any reason, payroll deductions under the ESPP will cease, and the amount credited to the participant’s account for the current purchase period will be refunded.

Administration of the ESPP

The ESPP is administered by the Plan Administrator. The Plan Administrator has the power and authority to interpret and administer the ESPP, to establish rules and regulations and appoint agents as deemed appropriate for the proper administration of the ESPP and to designate which subsidiaries of Exelon may participate in the ESPP.

Amendment and Termination

The board of directors or the Plan Administrator may suspend or amend the ESPP from time to time. Except as permitted under the terms of the Amended and Restated ESPP or as is necessary to comply with applicable laws or regulations, no amendment may materially adversely affect any purchase rights outstanding under the ESPP without the consent of the affected participant. In order to qualify as an “employee stock purchase plan” under the Internal Revenue Code, the Exelon board of directors or the Plan Administrator may not, without shareholder approval, amend the ESPP to increase the maximum number of shares of Exelon common stock which may be purchased under the ESPP or decrease the purchase price of a share of Exelon common stock below the lesser of 85% of the fair market value of a share on the first day of the purchase period and 85% of the fair market value of a share on the last day of the purchase period. The board of directors or the Plan Administrator may terminate the ESPP at any time. The ESPP will terminate automatically when the maximum number of shares that may be purchased under the ESPP has been purchased. In the event of a proposed sale of all or substantially all of the assets of Exelon or the merger of Exelon with or into another corporation, the Plan Administrator will have the sole discretion to terminate the ESPP and distribute the amounts credited to participant accounts, or shorten the pending purchase period. Alternatively, each purchase right under the ESPP must be assumed or an equivalent purchase right shall be substituted by the successor corporation or a parent or subsidiary of the successor corporation.

Federal Tax Implications

The ESPP is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code. Under the Code, no taxable income is recognized by the participant with respect to shares purchased under the ESPP either at the time of enrollment or at any purchase date within a purchase period.

If the participant disposes of shares purchased pursuant to the ESPP more than two years from the first day of the applicable purchase period, the participant will recognize ordinary income equal to the lesser of (1) the excess of the fair market value of the shares at the time of disposition over the purchase price, or (2) 10% of the fair market value of the shares on the first day of the purchase period. Any gain on the disposition in excess of the amount treated as ordinary income will be capital gain. The company is not entitled to take a deduction for the amount of the discount in the circumstances indicated above.

If the participant disposes of shares purchased pursuant to the ESPP within two years after the purchase date, the employee will recognize ordinary income on the excess of the fair market value of the stock on the purchase date over the purchase price. Any difference between the sale price of the shares and the fair market value on the purchase date will be capital gain or loss. The company is entitled to a deduction from income equal to the amount the employee is required to report as ordinary compensation income.

The federal income tax rules relating to employee stock purchase plans qualifying under Section 423 of the Code are complex. Therefore, the foregoing outline is intended to summarize only certain major federal income tax rules concerning qualified employee stock purchase plans.

The board of directors unanimously recommends a vote “FOR”

the approval of the Employee Stock Purchase Plan as Amended and Restated.

Other Matters and Discretionary Voting Authority

The board of directors knows of no other matters to be presented for action at the annual meeting. If any matter is presented from the floor of the annual meeting, the individuals serving as proxies intend to vote on these matters in the best interest of all shareholders. Your signed proxy card gives this authority to Darryl M. Bradford and Bruce G. Wilson.

APPENDIX A

EXELON CORPORATION

EMPLOYEE STOCK PURCHASE PLAN

(As Amended and Restated Effective July 1, 2013)

1. Establishment and Purpose. The Exelon Corporation Employee Stock Purchase Plan (the “Plan”) established by Exelon Corporation, a Pennsylvania corporation (the “Company”), is effective as of July 1, 2013 (the “Effective Date”) and is an amendment and restatement of the Plan as in effect May 1, 2004, as thereafter amended. The amendment and restatement of the Plan, as set forth herein, shall be conditioned on the approval thereof by the shareholders of the Company at the Company’s 2013 annual shareholders meeting. The Plan provides employees of the Company and its Subsidiary Companies (as defined below) added incentive to remain employed by such companies and to encourage increased efforts to promote the best interests of such companies by permitting eligible employees to purchase shares of common stock, no par value, of the Company (“Common Stock”) at below-market prices. The Plan is intended to qualify as an “employee stock purchase plan” under section 423 of the Internal Revenue Code of 1986, as amended (the “Code”). For purposes of the Plan, the term “Subsidiary Companies” shall mean all corporations which are subsidiary corporations (within the meaning of section 424(f) of the Code) and of which the Company is the common parent. The Company and its Subsidiary Companies that, from time to time, have been designated by the Plan Administrator as eligible to participate in the Plan with respect to their employees are hereinafter referred to collectively as the “Participating Companies.”

2. Eligibility. (a) Eligible Employee. Participation in the Plan shall be limited to each employee of the Participating Companies who satisfies all of the following conditions (an “Eligible Employee”) as of the first day of the relevant Purchase Period (as defined in Section 3):

(i)	such employee’s customary employment is for 20 or more hours per week; and

(ii)	such employee has been continuously employed by the Participating Companies for at least three consecutive calendar months.

Notwithstanding the foregoing, an individual rendering services to a Participating Company pursuant to either of the following agreements shall not be considered an Eligible Employee with respect to any period preceding the date on which a court or administrative agency issues a final determination that such individual is an employee: (1) an agreement providing that such services are to be rendered as an independent contractor or (2) an agreement with an entity, including a leasing organization within the meaning of section 414(n)(2) of the Code, that is not a Participating Company. For purposes of this Plan and in accordance with section 423 of the Code and the regulations thereunder, an individual’s employment relationship shall be treated as continuing while the individual is on military or sick leave or other bona fide leave of absence approved by the applicable Participating Company so long as the leave does not exceed three months or, if longer than three months, the individual’s right to reemployment is provided by statute or has been agreed to by contract or in a written policy of the Participating Company which provides for a right of reemployment following the leave of absence.

(b) Limitations. Notwithstanding anything contained in the Plan to the contrary, no Eligible Employee shall acquire a right to purchase Common Stock hereunder to the extent that (i) immediately after receiving such right, such employee would own 5% or more of the total combined voting power or value of all classes of stock of the Company or any Subsidiary Company (including any stock attributable to such employee under section 424(d) of the Code), or (ii) such right would permit such employee’s aggregate rights to purchase stock under all employee stock purchase plans of the Company and its Subsidiary Companies to accrue at a rate which exceeds $25,000 of fair market value of such stock (determined as of the first day of the applicable Purchase Period) for each calendar year in which such right is outstanding at any time. In addition, the number of shares of Common Stock which may be purchased by any Eligible Employee during any Purchase Period shall not exceed 250 (subject to adjustment pursuant to Section 15), or such other number as may be determined by the Plan Administrator (as defined in Section 12) and set forth in a written Appendix to the Plan.

3. Offerings and Purchase Periods. The Plan shall be implemented through consecutive offerings. Each offering shall be in such form and shall contain such terms and conditions as the Plan Administrator shall deem appropriate. The terms of separate offerings need not be identical; provided, however, that each offering shall comply with the provisions of the Plan, and the participants in each offering shall have equal rights and privileges under that offering in accordance

Appendix A-1

with the requirements of section 423(b)(5) of the Code and the applicable Treasury Regulations thereunder. Each offering shall be implemented through and coincide with a “Purchase Period,” which shall consist of the three consecutive month period beginning on each January 1, April 1, July 1 and October 1 commencing on or after the effective date of the Plan and prior to its termination.

4. Participation. (a) Enrollment. Each Eligible Employee shall be entitled to enroll in the Plan as of any Purchase Period which begins on or after such employee has become an Eligible Employee.

To enroll in the Plan, an Eligible Employee shall make a request to the Company or its designated agent at the time and in the manner specified by the Plan Administrator (as defined in Section 12), specifying the amount of payroll deduction to be applied to the compensation paid to the employee by the employee’s employer while the employee is a participant in the Plan. The amount of each payroll deduction specified in such request for each such payroll period shall be a whole percentage amount or, to the extent permitted by the Plan Administrator, a fixed dollar amount, in any case not to exceed 10%, or such lesser percentage as may be determined by the Plan Administrator, of the participant’s regular base salary or wages (after applicable withholdings and deductions) paid to him or her during the Purchase Period by any of the Participating Companies. Subject to compliance with applicable rules prescribed by the Plan Administrator, the request shall become effective as of the Purchase Period following the day the Company or its designated agent receives such request. Prior to the beginning of any Purchase Period, the Plan Administrator may, in its sole discretion, make modifications to the compensation that is subject to each participant’s payroll deduction election for such Purchase Period, as the Plan Administrator deems to be appropriate.

Payroll deductions shall be made for each participant in accordance with such participant’s request until such participant’s participation in the Plan terminates, such participant’s request is revised or the Plan is suspended or terminated, all as hereinafter provided.

(b) Changes to Rate of Payroll Deduction. A participant may change the amount of his or her payroll deduction under the Plan effective as of any subsequent Purchase Period by so directing the Company or its designated agent at the time and in the manner specified by the Plan Administrator. A participant may not change the amount of his or her payroll deduction effective as of any time other than the beginning of a Purchase Period, except that a participant may elect to suspend his or her payroll deduction under the Plan as provided in Section 7.

(c) Purchase Accounts. Payroll deductions for each participant shall be credited to a purchase account established on behalf of the participant on the books of the participant’s employer or such employer’s designated agent (a “Purchase Account”). At the end of each Purchase Period, the amount in each participant’s Purchase Account will be applied to the purchase of the number of whole and fractional shares of Common Stock determined by dividing such amount by the Purchase Price (as defined in Section 5) for such Purchase Period. No interest shall accrue at any time for any amount credited to a Purchase Account of a participant (except as required by local law as determined by the Plan Administrator).

5. Purchase Price. The purchase price (the “Purchase Price”) per share of Common Stock hereunder for any Purchase Period shall be 90% of the lesser of (i) the closing price of a share of Common Stock on the New York Stock Exchange on the first day of such Purchase Period on which such exchange is open for trading or (ii) the closing price of a share of Common Stock on such exchange on the last day of such Purchase Period on which such exchange is open for trading. If such amount results in a fraction of one cent, the Purchase Price shall be increased to the next higher full cent.

6. Issuance of Stock. The Common Stock purchased by each participant shall be issued in book entry form and shall be considered to be issued and outstanding to such participant’s credit as of the end of the last day of each Purchase Period. The Plan Administrator may permit or require that shares be deposited directly with one or more brokers designated by the Plan Administrator or to one or more designated agents of the Company, and the Plan Administrator may use electronic or automated methods of share transfer. The Plan Administrator may require that shares be retained with such brokers or agents for a designated period of time and/or may establish other procedures to permit tracking of disqualifying dispositions of such shares, and may also impose a transaction fee with respect to a sale of shares of Common Stock issued to a participant’s credit and held by such a broker or agent. The Plan Administrator may permit shares purchased under the Plan to participate in a dividend reinvestment plan or program maintained by the Company, and establish a default method for the payment of dividends.

After the close of each Purchase Period, information will be made available to each participant regarding the entries made to such participant’s Purchase Account, the number of shares of Common Stock purchased and the

Appendix A-2

applicable Purchase Price. In the event that the maximum number of shares of Common Stock are purchased by the participant for the Purchase Period and cash remains credited to the participant’s Purchase Account, such cash shall be refunded to such participant. For purposes of the preceding sentence, the maximum number of shares of Common Stock that may be purchased by a participant for a Purchase Period shall be determined under Section 2.

7. Suspension of Payroll Deduction or Termination of Participation.

(a) Suspension of Payroll Deduction. A participant may elect at any time and in the manner specified by the Plan Administrator (as defined in Section 12) to suspend his or her payroll deduction under the Plan, provided such election is received by the Company or its designated agent prior to the date specified by the Plan Administrator for suspension of payroll deduction with respect to a Purchase Period. If the election is not received by such date, such suspension of payroll deduction shall be effective as of the next succeeding Purchase Period. Upon a participant’s suspension of payroll deduction, any cash credited to such participant’s Purchase Account shall be refunded to such participant. A participant who suspends payroll deduction under the Plan shall be permitted to resume payroll deduction as of any Purchase Period following the Purchase Period in which such suspension was effective, by making a new request at the time and in the manner specified by the Plan Administrator.

(b) Termination of Participation. If the participant dies, terminates employment with the Participating Companies for any reason, or otherwise ceases to be an Eligible Employee, such participant’s participation in the Plan shall terminate as soon as administratively practicable after the date of such event. Upon the termination of such participation, the cash credited to such participant’s Purchase Account on the date of such termination shall be refunded to such participant or his or her legal representative, as the case may be.

8. Termination, Suspension or Amendment of the Plan.

(a) Termination. The Company, by action of the Board of Directors of the Company (the “Board”) or the Plan Administrator (as defined in Section 12), may terminate the Plan at any time, in which case notice of such termination shall be given to all participants, but any failure to give such notice shall not impair the effectiveness of the termination.

Without any action being required, the Plan shall terminate in any event when the maximum number of shares of Common Stock to be sold under the Plan (as provided in Section 13) has been purchased. Such termination shall not impair any rights which under the Plan shall have vested on or prior to the date of such termination. If at any time the number of shares of Common Stock remaining available for purchase under the Plan are not sufficient to satisfy all then-outstanding purchase rights, the Board or Plan Administrator may determine an equitable basis of apportioning available shares of Common Stock among all participants.

Except as otherwise provided in Section 15, the cash, if any, credited to each participant’s Purchase Account shall be distributed to such participant as soon as practicable after the Plan terminates.

(b) Suspension or Amendment. The Board or the Plan Administrator may suspend payroll deductions under the Plan or amend the Plan from time to time in any respect for any reason. Except as permitted under the terms of the Plan or as is necessary to comply with applicable laws or regulations, no such amendment may materially adversely affect any purchase rights outstanding under the Plan without the consent of the affected participant. To the extent necessary to comply with section 423 of the Code or any other applicable law or regulation, a Plan amendment shall be conditioned on the approval of such amendment by the shareholders of the Company in such a manner and to such a degree as is required under section 423 of the Code. If payroll deductions under the Plan are suspended pursuant to this Section, such payroll deductions shall resume as of the first Purchase Period commencing with or immediately following the date on which such suspension ends, in accordance with the participants’ payroll deduction elections then in effect. Subject to the requirements of section 423 of the Code, without shareholder approval and without regard to whether any participant rights may be considered to have been “adversely affected,” the Board or the Plan Administrator shall in its sole discretion be entitled to change the Purchase Periods, change the maximum number of shares of Common Stock purchasable per participant in any Purchase Period, limit the frequency and/or number of changes in payroll deductions during a Purchase Period, establish or change the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each participant properly correspond with the participant’s payroll deductions, and establish such other limitations or procedures as the Board or Plan Administrator determines in its sole discretion advisable which are consistent with the Plan.

Appendix A-3

9. Non-Transferability. Neither the payroll deductions credited to a participant’s account nor any rights with regard to the purchase of shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 10) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be void and without effect.

10. Death of Participant. To the extent permitted by the Plan Administrator in its sole discretion, a participant may file a written designation of a beneficiary who shall receive, in the event of the participant’s death, (i) the shares, if any, purchased by the participant and held in an account for such participant’s benefit and/or (ii) any cash credited to such participant’s Purchase Account. Such beneficiary designation may be changed by the participant at any time by written notice given to the Company. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant’s death, or to the extent the Plan Administrator does not permit participants to designate beneficiaries under the Plan, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the participant or otherwise in accordance with the applicable laws of descent and distribution.

11. Shareholder’s Rights. No Eligible Employee or participant shall by reason of the Plan have any rights of a shareholder of the Company until he or she shall acquire a share of Common Stock as herein provided.

12. Administration of the Plan. The Plan shall be administered by the Corporate Secretary of the Company (the “Plan Administrator”). In addition to the powers and authority specifically granted to the Plan Administrator pursuant to any other provision of the Plan, the Plan Administrator shall have full power and authority to: (i) interpret and administer the Plan and any instrument or agreement entered into under the Plan; (ii) establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; (iii) designate which Subsidiary Companies shall participate in the Plan; (iv) make any other determination and take any other action that the Plan Administrator deems necessary or desirable for administration of the Plan. Decisions of the Plan Administrator shall be final, conclusive and binding upon all persons having an interest in the Plan.

The Plan shall be administered so as to ensure that all participants have the same rights and privileges as are provided by section 423(b)(5) of the Code.

13. Maximum Number of Shares. The maximum number of shares of Common Stock which may be purchased under the Plan is 25,000,000, subject to adjustment as set forth below. Shares of Common Stock sold hereunder may be treasury shares, authorized and unissued shares, shares purchased for participants in the open market (on an exchange or in negotiated transactions) or any combination thereof.

14. Miscellaneous. Except as otherwise expressly provided herein, (i) any request, election or notice under the Plan from an Eligible Employee or participant shall be transmitted or delivered to the Company or its designated agent and, subject to any limitations specified in the Plan, shall be effective when so delivered and (ii) any request, notice or other communication from the Company or its designated agent that is transmitted or delivered to Eligible Employees or participants shall be effective when so transmitted or delivered. The Plan, and the Company’s obligation to sell and deliver shares of Common Stock hereunder, shall be subject to all applicable federal and state laws, rules and regulations, and to such approval by any regulatory or governmental agency as may, in the opinion of counsel for the Company, be required.

15. Adjustments Upon Changes in Capitalization, Dissolution, Merger or Asset Sale.

(a) Changes in Capitalization. Subject to any required action by the shareholders of the Company, the aggregate number and class of shares of Common Stock available for purchase under the Plan, the number and class of shares and the price per share of Common Stock covered by each outstanding right under the Plan and the maximum number and class of shares of Common Stock that may be purchased by a participant in any Purchase Period, shall be equitably adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Plan Administrator, in its sole discretion, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to a purchase right. The Plan Administrator may, if it so determines in the exercise of its sole discretion, make provision for

Appendix A-4

adjusting the aggregate number and class of shares of Common Stock available for purchase under the Plan, the number and class of shares and the price per share of Common Stock covered by each outstanding right under the Plan and the maximum number and class of shares that may be purchased by a participant in any Purchase Period, in the event the Company effects one or more reorganizations, recapitalizations, rights offerings or other increases or reductions of shares of its outstanding Common Stock.

(b) Dissolution or Liquidation. In the event of a proposed dissolution or liquidation of the Company, the Purchase Period then in progress will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Plan Administrator in its sole discretion.

(c) Merger or Asset Sale. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each purchase right under the Plan shall be assumed or an equivalent purchase right shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the Plan Administrator determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, to either (i) shorten the Purchase Period then in progress or (ii) terminate the Plan and distribute the amounts credited to each participant’s Purchase Account. If the Plan Administrator shortens the Purchase Period then in progress, the Plan Administrator shall notify each participant in writing, at least 10 days prior to end of the shortened Purchase Period, that the Purchase Period has been shortened, and that shares will be purchased at the end of such Purchase Period unless prior to such date the participant suspends his or her payroll deductions in accordance with Section 7.

16. Rules for Non-United States Jurisdictions. The Plan Administrator may establish rules or procedures relating to the operation and administration of the Plan to accommodate specific requirements of applicable local laws and procedures, including, without limitation, rules and procedures governing payroll deductions, payment of interest, conversion of local currency, payroll tax, withholding procedures and handling of stock certificates which vary with local requirements.

The Plan Administrator may also adopt sub-plans applicable to particular Participating Companies or locations, which sub-plans may be designed to be separate offerings outside the scope of section 423 of the Code. The rules of such sub-plans may take precedence over the provisions of this Plan, with the exception of Section 4, but unless otherwise superseded by the terms of such sub-plan, the provisions of this Plan shall govern the operation of such sub-plan.

17. No Enlargement of Employee Rights. Nothing contained in this Plan shall be deemed to give any Eligible Employee the right to continued employment with the Company or any Subsidiary Company or to interfere with the right of the Company or any Subsidiary Company to discharge any Eligible Employee at any time.

18. Governing Law. This Plan, any related agreements (such as an enrollment form), and all determinations made and actions taken pursuant thereto, to the extent not otherwise governed by the Code or the law of the United States, shall be governed by the laws of the Commonwealth of Pennsylvania and construed in accordance therewith without giving effect to principles of conflicts of law.

IN WITNESS WHEREOF, this Plan has been executed this 29th day of January, 2013.

EXELON CORPORATION

By:	/s/ Bruce G. Wilson
Senior Vice President, Deputy General Counsel, and Corporate Secretary

Appendix A-5

EXELON CORPORATION 10 SOUTH DEARBORN STREET P.O. BOX 805398 CHICAGO, IL 60680-5398

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 22, 2013. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 22, 2013. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M54868-P35154-Z59993            KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

EXELON CORPORATION
The Board of Directors recommends you vote FOR the following proposals:
1. Election of Directors	For	Against	Abstain
Nominees:
1a. Anthony K. Anderson	☐	☐	☐
1b. Ann C. Berzin	☐	☐	☐		For	Against	Abstain
1c. John A. Canning, Jr.	☐	☐	☐	1m. Thomas J. Ridge	☐	☐	☐
1d. Christopher M. Crane	☐	☐	☐	1n. John W. Rogers, Jr.	☐	☐	☐
1e. Yves C. de Balmann	☐	☐	☐	1o. Mayo A. Shattuck III	☐	☐	☐
1f. Nicholas DeBenedictis	☐	☐	☐	1p. Stephen D. Steinour	☐	☐	☐
1g. Nelson A. Diaz	☐	☐	☐	2. The Ratification of PricewaterhouseCoopers LLP as Exelon’s independent accountant for 2013.	☐	☐	☐
1h. Sue L. Gin	☐	☐	☐	3. Advisory vote to approve executive compensation.	☐	☐	☐
1i. Paul L. Joskow	☐	☐	☐	4. Approve Amended & Restated Employee Stock Purchase Plan.	☐	☐	☐
1j. Robert J. Lawless	☐	☐	☐	NOTE: Authority is also given to vote on all other matters that may properly come before the meeting or any adjournment thereof.
1k. Richard W. Mies	☐	☐	☐
1l. William C. Richardson	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

ADMISSION TICKET

To attend the annual meeting please detach and bring this ticket along with a valid photo ID and present them at the Shareholder Registration Table upon arrival. This ticket is not transferable.

No cameras, recording equipment, electronic devices, large bags, backpacks, briefcases or packages will be permitted in the meeting room or adjacent areas. All items will be subject to search.

NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING

Exelon’s Notice and Proxy Statement and Annual Report are available online at www.proxyvote.com. The electronic documents have been prepared to offer easy viewing and are completely searchable. The website will allow you to view the materials as you vote the shares. We believe that you will find this method of viewing Exelon’s information and voting the shares more convenient.

We encourage you to vote the shares at www.proxyvote.com

and then register for the electronic delivery of Exelon’s proxy materials for 2014 and beyond.

The printing, delivery, processing, and mailing of paper materials is a costly and energy intensive process. By registering for electronic delivery now, you will assist Exelon in its commitment to conserve our resources and protect our environment.

IF YOU WISH TO ATTEND THE ANNUAL MEETING, DETACH AND BRING THIS ADMISSION TICKET ALONG WITH A PHOTO ID

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M54869-P35154-Z59993

EXELON CORPORATION

2013 COMMON STOCK PROXY

This proxy is solicited on behalf of the Board of Directors

for the Annual Meeting of Shareholders to be held

on Tuesday, April 23, 2013 at 9:00 A.M. Eastern Time at

The Sky Lobby Conference Center

750 East Pratt Street

Baltimore, Maryland

DARRYL M. BRADFORD and BRUCE G. WILSON, or either of them with power of substitution, are hereby appointed to vote as specified all shares of common stock which the shareholder(s) named on the proxy card is/are entitled to vote at the annual meeting described above or at any adjournment thereof, and in their sole discretion to vote upon all other matters that may be properly brought before the annual meeting. If the proxy card is signed and dated, but no votes are indicated, it will be voted as recommended by the Board of Directors.

The Northern Trust Company as trustee for the Exelon Employee Savings Plan, for which Hewitt Associates LLC is the plan record keeper, is hereby authorized to execute a proxy with the identical instructions for any shares of common stock held in this plan for the benefit of any shareholder(s) named on this card. T. Rowe Price Trust Company as directed trustee for the Constellation Energy Group Inc. Employee Savings Plan, the Represented Employee Savings Plan for Nine Mile Point and the Employee Savings Plan for Constellation Energy Nuclear Group, LLC is hereby authorized to execute a proxy with the identical instructions for any shares of common stock held in these plans for the benefit of any shareholder(s) named on this card. For all shares for which no valid instruction is timely received, the trustee of the respective plan is instructed to vote the shares in the same proportion as the shares that were affirmatively voted by shareholders participating in the respective plan.

Continued and to be signed on reverse side